   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 1997

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-11
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                  WILSHIRE REAL ESTATE INVESTMENT TRUST INC.
       (EXACT NAME OF REGISTRANT AS SPECIFIED IN GOVERNING INSTRUMENTS)

                  C/O WILSHIRE FINANCIAL SERVICES GROUP INC.
                            1776 SW MADISON STREET
                            PORTLAND, OREGON 97205
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICER)

                               ----------------

                            LAWRENCE A. MENDELSOHN
                  C/O WILSHIRE FINANCIAL SERVICES GROUP INC.
                            1776 SW MADISON STREET
                            PORTLAND, OREGON 97205
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
    JAMES M. WADDINGTON, ESQ.                    DHIYA EL-SADEN, ESQ.
       PROSKAUER ROSE LLP                    GIBSON, DUNN & CRUTCHER LLP
         1585 BROADWAY                          333 SOUTH GRAND AVENUE
    NEW YORK, NEW YORK 10036                LOS ANGELES, CALIFORNIA 90071
         (212) 969-3000                            (213) 229-7000
    (212) 969-2900 (TELECOPY)                 (213) 229-7520 (TELECOPY)



  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earliest effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                         PROPOSED
                                          PROPOSED        MAXIMUM
     TITLE OF CLASS                       MAXIMUM        AGGREGATE     AMOUNT OF
  OF SECURITIES BEING    AMOUNT BEING  OFFERING PRICE    OFFERING     REGISTRATION
       REGISTERED        REGISTERED(1)  PER SHARE(2)     PRICE(2)        FEE(3)
----------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share.......   23,000,000       $16.00     $368,000,000.00 $111,515.15

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(1) Includes 3,000,000 shares that are issuable upon exercise of the
    Underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee.
(3) The filing fee has been computed in accordance with Rule 457(a).

  THIS REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THIS REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED OCTOBER 30, 1997

PROSPECTUS
                               20,000,000 SHARES

             [LOGO OF WILSHIRE REAL ESTATE INVESTMENT TRUST INC.]

                                  COMMON STOCK

                                  ------------

  Wilshire Real Estate Investment Trust Inc. ("WREIT" and, together with its subsidiaries on a consolidated basis, the "Company") is a newly organized Maryland corporation that will elect to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986. Wilshire Realty Services Corporation (the "Manager" or "WRSC"), a subsidiary of Wilshire Financial Services Group Inc. ("WFSG"), will manage the day-to-day operations of the Company, subject to the supervision of WREIT's Board of Directors.

  Of the 20,000,000 shares of common stock, par value $0.0001 per share, of WREIT (the "Common Stock") offered hereby (the "Offering"), 1,980,000 shares will be sold to WFSG at the initial public offering price net of any underwriting discounts or commissions. After such sale WFSG will own approximately 9.9% of the Common Stock of the Company, assuming that the Underwriters do not exercise their over-allotment option.

  It is currently anticipated that the initial public offering price for shares of Common Stock will be between $14.00 and $16.00 per share. Prior to the Offering, there has been no market for the shares of Common Stock of the Company. The public offering price will be determined by negotiation between the Company and the Underwriters. See "Underwriting." An application has been submitted for approval for quotation on the Nasdaq National Market under the symbol "WREI."

                                  ----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK INCLUDING, AMONG OTHERS:

  . The Company intends to invest in non-investment grade, subordinated mortgage-backed securities;

  . The Company intends to invest in foreclosed real properties and commercial and multi-family mortgage loans which are in default or for which default is likely or imminent;

  . The Company intends to invest in international real properties and mortgage loans, which carry additional risks, including fluctuations in foreign currency exchange rates, heightened risks of political and economic instability in certain areas of the world and the Manager's limited experience in international business and legal requirements;

  . The Company's investments (particularly those in mortgage-backed securities) will be sensitive to changes in prevailing interest rates, prepayments on mortgage loans and losses due to borrower default or otherwise;

  . Only approximately 52.5% of the net proceeds from the Offering will be invested initially;

  . The Company intends to leverage its investments, in amounts to be determined by the Manager and, ultimately, WREIT's Board of Directors, which could lead to reduced or negative cash flow and reduced liquidity;

  . Certain officers and directors of the Company are officers and directors of WFSG and the Manager, and WFSG may sell assets to the Company from time to time;

  . The Company may be taxed as a corporation if it fails to qualify as a REIT; and

  . Ownership of Common Stock by each stockholder other than WFSG is limited to 9.8% of the outstanding Common Stock, which may deter third parties from seeking to control or acquire the Company.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR  ANY STATE SECURITIES  COMMISSION
    PASSED   UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS   PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       UNDERWRITING
                                             PRICE TO DISCOUNTS AND  PROCEEDS TO
                                              PUBLIC  COMMISSIONS(1) COMPANY(2)
--------------------------------------------------------------------------------
Per Share..................................   $           $            $
--------------------------------------------------------------------------------
Total(3)(4)................................   $           $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of
    1933, as amended. See "Underwriting."
(2) Before deducting expenses in connection with the Offering, estimated at
    $1.6 million, which will be payable by the Company.
(3) The Company has granted the several Underwriters a 30-day option to purchase up to 3,000,000 additional shares of Common Stock to cover over-allotments. If all such shares of Common Stock are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
    Company, before expenses of this Offering, will be $   , $    and $   ,
    respectively. See "Underwriting."
(4) The total Price to Public and the total Proceeds to Company reflect the
    sale of 1,980,000 shares of Common Stock to WFSG and   shares of Common
    Stock to certain directors, officers and employees of WFSG and members of their immediate families, in each case, net of the Underwriting Discounts and Commissions.

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York,
New York on or about     , 1997.

                                  ----------

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.       PRUDENTIAL SECURITIES INCORPORATED
                             BLACK & COMPANY, INC.

                  The date of this Prospectus is      , 1997.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZATION, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PROSPECTUS SUMMARY........................................................    1
ORGANIZATION AND RELATIONSHIPS............................................    8
RISK FACTORS..............................................................    9
 Investment Activity Risks................................................    9
 Credit and Prepayment Risks from Ownership of Mortgage-Backed Securities
  in Pools of Residential and Commercial Mortgage Loans...................    9
 Default Risks Associated with Distressed Mortgage Loans..................   10
 International Investments Are Subject to Currency Conversion Risks and
  Differences in Foreign Laws and Markets.................................   10
 Limited Available Investments May Inhibit Company's Objectives...........   10
 Competition..............................................................   10
 Commercial Properties May Have Unleased Space............................   10
 Risk of Loss from Subordinated Position..................................   11
 Real Property Is Illiquid and its Value May Decrease.....................   11
 Value of Real Property Dependent on Conditions Beyond Company's Control..   11
 The Company's Insurance Will Not Cover All Losses........................   11
 Real Properties with Environmental Problems Will Increase Costs and May
  Create Liability for the Company........................................   11
 Compliance with Americans with Disabilities Act and Other Changes in
  Governmental Rules and Regulations May Be Costly........................   12
 Economic and Business Risks..............................................   12
 Interest Rate Changes May Adversely Affect the Company's Investments.....   12
 Leverage Can Reduce Income Available for Distribution....................   13
 Potential Interest Rate Mismatch between Asset Yields and Borrowing
  Rates...................................................................   13
 The Company May Not Be Able to Borrow Money on Favorable Terms...........   13
 Adverse Changes in General Economic Conditions Can Adversely Affect
  Company's Business......................................................   13
 Conflicts of Interest....................................................   13
 Conflicts of Interest in the Business of the Company.....................   13
 Legal and Tax Risks......................................................   14
 Tax Risks................................................................   14
 Ownership Limitation May Restrict Business Combination Opportunities.....   15

                                                                           PAGE
                                                                           ----
 Preferred Stock May Prevent Change in Control...........................   15
 Maryland Anti-Takeover Statutes May Restrict Business Combination
  Opportunities..........................................................   16
 Board of Directors May Change Certain Policies and Management Fees
  Without Shareholder Consent............................................   16
 Loss of Investment Company Act Exemption Would Adversely Affect the
  Company................................................................   16
 One Action Considerations...............................................   16
 Plans Should Consider ERISA Risks of Investing in Common Stock..........   16
 Limitation on Liability of Manager and Officers and Directors of the
  Company................................................................   17
 Regulation of Manager's Affiliates......................................   17
 Other Risks.............................................................   17
 Newly Organized Corporation.............................................   17
 External Management of the Company......................................   17
 Risk That Market for Common Stock Will Not Develop......................   17
 Possible Changes in Price of Common Stock Due to Changes in Yields......   18
 Future Offerings of Capital Stock.......................................   18
 Possible Adverse Effects on Share Price Arising from Shares Eligible for
  Future Sale............................................................   18
 Market Interest Rates Could Adversely Impact the Market Price of the
  Common Shares..........................................................   18
OPERATING POLICIES AND OBJECTIVES........................................   19
 General.................................................................   19
 The Experience of WFSG and Affiliates...................................   19
 U.S. Commercial Investments.............................................   20
 Mortgage-Backed Securities..............................................   22
 International Investments...............................................   27
 Other Real Estate Related Investments...................................   28
 Portfolio Management....................................................   29
MANAGEMENT OF OPERATIONS.................................................   31
 Wilshire Financial Services Group Inc...................................   31
 Wilshire Realty Services Corporation....................................   32
 The Management Agreement................................................   33
 Stock Options...........................................................   36
 Certain Relationships; Conflicts of Interest............................   37
SERVICING AGREEMENTS.....................................................   39
THE COMPANY..............................................................   40
 Directors Who Are Executive Officers....................................   40
 Independent Directors...................................................   40
 Executive Officers Who Are Not Directors................................   40
DISTRIBUTION POLICY......................................................   42

                                                                           PAGE
                                                                           ----
YIELD CONSIDERATIONS RELATED TO THE COMPANY'S INVESTMENTS.................  42
 Mortgage-Backed Securities...............................................  42
 U.S. Commercial Properties...............................................  44
 Mortgage Loans...........................................................  44
INITIAL INVESTMENTS.......................................................  45
 General..................................................................  45
 The Initial U.S. Commercial Investments..................................  46
 Initial Mortgage-Backed Securities.......................................  55
 The International Investments............................................  57
YIELD CONSIDERATIONS RELATED TO THE INITIAL MORTGAGE-BACKED SECURITIES....  58
 General..................................................................  58
 Modeling Assumptions.....................................................  58
CAPITALIZATION............................................................  61
MANAGEMENT'S DISCUSSION AND ANALYSIS OF LIQUIDITY AND CAPITAL RESOURCES...  61
DESCRIPTION OF CAPITAL STOCK..............................................  62
 General..................................................................  62
 Common Stock.............................................................  62
 Preferred Stock..........................................................  62
 Restrictions on Transfer.................................................  62
 Dividend Reinvestment Plan...............................................  64
 Reports to Stockholders..................................................  64
 Transfer Agent and Registrar.............................................  64
 Listing of the Common Stock..............................................  64
CERTAIN PROVISIONS OF MARYLAND LAW AND OF WREIT'S CHARTER AND BYLAWS......  65
 Board of Directors.......................................................  65
 Amendment................................................................  65
 Business Combinations....................................................  65
 Control Share Acquisitions...............................................  66
 Operations...............................................................  66
 Dissolution of the Company...............................................  66
 Advance Notice of Director Nominations and New Business..................  66
 Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and
  of the Charter and Bylaws...............................................  67
COMMON STOCK AVAILABLE FOR FUTURE SALE....................................  67
OPERATING PARTNERSHIP AGREEMENT...........................................  68
 General..................................................................  68
 General Partner Not to Withdraw..........................................  68
 Capital Contribution.....................................................  68
 Redemption Rights........................................................  69
 Operations...............................................................  70
 Distributions............................................................  70
 Allocations..............................................................  70
 Term.....................................................................  70
 Tax Matters..............................................................  70


                                                                           PAGE
                                                                           ----
FEDERAL INCOME TAX CONSIDERATIONS.........................................  71
 Taxation of the Company..................................................  71
 Requirements for Qualification...........................................  72
 Failure to Qualify.......................................................  79
 Taxation of Taxable U.S. Stockholders....................................  79
 Taxation of Stockholders on the Disposition of the Common Stock..........  81
 Capital Gains and Losses.................................................  81
 Information Reporting Requirements and Backup Withholding................  81
 Taxation of Tax-exempt Stockholders......................................  81
 Taxation of Non-U.S. Stockholders........................................  82
 State and Local Taxes....................................................  84
 Foreign Taxes............................................................  84
 Sale of the Company's Property...........................................  84
ERISA CONSIDERATIONS......................................................  85
 Employee Benefit Plans, Tax-Qualified Retirement Plans, and IRAs.........  85
 Status of WREIT under ERISA..............................................  86
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS AND REAL PROPERTY INVESTMENTS.....  87
 General..................................................................  87
 Types of Mortgage Instruments............................................  88
 Interests in Real Property...............................................  88
 Leases and Rents.........................................................  88
 Condemnation and Insurance...............................................  88
 Foreclosure..............................................................  89
 Bankruptcy Laws..........................................................  91
 Default Interest and Limitations on Prepayments..........................  92
 Forfeitures in Drug and RICO Proceedings.................................  92
 Environmental Risks......................................................  93
 Applicability of Usury Laws..............................................  94
 Americans with Disabilities Act..........................................  94
 Ground Lease Risks.......................................................  95
 Due on Sale and Due on Encumbrance.......................................  95
 Subordinate Financing....................................................  95
 Acceleration on Default..................................................  95
 Certain Laws and Regulations; Types of Mortgaged Property................  96
 Soldiers' and Sailors' Civil Relief Act of 1940..........................  96
USE OF PROCEEDS...........................................................  96
UNDERWRITING..............................................................  97
LEGAL MATTERS.............................................................  98
EXPERTS...................................................................  98
ADDITIONAL INFORMATION....................................................  99
 The Company..............................................................  99
 Wilshire Financial Services Group Inc. ..................................  99
GLOSSARY OF TERMS......................................................... 100
FINANCIAL STATEMENT....................................................... F-1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes that (i) the transactions relating to the formation of the Company are consummated, (ii) the Underwriters' overallotment option is not exercised and (iii) the offering price (the "Offering Price") of the Common Stock is $15.00 per share. Unless the context otherwise requires, all references in this Prospectus to the (i) "Company" shall mean Wilshire Real Estate Investment Trust Inc. ("WREIT") and its subsidiaries, including (a) Wilshire Real Estate General Inc. (the "General Partner"), and (b) Wilshire Real Estate Partnership L.P. (the "Operating Partnership") and (ii) "Common Stock" shall mean WREIT's common shares, par value $0.0001 per share. Capitalized terms used but not defined herein shall have the meanings set forth in the Glossary beginning on page 101.

                                  THE COMPANY

  WREIT is a newly organized Maryland corporation that will elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). The Company will be managed by Wilshire Realty Services Corporation (the "Manager" or "WRSC"), a wholly-owned subsidiary of Wilshire Financial Services Group Inc. ("WFSG"). See "Management of Operations." The Company intends to invest primarily in the following: (i) distressed commercial and multi-family mortgage loans and commercial and multi-family real properties in the United States ("U.S. Commercial Investments"); (ii) subordinated interests in mortgage-backed securities ("Mortgage-Backed Securities"), primarily residential Mortgage-Backed Securities (other than Mortgage-Backed Securities backed by mortgage loans and/or real properties previously owned by WFSG or its affiliates); and
(iii) international performing and distressed mortgage loans and real properties ("International Investments," and together with U.S. Commercial Investments and Mortgage-Backed Securities, the "Primary Investments").

  So long as the Management Agreement is in effect, WFSG will not invest in any particular Primary Investments unless the Company has declined to make the investment at the direction of the Independent Directors of the Company.

PRIMARY INVESTMENTS

  With respect to the Company's U.S. Commercial and International Investments, the Company currently expects to invest primarily in loans and real properties with a principal balance at origination and/or appraised value of $5 million or less because management believes that the market for these loans and properties is less competitive and potentially more profitable than the market for larger balance commercial loans and properties. The Company generally will evaluate and purchase smaller pools of loans (those with an aggregate unpaid principal balance of less than $20 million) for which the Company believes there is currently less competitive demand. The Company believes that its willingness to purchase smaller pools of loans enhances its acquisition opportunities and allows the Company to develop long-term relationships and repeat business with private financial institutions.

  U.S. Commercial Investments. U.S. Commercial Investments will consist of distressed commercial and multi-family mortgage loans ("Distressed U.S. Commercial Loans") and commercial and multi-family real properties located in the United States ("U.S. Commercial Properties"), including properties acquired by a mortgage lender or other party (including the Company) at foreclosure or by deed in lieu of foreclosure ("Foreclosed Properties"). The expertise of the Company's management and the infrastructure and historical experience of WFSG in sourcing, underwriting, servicing and financing pools of smaller balance commercial assets should enhance the Company's ability to purchase such assets at attractive prices.

  The Company expects to acquire U.S. Commercial Investments from a wide variety of sources, including banks, savings institutions, finance companies, leasing companies, mortgage companies, insurance companies and governmental agencies. The Company generally anticipates holding its assets for at least the minimum period

(generally four years) required by U.S. tax rules relating to REITs. See "Operating Policies and Procedures--The Company's Assets" and "Risk Factors-- Investment Activity Risks--Default Risks Associated with Distressed Loans."

  Mortgage-Backed Securities. Mortgage-Backed Securities will consist primarily of residential, non-investment grade, subordinated interests in Mortgage-Backed Securities, and to a lesser extent, residential and commercial investment-grade senior and subordinated interests in Mortgage-Backed Securities. Mortgage-Backed Securities offer the potential of a higher yield relative to more senior classes, but carry greater credit risk, including a substantially greater risk of loss of principal and non-payment of interest than senior, investment grade rated classes. The Company believes that the size and liquidity of the market for Mortgage-Backed Securities and the relatively small size of those classes may from time to time result in the underpricing of those securities and provide the Company with attractive acquisition opportunities and diversification. The Company believes that the experience of its management in acquiring pools of loans will allow WRSC to effectively evaluate the risks associated with the pool of loans and Mortgage-Backed Securities that supports an issue of Mortgage-Backed Securities being considered for purchase and effectively price those securities. The Company may also seek to acquire Mortgage-Backed Securities which (i) management believes are likely to experience a ratings upgrade as a result of payment history, prepayment or default experience or otherwise (and the Company may initiate a review of such rating by requesting that one or more ratings agencies re-rate the related Mortgage-Backed Securities) and (ii) are secured by pools of mortgage loans originated under guidelines with which management is familiar due to previous acquisitions of pools of loans originated thereunder. The Company has obtained special servicing rights with respect to certain underlying mortgage loans and will in the future attempt to obtain, where appropriate and feasible, such special servicing rights. See "Operating Policies and Procedures-- The Company's Assets" and "Risk Factors--Investment Activity Risks--Credit and Prepayment Risks from Ownership of Mortgage-Backed Securities in Pools of Residential and Commercial Loans."

  International Investments. International Investments will consist of (i) performing and distressed commercial and multi-family mortgage loans and residential mortgage loans secured by real properties located outside the United States (collectively, "International Mortgage Loans"); (ii) commercial and multi-family real properties and residential real properties ("Residential Properties") located outside the United States ("International Real Properties"); and (iii) international Foreclosed Properties. International Investments may take the form of direct ownership, participation interests, mortgage-backed securities, investment in holding companies or other indirect ownership methods to accommodate local law requirements.

  The Company's focus on International Investments is based on two primary factors: (i) difficulties in the European economies and (ii) the introduction of U.S.-style lending and secondary financing techniques in foreign economies (i.e., Western Europe and Latin America). In much of Europe, real properties have generally experienced a sharp decline in value, resulting in higher mortgage loan default rates and the need for financial institutions to dispose of distressed mortgage loans and raise new capital. The Company believes it can acquire such distressed loans and enhance their value through WFSG's expertise in loan acquisitions, U.S.-style loan servicing and aggressive work-out approaches. The Company also believes it can finance its acquisitions through local currencies and through U.S.-style financing techniques. See "Primary Investments."

OTHER REAL ESTATE RELATED INVESTMENTS

  Although the Company is expected to invest principally in the Primary Investments, the Company may also acquire or originate other mortgage loans or real properties such as performing or distressed residential mortgage loans and performing commercial loans in the United States (collectively, "Other Real Estate Related Assets"). The Company will take an opportunistic approach to its investments and, accordingly, the Company may invest in Other Real Estate Related Assets at any time.

                              INITIAL INVESTMENTS

  At the Closing of this Offering (the "Closing"), the Company will acquire from WFSG or its affiliates (i) U.S. Commercial Investments for approximately $52.8 million; (ii) Mortgage-Backed Securities for approximately $98.4 million; and (iii) International Investments in the United Kingdom for approximately $5.4 million (collectively, the "Initial Investments"). The balance of the net proceeds of the Offering, constituting up to approximately 47.5% of the total net proceeds, will be invested by the Company as opportunities arise. Certain of the U.S. Commercial Investments will be acquired from Wilshire Properties 1 Inc. ("Wilshire Properties 1") and Wilshire Properties 2 Inc. ("Wilshire Properties 2"). Wilshire Properties 1 and Wilshire Properties 2, all of the outstanding shares of which are owned by Messrs. Wiederhorn and Mendelsohn, will acquire approximately 376,874 units of partnership interest of the Operating Partnership (the "Units") (which will comprise 1.8% of Units of the Operating Partnership or 1.6% if the Underwriters' over-allotment option is exercised in full) on the Closing Date in exchange for the contribution of certain assets to the Operating Partnership. These properties will be purchased subject to mortgage indebtedness of $5.6 million. WFSG has granted the Company an option to purchase for up to approximately $110.0 million all or a portion of up to 50% of WFSG's interest in two portfolios of International Investments in France. The Company is currently evaluating the suitability of such investments under U.S. tax and French law. See "Initial Investments."

                                    LEVERAGE

  The Company expects to leverage its assets in addition to the debt it will assume with the purchase of the Initial Investments, after the proceeds of the Offering have been fully invested, primarily through repurchase agreements, secured term loans, warehouse lines of credit, mortgage loans, issuance of Mortgage-Backed Securities and other borrowing arrangements. The Company intends to use the proceeds from its borrowings to invest in additional assets and, in turn, to borrow against such assets and to repeat this process of borrowing and investing until it has significantly leveraged its portfolio of assets.

                                    HEDGING

  The Company may hedge all or a portion of the interest rate risk associated with borrowings and foreign currency exchange rate risks associated with international investments through interest rate swaps, interest rate futures and foreign currency swaps and futures. To a lesser extent, the Company may hedge its interest rate risk through the use of interest rate caps and floors. The Company also may engage in a variety of interest rate risk management techniques for the purpose of managing the effective maturity of its assets.

                                  RISK FACTORS

  An investment in the Common Stock involves various risks, and prospective investors should consider carefully the matters discussed under "Risk Factors" prior to an investment in the Company. Such risks include, among others:

  . The Company intends to acquire significant amounts of non-investment grade Mortgage-Backed Securities. These investments may be subject to a greater risk of loss of principal and non-payment of interest than investments in senior, investment grade rated securities.

  . Foreclosed Properties (which may now or in the future have significant amounts of unleased space) may not generate sufficient revenue to provide a return on the investment after meeting operating expenses and interest expense.

  . The Company's international operations will be subject to most of the same risks associated with its U.S. operations as well as additional risks, such as fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, heightened risks of political and economic instability in certain geographic locations, difficulties in managing international operations, potentially adverse tax consequences, enhanced accounting and control expenses and the burden of complying with a wide variety of foreign laws. In addition, the management of WRSC has limited experience in the purchasing and servicing of real property loans and managing real properties in foreign countries and its ability to evaluate and effectively price loan pool and real property acquisitions abroad may be subject to greater risk. Accordingly, there can be no assurance that one or more of these factors will not have a materially adverse effect on the Company's operations.

  . In periods of declining interest rates, prepayments on mortgage loans and Mortgage-Backed Securities generally increase and the Company likely will have to reinvest such funds in lower-yielding investments. Conversely, in periods of rising interest rates, prepayments on mortgage loans and Mortgage-Backed Securities generally decrease and the value of the Company's fixed-rate investments generally declines.

  . Borrower default, hazard losses and state or foreign law enforceability issues may result in losses on the Company's investment in mortgage loans and Mortgage-Backed Securities.

  . Certain of the Company's real estate investments will require significant management resources, are illiquid, and may decrease in value because of changes in economic conditions.

  . The Company's borrowings are likely to include repurchase agreements and other borrowings secured by the Company's assets. A decline in the market value of those assets could limit the Company's ability to borrow or result in lenders initiating margin calls, requiring the Company to sell assets under adverse market conditions in order to maintain liquidity. If these sales are made at prices lower than the carrying value of the assets, the Company will experience losses. If borrowing costs increase, or if the cash flow generated by the Company's assets decrease, the Company's use of leverage will increase the likelihood that the Company will experience reduced or negative cash flow.

  . The Company's performance may be affected adversely if the Company fails to hedge effectively against foreign currency exchange rate risks and interest rate risks. Losses may result if a hedge does not correlate correctly to the risks being hedged.

  . The Company's performance may be affected adversely by fluctuations in currency rates.

  . Only approximately 52.5% of the net proceeds from the Offering will be invested initially. The Company may face significant competition in acquiring additional assets that meet its investment objectives.

  . Certain directors and officers of the Company are also directors and officers of WRSC and WFSG which may cause conflicts of interest in the Company's dealings with WRSC and WFSG, including the purchase of assets from WFSG. The Company, WFSG and WRSC may have competing business interests which could result in decisions with respect to the Company that reflect the interests of WFSG and do not fully reflect the interests of WREIT's stockholders. In addition, the Company must rely on the experience of WRSC's management generally, and in particular the Independent Directors will generally rely on information provided by WRSC to review transactions of the Company with WFSG and its affiliates.

  . WREIT, a company with no operating history, will invest in highly competitive businesses.

  . To maintain its exemption from regulation under the Investment Company
   Act of 1940, as amended (the "Investment Company Act"), the Company, among other things, must maintain certain percentages of its investments in assets that qualify for exemption from such regulation, which requirement may restrict the Company's ability to invest in various types of assets.

  . In order to qualify as a REIT, WREIT must satisfy certain requirements concerning the nature of its assets and income, which may restrict WREIT 's ability to invest in various types of assets, to dispose of assets and to invest in certain activities related to its core business. In addition, WREIT must distribute at least 95% of its taxable income (other than net capital gain) each year. Under certain circumstances WREIT could recognize income for tax purposes without any corresponding cash payment which could result in WREIT needing to sell assets, borrow money or raise capital in order to satisfy this distribution requirement. WREIT may be taxed as a corporation if it fails to qualify as a REIT.

  . Ownership of Common Stock by each stockholder other than WFSG is limited to 9.8% of the outstanding Common Stock, which may deter third parties from seeking to control or acquire the Company.

                                  THE MANAGER

  The business and investment affairs of the Company will be managed by WRSC, a newly formed Delaware corporation wholly-owned by WFSG, pursuant to a management agreement (the "Management Agreement") which will become effective on the Closing. WFSG is primarily engaged in the acquisition, servicing and resolution of pools of performing, sub-performing and non-performing residential and commercial mortgage loans, as well as foreclosed real estate in the United States and foreign countries, currently France and the United Kingdom. European subsidiaries of WFSG opened offices in Paris and London in September 1996. WFSG currently has approximately 16 employees in France and 22 employees in the United Kingdom. WFSG also acquires mortgage-backed securities, originates residential mortgage and manufactured housing loans through correspondents and services loans for third parties. At June 30, 1997, WFSG had total assets of approximately $1.2 billion, and stockholders' equity of approximately $68.9 million. WFSG through its subsidiaries will provide WRSC with substantially all of the managerial and administrative services required in connection with the operations of the Company.

MANAGEMENT AGREEMENT

  Pursuant to the Management Agreement WRSC, subject to the supervision of WREIT's Board of Directors, will formulate operating strategies for the Company, arrange for the acquisition of assets by the Company, arrange for various types of financing for the Company, including repurchase agreements, secured term loans, warehouse lines of credit, mortgage loans and the issuance of Mortgage-Backed Securities, monitor the performance of the Company's assets and provide certain administrative and managerial services in connection with the operation of the Company. For performing these services, WRSC will receive the following compensation, fees and other benefits (including reimbursement of out-of-pocket expenses):

FEE                          AMOUNT
---                          ------
Base Management Fee(1)...... Equal to 1% per annum of the first $1.0 billion of
                             Average Invested Assets, 0.75% of the next $500.0
                             million of Average Invested Assets and 0.50% of
                             Average Invested Assets above $1.5 billion.
Incentive Fee(1)............ Based on the amount, if any, by which the
                             Company's Funds from Operations plus certain gains
                             (minus certain losses) exceed a hurdle rate.
Expense Reimbursement ...... Reimbursement of due diligence costs and out-of-
                             pocket expenses.

--------
(1) For a detailed explanation of the calculation of the base management and incentive fees payable to WRSC, see "Management of Operations--Management Fees."

  The Board of Directors of the Company will adjust the base management fee after the first two years to align the fee more closely with the actual costs of such services. See "Management of Operations."

  The Company will grant WRSC and certain of its directors options to purchase 2,000,000 shares of Common Stock (2,300,000 shares if the Underwriters exercise their over-allotment option in full) or, at the option of the Company, units of limited partnership interest in the Operating Partnership ("Units") at a price per share (or Unit) equal to the initial offering price of the Common Stock. WRSC may cause the Operating Partnership to redeem any Units so purchased for cash, or, at the election of the General Partner, shares of Common Stock on a one-for-one basis. One quarter of WRSC's options will become exercisable on each of the first four anniversaries of the Closing. Unexercised options will terminate on the tenth anniversary of the Closing. See "Management of Operations--Stock Options."

                              SERVICING AGREEMENT

  The Company generally expects to acquire Primary Investments and Other Real Estate Related Assets on a "servicing released" basis (i.e., the Company will have the right to service the loans or other assets it purchases). The Company will enter into a loan servicing agreement (the "WCC Servicing Agreement") with Wilshire Credit Corporation ("WCC"), an affiliate of the Company pursuant to which WCC will act as a servicer for the Company and provide loan and real property management services, including billing, portfolio administration and collection services for the Company's U.S. Commercial Investments, Mortgaged-Backed Securities when applicable and Other Real Estate Related Assets in the United States. The Company will also enter into a loan servicing agreement (the "European Servicing Agreement" and, together with the WCC Servicing Agreement, the "Servicing Agreements") with WFSG's two European servicing subsidiaries (the "European Servicers"), pursuant to which the European Servicers will act as servicers for the Company and provide loan and real property management services in France and the United Kingdom. As the Company acquires assets in other countries, the Company anticipates entering into similar servicing arrangements with WFSG affiliates in such countries. Under the Servicing Agreements, the Company has agreed to pay each of WCC and the European Servicers a servicing fee at or below market rates for each pool of loans or real estate assets that they service for the Company and to reimburse them for certain out-of-pocket costs associated with servicing such assets. The Management Agreement will provide that the Manager will monitor the servicing activities of WCC and the European Servicers.

                             CONFLICTS OF INTEREST

  The Company will be managed by WRSC, a wholly-owned subsidiary of WFSG. The European Servicers, wholly-owned subsidiaries of WFSG, and WCC will provide servicing and asset management services for the Company. WCC is currently owned by Andrew A. Wiederhorn and Lawrence A. Mendelsohn, the principal shareholders of WFSG. WFSG and WCC are currently structuring a transaction in which WCC would become a subsidiary of WFSG, which is likely to be completed shortly after the Closing of this Offering. In addition, certain other subsidiaries of WFSG will provide further servicing and asset management services for the Company. WFSG will own 9.9% of the outstanding shares of Common Stock in WREIT immediately after the Closing. In addition, Wilshire Properties 1 and Wilshire Properties 2 will acquire approximately 376,874 Units (which comprise 1.8% of Units of the Operating Partnership or 1.6% if the Underwriters' over-allotment option is exercised in full) on the Closing Date in exchange for the contribution of certain assets to the Operating Partnership. See "Initial Investments." Because of the Company's relationship with WRSC, WCC and WFSG, the Company will be subject to various potential conflicts of interest. In addition, two of the members of the Board of Directors of the Company and all of its officers are employed by WRSC or its affiliates.

  A majority of the Company's Board of Directors will be unaffiliated with WRSC (the "Independent Directors"). The Independent Directors are expected to approve the execution of the Management Agreement and general guidelines for the Company's investments, borrowings and operations (the "Guidelines"), as well as transactions or agreements between the Company and WFSG or its affiliates. Although WRSC will perform the day-to-day operations of the Company, the Independent Directors will review all transactions on a quarterly basis to measure compliance with the Guidelines. In such a review, the Independent Directors will generally rely primarily on information provided by WRSC. A majority of the Independent Directors are required, pursuant to the Management Agreement, to approve in advance any purchase of assets from WFSG or its affiliates or any other significant transaction not contemplated under the Management Agreement or the Servicing Agreements, relying, however, primarily on information provided by WRSC.

  The Management Agreement does not limit the right of WRSC or WFSG to engage in business or to render services to others that compete with the Company. While the Management Agreement is in effect, however, WFSG will not invest in any particular Primary Investments unless the Company has declined to make the investment at the direction of the Independent Directors. Additionally, WFSG has agreed to not sponsor another REIT that would invest in the Primary Investments.

  The Company will acquire the Initial Investments from WFSG or its affiliates soon after the Closing. The Company may also acquire other Primary Investments and Other Real Estate Related Assets from WFSG or its affiliates in the future. In addition, the Company may, but has no current plans to, invest as a co-participant with WFSG or its affiliates in loans originated or acquired by such affiliates.

                                  THE OFFERING

Shares offered to the public(1)(2)(3)................................ 18,020,000
Shares to be outstanding after the Offering(2)(3).................... 20,000,000
Nasdaq Symbol........................................................       WREI

--------
(1) Excludes 1,980,000 shares of Common Stock to be acquired by WFSG at the Closing.
(2) Assumes that the Underwriters' option to purchase up to an additional 3,000,000 shares to cover over-allotments is not exercised.
(3) Excludes 6,000,000 shares reserved for issuance under the Option Plan. Options for 2,000,000 of Common Stock (2,300,000 if the Underwriters exercise their over-allotment option in full) are expected to be granted to the Manager and the Independent Directors at Closing.

                                USE OF PROCEEDS

  The Company has contracted with WFSG and its affiliates to purchase the Initial Investments upon completion of this Offering for a purchase price of approximately $145.3 million in cash, plus the assumption of certain debt and the issuance of Units. The Company intends temporarily to invest the balance of the net proceeds of this Offering in readily marketable, investment-grade, interest-bearing securities until the Company finds Primary Investments or Other Real Estate Related Assets in which to invest. See "Operating Policies and Objectives."

                              DISTRIBUTION POLICY

  WREIT intends to make distributions to its stockholders of at least 95% of the Company's taxable income each year (subject to certain adjustments) so as to qualify for the tax benefits accorded to REITs under the Code. WREIT intends to make distributions at least quarterly. It is anticipated that the first distribution to stockholders will be made promptly after the first full calendar quarter following the Closing Date.

                           TAX STATUS OF THE COMPANY

  WREIT intends to qualify and will elect to be taxed as a REIT under sections 856 through 860 of the Code, commencing with its short taxable year ending December 31, 1997. If WREIT qualifies for taxation as a REIT, WREIT generally will not be subject to federal corporate income tax on its taxable income that is distributed to its stockholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its annual taxable income (other than net capital gain). Although WREIT does not intend to request a ruling from the Internal Revenue Service (the "Service") as to its REIT status, WREIT has received an opinion of its legal counsel that WREIT qualifies as a REIT, which opinion is based on certain assumptions and representations about WREIT's ongoing businesses and investment activities and other matters. No complete assurance can be given that WREIT will be able to comply with such assumptions and representations in the future. Furthermore, such opinion is not binding on the Service or on any court. Failure to qualify as a REIT would render WREIT subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and distributions to WREIT's stockholders would not be deductible. Even if WREIT qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property. WREIT will adopt the calendar year as its tax year. In connection with WREIT's election to be taxed as a REIT, WREIT's Charter imposes restrictions on the transfer of the Common Stock. See "Risk Factors--Legal Risks--Tax Risks" and "Federal Income Tax Considerations-- Taxation of the Company."

                        ORGANIZATION AND RELATIONSHIPS

  WRSC will manage the day-to-day operations of the Company, subject to the supervision of WREIT's Board of Directors. The relationship among WREIT, its affiliates and WRSC is depicted in the picture shown below.

                 [FLOWCHART OF ORGANIZATION AND RELATIONSHIPS]

  (1) WREIT, a Maryland corporation taxable as a REIT, will issue approximately 10% of its common stock to WFSG and approximately 90% of its common stock to public investors.

  (2) WREIT will incorporate and capitalize a qualified REIT subsidiary, the General Partner.

  (3) The General Partner, WREIT, Wilshire Properties 1 and Wilshire Properties 2 will hold all of the outstanding Units in the Operating Partnership, with the General Partner holding Units constituting a 1% general partnership interest. In the future, the Company may seek to acquire additional assets and issue Units in payment of some or all of the purchase price therefor.

  (4) The Operating Partnership will assign to WCC any special servicing rights and obligations (other than the right to direct foreclosure) received in connection with Mortgage-Backed Securities acquisitions. WCC is currently owned by Messrs. Wiederhorn and Mendelsohn. WCC and the European Servicers will provide loans and real property management services to the Company. See "Servicing Agreements."

  (5) WFSG will incorporate and capitalize WRSC.

  (6) WRSC will enter into a Management Agreement with WREIT and the Operating Partnership, pursuant to which WRSC will formulate operating strategies and provide certain managerial and administrative functions for the entities shown within the box on the chart (collectively, the "Company"), subject to the supervision of WREIT's Board of Directors.

                                 RISK FACTORS

  This Prospectus contains forward-looking statements which can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate," or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those described in such forward-looking statements as a result of certain factors, including those set forth in the following risk factors and the other factors described elsewhere in this Prospectus.

  An investment in the Common Stock involves various risks. Before purchasing shares of Common Stock offered hereby, prospective investors should give special consideration to the information set forth below, in addition to the information set forth elsewhere in this Prospectus.

INVESTMENT ACTIVITY RISKS

  CREDIT AND PREPAYMENT RISKS FROM OWNERSHIP OF MORTGAGE-BACKED SECURITIES IN POOLS OF RESIDENTIAL AND COMMERCIAL MORTGAGE LOANS. The Company intends to acquire a significant amount of Mortgage-Backed Securities, including "first loss" unrated, credit support subordinated classes. A first loss security is the most subordinated class of a multi-class issuance of pass-through or debt securities and is the first to bear the loss upon a default on the underlying collateral. Such classes are subject to special risks, including a substantially greater risk of loss of principal and non-payment of interest than more senior, rated classes. While the market values of most subordinated classes tend to react less to fluctuations in interest rate levels than more senior, rated classes, the market values of subordinated classes tend to be more sensitive to changes in economic conditions than more senior classes. As a result of these and other factors, Mortgage-Backed Securities generally are not actively traded and may not provide holders thereof with liquidity.

  The yield to maturity on Mortgage-Backed Securities of the type the Company intends to acquire will be extremely sensitive to the default and loss experience of the underlying mortgage loans and the timing of any such defaults or losses. Because the Mortgage-Backed Securities of the type the Company intends to acquire generally have less credit support than senior classes, to the extent there are realized losses on the mortgage loans comprising the mortgage collateral for such classes, the Company may not recover the full amount or, indeed, any of its initial investment in such Mortgage-Backed Securities.

  When the Company acquires Mortgage-Backed Securities, it may not acquire the right to service the underlying mortgage loans, even those that become defaulted, although the Company generally will seek to obtain the rights to service those loans, including oversight and management of the resolution of such mortgage loans by modification, foreclosure, deed in lieu of foreclosure or otherwise ("Special Servicing"). As a result of senior classes of mortgage-backed securities, the underlying mortgage loans may not be serviced in the same manner as they would be serviced by the Company or in a manner that is more advantageous to the Company as the holder of the subordinated classes of mortgage-backed securities.

  The subordination of Mortgage-Backed Securities to more senior classes may adversely affect the yield on the Mortgage-Backed Securities even if realized losses are not ultimately allocated to such classes. On any payment date, interest and principal are paid on the more senior classes before interest and principal are paid with respect to the unrated or non-investment grade credit support classes. Typically, interest deferred on these credit support classes is payable on subsequent payment dates to the extent funds are available, but such deferral may not itself bear interest. Such deferral of interest will adversely affect the yield on the Mortgage-Backed Securities.

  The yield of the Mortgage-Backed Securities also will be affected by the rate and timing of payments of principal (including prepayments, repurchase, defaults and liquidations) on the mortgage loans underlying a series of Mortgage-Backed Securities. The rate of principal payments may vary significantly over time depending on a variety of factors such as the level of prevailing mortgage loan interest rates and economic, demographic, tax, legal and other factors. Prepayments on the mortgage loans underlying a series of Mortgage-Backed Securities are generally allocated to the more senior classes of Mortgage-Backed Securities for specified periods or based on over-collaterization levels. As a result, prepayments of principal from the mortgage loans are not received by the holders of subordinated Mortgage-Backed Securities for a period of time. As a result, the weighted-average lives of the Mortgage-Backed Securities may be longer than would be the case if, for example, prepayments were allocated pro rata to all classes of Mortgage-Backed Securities. To the extent that the holder of Mortgage-Backed Securities is not paid compensating interest on interest shortfalls due to prepayments, liquidations or otherwise, the yield on the Mortgage-Backed Securities may be affected adversely.

  DEFAULT RISKS ASSOCIATED WITH DISTRESSED MORTGAGE LOANS. The Company intends to purchase distressed mortgage loans, as well as mortgage loans that have had a history of delinquencies. These distressed mortgage loans may presently be in default or may have a greater than normal risk of future defaults and delinquencies, as compared to a pool of newly originated, high quality loans of comparable type, size and geographic concentration. Returns on an investment of this type depend on accurate pricing of such investment, the borrower's ability to make required payments or, in the event of default, the ability of the loan's servicer (including WCC or the European Servicers) to foreclose and liquidate the mortgage loan. There can be no assurance that the servicer can liquidate a defaulted mortgage loan in a cost effective manner or in a timely fashion. See "Certain Legal Aspects of Mortgage Loans and Real Property Investments."

  INTERNATIONAL INVESTMENTS ARE SUBJECT TO CURRENCY CONVERSION RISKS AND DIFFERENCES IN FOREIGN LAWS AND MARKETS. The Company may invest in real estate, or mortgage loans secured by real estate, located outside the United States. The Company's international operations will be subject to most of the same risks associated with its U.S. operations as well as additional risks, such as fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, heightened risks of political and economic instability in certain geographic locations, difficulties in managing international operations, potentially adverse tax consequences, enhanced accounting and control expenses and the burden of complying with a wide variety of foreign laws. Legal systems abroad may differ in a number of respects from the U.S. legal system, including requiring transfer taxes and value-added taxes on certain transfers imposing limits on usurious interest rates and subjecting lenders to liability for inappropriate lending. In addition, the management of WRSC has limited experience in the purchasing and servicing of real estate loans and managing real estate in foreign countries, and its ability to evaluate and effectively price loan pool and real estate acquisitions abroad may be subject to a higher risk of error. Moreover, investments in foreign assets are subject to currency conversion risks.

  LIMITED AVAILABLE INVESTMENTS MAY INHIBIT COMPANY'S OBJECTIVES. The results of the Company's operations are dependent upon the availability of opportunities for the acquisition of assets. There can be no assurance, however, that the Company will identify investments that meet its criteria or that any such investment will produce a satisfactory return to the Company. At the Closing, 47.5% of the net proceeds of this Offering will not be invested in Primary Investments.

  COMPETITION. In acquiring its assets, the Company will compete with other REITs, investment banking firms, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, and other entities purchasing similar assets, many of which have established operating histories and procedures, may have access to greater capital and other resources, and may have other advantages over the Company in conducting certain businesses and providing certain services. Increased competition for the acquisition of real properties, mortgage loans and Mortgage-Backed Securities or a diminishment in the available supply could result in higher prices and thus lower yields on such real properties, mortgage loans and Mortgage-Backed Securities which could further narrow the yield spread over borrowing costs. In addition, the Company's competitors may seek to establish relationships with the financial institutions and other firms from whom the Company intends to acquire such assets. There can be no assurance that the Company will be able to acquire sufficient real estate assets at spreads above the Company's cost of funds to achieve the Company's yield objectives.

  COMMERCIAL PROPERTIES MAY HAVE UNLEASED SPACE. The Company intends to invest in commercial and multi-family properties in the U.S. and abroad (the "Commercial Properties") or mortgage loans secured by the Commercial Properties (the "Commercial Mortgage Loans"), which may have significant amounts of unleased space or space which becomes vacant during the period of the Company's investment. The Company is subject to the risk that a property cannot be leased to the extent necessary to produce sufficient revenue both to meet operating expenses and debt service and to provide a return on the investment.

  RISK OF LOSS FROM SUBORDINATED POSITION. The Company may originate or acquire loans secured by Commercial Properties, including loans that are subordinate to first liens on such real estate. Loans that are subordinate to first liens on real estate are subject to greater risks of loss than first lien mortgage loans. An overall decline in the real estate market could adversely affect the value of the real property securing such loans such that the aggregate outstanding balance of the second-lien loan and the balance of the more senior loan on the real property exceed the value of the real property.

  REAL PROPERTY IS ILLIQUID AND ITS VALUE MAY DECREASE. Real property investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions will be limited. No assurances can be given that the fair market value of any of the Commercial Properties or Commercial Mortgage Loans secured by Commercial Properties will not decrease in the future.

  VALUE OF REAL PROPERTY DEPENDENT ON CONDITIONS BEYOND COMPANY'S CONTROL. The Company expects to invest in real properties or mortgage loans secured by real properties, which are subject to varying degrees of risk generally incident to the ownership of real property. In the case of real properties (or related Commercial Mortgage Loans), the underlying value of such Commercial Properties (or related Commercial Mortgage Loans) and the Company's income and ability to make distributions to its stockholders are dependent upon the ability of WRSC or the management company to operate the Commercial Properties in a manner sufficient to maintain or increase revenues in excess of operating expenses and debt service or, in the case of real property leased to a single lessee, the ability of the lessee to make rent payments. The value of real properties or mortgage loans may be adversely affected by adverse changes in national or local economic conditions, competition from other properties offering the same or similar services, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements (particularly in older structures), changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, exchange rates, civil unrest, acts of God, including earthquakes, hurricanes and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the Company.

  THE COMPANY'S INSURANCE WILL NOT COVER ALL LOSSES. The Company intends and will require borrowers under Commercial Mortgage Loans and mortgage loans secured by residential properties ("Residential Mortgage Loans") to maintain comprehensive insurance on each of the Commercial Properties and residential properties ("Residential Properties"), including liability and fire and extended coverage, in amounts sufficient to permit the replacement of the properties in the event of a total loss, subject to applicable deductibles. The Company will endeavor to obtain, or cause to be obtained, coverage of the type and in the amount customarily obtained by owners of properties similar to the Commercial Properties and Residential Properties. There are certain types of losses, however, generally of a catastrophic nature, such as earthquakes, floods and hurricanes, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to the affected Commercial Property and Residential Properties.

  REAL PROPERTIES WITH ENVIRONMENTAL PROBLEMS WILL INCREASE COSTS AND MAY CREATE LIABILITY FOR THE COMPANY. Operating costs and the value of real property may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Therefore, an environmental liability could have a material adverse effect on the underlying value of the real property, the Company's income and cash available for distribution to Stockholders.

  The Company may obtain Phase I environmental assessments on Commercial Properties prior to their acquisition. The purpose of Phase I environmental assessments is to identify existing and potential environmental contamination that is made apparent from historical reviews of the properties, reviews of certain public records, preliminary investigations of the sites and surrounding properties and screening for the presence of hazardous substances, toxic substances and underground storage tanks. However, the Company will exercise judgment on this issue and may choose not to obtain Phase I environmental assessments on certain Commercial Properties prior to its acquisition and to purchase loans without Phase I environmental assessments on the underlying property if it deems that to do so is prudent. Further, even if a Phase I environmental assessment is obtained, there is no assurance it will reveal all existing and potential environmental risks and liabilities, and there is no assurance that there will be no unknown or material environmental obligations or liabilities.

  COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND OTHER CHANGES IN GOVERNMENTAL RULES AND REGULATIONS MAY BE COSTLY. Under the Americans with Disabilities Act of 1990 (the "ADA"), all U.S. public properties are required to meet certain federal requirements related to access and use by disabled persons. Commercial Properties acquired by the Company in the U.S. may not be in compliance with the ADA. If a property is not, the Company will be required to make modifications to such property to bring it in compliance, or face the possibility of an imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies (including foreign governmental rules) affecting the use and operation of the Commercial Properties and Residential Properties, including changes to building codes and fire and life-safety codes, may occur. If the Company were required to make substantial modifications at the Commercial Properties to comply with the ADA or other changes in governmental rules and regulations, the Company's ability to make expected distributions to its stockholders could be adversely affected. If U.S. properties that secure U.S. mortgage loans are found not to be in compliance with the ADA, their value could be diminished and thus the Company's security impaired.

ECONOMIC AND BUSINESS RISKS

  INTEREST RATE CHANGES MAY ADVERSELY AFFECT THE COMPANY'S INVESTMENTS. The Company's operating results depend in part on the difference between the interest income earned on interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities. Changes in the general level of interest rates can affect the Company's income by affecting the spread between the Company's interest-earning assets and interest-bearing liabilities, as well as, among other things, the value of the Company's interest-earning assets and its ability to realize gains from the sale of assets and the average life of the Company's interest-earning assets.

  Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors beyond the control of the Company. The Company may employ a hedging strategy to limit the effects of changes in interest rates on its operations, including engaging in interest rate swaps, caps, floors and interest rate futures. The use of these types of instruments to hedge a portfolio carries certain risks, including the risk that losses on a hedge position will reduce the funds available for distribution to shareholders and, indeed, that such losses may exceed the amount invested in such instruments. There is no perfect hedge for any investment, and a hedge may not perform its intended use of offsetting losses on an investment. Moreover, with respect to certain of the instruments used as hedges for the Company's portfolio, the Company is exposed to the risk that the counterparties with which the Company contracts may fail to perform, which may render the Company unable to enter into an offsetting transaction with respect to an open position. If the Company anticipates that the income from any such hedging transaction will not be qualifying income for REIT income test purposes, the Company may conduct part or all of its hedging activities through a to-be-formed corporate subsidiary that is fully subject to federal corporate income taxation. See "Federal Income Tax Considerations-- Requirements for Qualification--Income Tests." The profitability of the Company may be adversely affected during any period as a result of changing interest rates.

  The value of Mortgage-Backed Securities is significantly affected by prepayment rates on the mortgage loans comprising the mortgage collateral for such securities. Prepayment rates on Mortgage-Backed Securities are influenced by changes in current interest rates and a variety of economic, geographic and other factors and cannot be predicted with certainty. In periods of declining mortgage interest rates, prepayments on Mortgage-Backed Securities generally increase. If general interest rates also decline, the amounts available for reinvestment by the Company during such periods are likely to be reinvested at lower interest rates than the Company was earning on the Mortgage-Backed Securities that were prepaid. Mortgage-Backed Securities may decrease in value as a result of increases in interest rates and may benefit less than other fixed-income securities from declining interest rates because of the risk of prepayment. In general, changes in both prepayment rates and interest rates will change the total return on Mortgage-Backed Securities, which in turn will affect the amount available for distribution to stockholders. Under certain interest rate or prepayment rate scenarios, the Company may fail to recoup fully its cost of acquisition of such investments.

  LEVERAGE CAN REDUCE INCOME AVAILABLE FOR DISTRIBUTION. After the initial "start-up" period, the Company intends to leverage its portfolio through borrowings, generally through the use of repurchase agreements, bank credit facilities, warehouse lines of credit on pools of real estate and mortgage loans, term loans, and other borrowings. The percentage of leverage used will vary depending on the Company's and prospective lenders' estimate of the stability of the portfolio's cash flow. To the extent that changes in market conditions cause the cost of such financing to increase relative to the income that can be derived from the assets acquired, the Company may reduce the amount of leverage it utilizes.

  Leverage creates an opportunity for increased net income, but at the same time creates risks. For example, leverage can reduce the net income available for distributions to stockholders. The Company will leverage assets only when there is an expectation that it will enhance returns, although there can be no assurance that the Company's use of leverage will prove to be beneficial. Moreover, there can be no assurance that the Company will be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets.

  POTENTIAL INTEREST RATE MISMATCH BETWEEN ASSET YIELDS AND BORROWING
RATES. The Company's borrowings may be at interest rates based on indexes and repricing terms similar to, but of somewhat shorter maturities than, the interest rate indexes and repricing terms of various of the Company's variable rate assets. While the historical spread between relevant short-term interest rate indexes has been relatively stable, there have been periods, such as the 1979 through 1982 high interest environment, when the spread between those indexes was volatile. Further, certain of the Company's assets will bear fixed rates of interest and have long term maturities. There can be no assurance that such fixed rate of interest will exceed the variable rate of interest on related borrowings. Interest rate mismatches could impact the Company's net income in a material and adverse way, thus negatively impacting the Company's financial condition, dividend yield and the market price of the Common Stock.

  THE COMPANY MAY NOT BE ABLE TO BORROW MONEY ON FAVORABLE TERMS. The ability of the Company to achieve its investment objectives through leverage will depend on the Company's ability to borrow money on favorable terms. The Company has entered into limited borrowing arrangements at the present time, and there can be no assurance that the Company will be able to enter into further arrangements enabling it to borrow money on favorable terms. See "Leverage."

  ADVERSE CHANGES IN GENERAL ECONOMIC CONDITIONS CAN ADVERSELY AFFECT COMPANY'S BUSINESS. The Company's success is dependent upon the general economic conditions in the geographic areas in which a substantial number of its investments are located. Adverse changes in economic conditions in the countries in which the Company conducts substantial business, or in the economic conditions of the regions in which the Company conducts substantial business likely would have an adverse effect on real estate values, interest rates and, accordingly, the Company's business.

CONFLICTS OF INTEREST

  CONFLICTS OF INTEREST IN THE BUSINESS OF THE COMPANY. The Company will be subject to various potential conflicts of interest arising from its relationship with WFSG and its affiliates. Moreover, two of the members of the Board of Directors and all of its officers are employed by WRSC as its affiliates. With a view toward protecting the interests of the Company's stockholders, the Charter of the Company provides that, a majority of the Board of Directors must be unaffiliated with WFSG.

  The Company has contracted with WFSG and its affiliates to purchase the Initial Investments at the Closing for an aggregate purchase price of approximately $145.3 million in cash, plus the assumption of certain debt and the issuance of Units. WFSG will realize a gain as a result of the purchase by the Company of such assets. The Operating Partnership has also agreed to acquire from two affiliates of WFSG, Wilshire Properties 1 and Wilshire Properties 2, all of the outstanding shares of which are owned by Messrs. Wiederhorn and Mendelsohn, certain U.S. commercial real property in exchange for Units.

  From time to time, mortgage lenders offer for sale large pools of real property assets containing assets which WFSG has granted a right of first refusal to the Company pursuant to a competitive bidding process. In such a case, WFSG may choose an unaffiliated entity with which to submit a joint bid for the pool, as long as WFSG takes title only to the real property assets as to which a right of first refusal has not been granted. In the alternative WFSG may, but is not required to, invite the Company to submit a joint bid for such a pool. If the Company and WFSG are successful bidders on such a pool, in general the Company would take title to the real property assets as to which a right of first refusal has been granted. The Company may, but does not currently intend to, participate in mortgage loans as a co-participant with WFSG or its affiliates.

  The Management Agreement does not limit or restrict the right of WFSG or any of its officers, directors, employees or affiliates from engaging in any business, subject to the limit of the Company's right of first refusal with respect to the Primary Investments, or rendering services of any kind to any other person, including the purchase of or rendering advice to others purchasing real property assets that meet the Company's policies and criteria.

  WFSG expects to continue to purchase real property assets in the future, and has no obligation to make investment opportunities available to the Company except with respect to Primary Investments. Moreover, WFSG and its affiliates have no obligation to offer Mortgage-Backed Securities to the Company if the mortgage loans collateralizing such Mortgage-Backed Securities were owned by WFSG or one of its affiliates. As a consequence, the opportunity for the Company to invest in Other Real Estate Related Assets will be limited if such investment opportunities would be attractive to WFSG or one of its affiliates. WFSG and its affiliates will not invest in any particular Primary Investments unless a majority of the Independent Directors have decided that the Company should not invest in such asset. In deciding whether to invest in such an asset, the Independent Directors may consider, among other factors, whether the asset is well-suited for the Company and whether the Company is financially able to take advantage of the investment opportunity.

LEGAL AND TAX RISKS

  TAX RISKS. WREIT intends to operate in a manner so as to qualify as a REIT for federal income tax purposes. Although WREIT does not intend to request a ruling from the Internal Revenue Service (the "Service") as to its REIT status, WREIT has received an opinion of its legal counsel that, based on certain assumptions and representations, it so qualifies. Investors should be aware, however, that opinions of counsel are not binding on the Service or any court. The REIT qualification opinion only represents the view of counsel to WREIT based on counsel's review and analysis of existing law, and conditioned upon certain representations made by WREIT as to factual matters, including representations and regarding the nature of WREIT properties and the future conduct of its business. Furthermore, both the validity of the opinion and the continued qualification of WREIT as a REIT will depend on WREIT's satisfaction of certain asset, income, organizational, distribution and stockholder ownership requirements on a continuing basis. If WREIT were to fail to qualify as a REIT in any taxable year, WREIT would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to stockholders would not be deductible by WREIT in computing its taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders, which in turn could have an adverse impact on the value of, and trading prices for, the Common Stock. Unless entitled to relief under certain Code provisions, WREIT also would be disqualified from taxation as a REIT for the four taxable years following the year during which WREIT ceased to qualify as a REIT.

  WREIT must distribute annually at least 95% of its net taxable income (excluding any net capital gain) in order to avoid corporate income taxation of the earnings that it distributes. In addition, WREIT will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years.

  WREIT intends to make distributions to its stockholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require the Company to borrow funds or sell assets on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. The requirement to distribute a substantial portion of WREIT's net taxable income could cause WREIT (i) to sell assets in adverse market conditions, (ii) to distribute amounts that represent a return of capital, or (iii) to distribute amounts that would otherwise be spent on future acquisitions, unanticipated capital expenditures, or repayment of debt. See "Federal Income Tax Considerations--Income Tests" and "--Asset Tests."

  The REIT rules require that at least 75% of the Company's gross income be from real estate-related sources, except that for the one-year period following the Offering, gross income for purposes of this test will include any income from stock or debt instruments acquired with proceeds of the Offering. Depending on the yield of the Company's other investments and
certain other factors, and inasmuch as   % of the proceeds of the Offering
will initially be invested in assets that produce real estate-related income, the Company may be required to identify and purchase real estate-related investments sooner than it otherwise would, in order to satisfy the 75% gross income requirement. See "Federal Income Tax Considerations--Income Tests."

  Ownership by the Company of the Primary Investments involves special considerations in applying the various REIT qualification tests. For instance, in order to maintain its REIT qualification, the Company may be prohibited from disposing of properties, including properties acquired through foreclosure or deed in lieu of foreclosure, when a disposition otherwise would be in the best interests of the Company. As an alternative, the Company may be required to transfer such property to a taxable corporation owned in part by the Company, in which case there would be a corporate level income tax on any gain recognized upon the sale. The Company also will be prohibited from providing certain services to tenants of properties that it may acquire through foreclosure or deed in lieu of foreclosure, which may deter the Company from pursuing remedies that otherwise would be available to the Company upon a loan default. In addition, a portion of the interest that the Company receives from distressed mortgage loans may not be includible in determining whether the Company satisfies the 75% gross income requirement, and as a result the Company may be required to forego making certain investments that it otherwise would deem advisable. The REIT requirements also restrict the Company's ability to acquire certain interests in corporations or other entities, possibly preventing the acquisition of International Investments that otherwise would be in the best interests of the Company.

  OWNERSHIP LIMITATION MAY RESTRICT BUSINESS COMBINATION OPPORTUNITIES. In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). For the purpose of preserving the Company's REIT qualification, the Charter generally prohibits direct or indirect ownership of more than 9.8% (or, with respect to WFSG, 20%) of the number of outstanding shares of Common Stock or any series of Preferred Stock (the "Ownership Limitation"). The Ownership Limitation could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests. See "Description of Capital Stock--Restrictions on Transfer" and "Federal Income Tax Considerations-- Requirements for Qualification."

  PREFERRED STOCK MAY PREVENT CHANGE IN CONTROL. The Charter authorizes the Board of Directors to issue up to 25,000,000 shares of preferred stock and to establish the preferences and rights of any shares of preferred stock issued. Although the Company has no current intention to issue any series of preferred stock in the foreseeable future, the issuance of any series of preferred stock could have the effect of delaying or preventing a change in control of the Company even if a majority of the Company's Common Stockholders believed such change of control was in their best interest. See "Description of Capital Stock--Preferred Stock."

  MARYLAND ANTI-TAKEOVER STATUTES MAY RESTRICT BUSINESS COMBINATION OPPORTUNITIES. As a Maryland corporation, WREIT is subject to various provisions of Maryland law, imposing certain restrictions and require certain procedures with respect to certain stock purchases and business combinations. See "Certain Provisions of Maryland Law and of WREIT's Charter and Bylaws-- Business Combinations."

  BOARD OF DIRECTORS MAY CHANGE CERTAIN POLICIES AND MANAGEMENT FEES WITHOUT SHAREHOLDER CONSENT. The major policies of the Company, including its investment policy and other policies with respect to acquisitions, financing, growth, operations, debt and distributions, are determined by its Board of Directors. The Board of Directors may amend or revise these and other policies, or approve transactions that deviate from these policies, from time to time without a vote of the stockholders. The effect of any such changes may be positive or negative. The Company cannot change its policy of seeking to maintain its qualification as a REIT without the approval of the holders of two-thirds of the outstanding shares of Common Stock. The Board of Directors may amend the management fees payable to WRSC under the Management Agreement after its initial two-year term without the vote of its stockholders. See "Policies and Objectives with Respect to Certain Activities" and "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws."

  LOSS OF INVESTMENT COMPANY ACT EXEMPTION WOULD ADVERSELY AFFECT THE
COMPANY. The Company believes that it will not be, and intends to conduct its operations so as not to become, regulated as an investment company under the Investment Company Act. The Investment Company Act exempts entities that, directly or through majority-owned subsidiaries, are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under current interpretations by the Staff of the Securities and Exchange Commission (the "Commission"), in order to qualify for this exemption, the Company, among other things, must maintain at least 55% of its assets in Qualifying Interests and also may be required to maintain an additional 25% in Qualifying Interests or other real estate-related assets. The assets that the Company may acquire therefore may be limited by the provisions of the Investment Company Act. In connection with its acquisition of Mortgage-Backed Securities the Company intends, where available, to obtain foreclosure rights, by obtaining the Special Servicing, with respect to the underlying mortgage loans, although there can be no assurance that it will be able to do so on acceptable terms. As a result of obtaining such rights, the Company believes that the related Mortgage-Backed Securities will constitute Qualifying Interests for the purpose of the Investment Company Act. The Company does not intend, however, to seek an exemptive order, no-action letter or other form of interpretive guidance from the Commission or its Staff on this position. If the Commission or its staff were to take a different position with respect to whether such Mortgage-Backed Securities constitute Qualified Interests, the Company could, among other things, be required either (a) to change the manner in which it conducts its operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on the Company and the market price for the Common Stock.

  ONE ACTION CONSIDERATIONS. Several states have laws that prohibit more than one action to enforce a mortgage obligation, and some courts have construed the term action broadly. In such jurisdictions, if the judicial action is not conducted according to law, the Company may have no other recourse in enforcing a mortgage obligation. See "Certain Legal Aspects of Mortgage Loans and Real Property Investments--Foreclosure."

  PLANS SHOULD CONSIDER ERISA RISKS OF INVESTING IN COMMON STOCK. The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and section 4975 of the Code prohibit certain transactions that involve (i) certain pension, profit-sharing, employee benefit, or retirement plans or individual retirement accounts (each a "Plan") and (ii) the assets of a Plan. A "party in interest" or "disqualified person" with respect to a Plan will be subject to (x) an initial 5% excise tax on the amount involved in any prohibited transaction involving the assets of the Plan and (y) an excise tax equal to 100% of the amount involved if any prohibited transaction is not corrected. Consequently, the fiduciary of a Plan contemplating an investment in the Common Stock should consider whether the Company, any other person associated with the issuance of the Common Stock, or any affiliate of the foregoing is or might become a "party in interest" or "disqualified person" with respect to the Plan. In such a case, the acquisition or holding of Common Stock by or on behalf of the Plan could be considered to give rise to a prohibited transaction under ERISA and the Code. See "ERISA Considerations--Employee Benefit Plans, Tax Qualified Retirement Plans, and IRAs."

  LIMITATION ON LIABILITY OF MANAGER AND OFFICERS AND DIRECTORS OF THE COMPANY. The Charter of the Company contains a provision which, subject to certain exceptions, eliminates the liability of a director or officer to the Company or its stockholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent that it is proved that the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

  The Company will indemnify WRSC and its officers and directors from any action or claim brought or asserted by any party by reason of any allegation that WRSC or one or more of its officers or directors is otherwise accountable or liable for the debts or obligations of the Company or its affiliates. In addition, WRSC and its officers and directors will not be liable to the Company, and the Company will indemnify WRSC and its officers and directors, for acts performed pursuant to the Management Agreement, except for claims arising from acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Management Agreement. See "Management of Operations--Limits of Responsibility."

  REGULATION OF MANAGER'S AFFILIATES. WRSC is a wholly-owned subsidiary of WFSG. Certain of WFSG's subsidiaries are subject to extensive government supervision and regulation, intended primarily for the protection of depositors. In addition, each of WFSG, WCC and their respective subsidiaries are subject to changes in federal and state laws, including changes in tax laws that could materially affect the real estate industry, as well as changes in regulations, governmental policies and accounting principles. Such changes may increase WFSG's, WCC's and their respective subsidiaries costs of doing business and assist their competitors. Any such added burdens may adversely affect WRSC's ability to carry out its management functions or WCC to provide mortgage loan servicing and Special Servicing for the Company or may have an effect on the ability of WRSC and its affiliates to enter into other arrangements with the Company.

OTHER RISKS

  NEWLY ORGANIZED CORPORATION. The Company has no operating history, and its operating policies and strategies are untried. The Company will be dependent upon the experience and expertise of the Management of WRSC in administering its day-to-day operations. Certain officers, directors and employees of the Management of and WRSC and its affiliates have experience in managing real estate assets and Mortgage-Backed Securities, including Mortgage-Backed Securities. However, such officers, directors and employees have never managed a REIT. There can be no assurance that WRSC will be able to implement successfully the strategies that the Company intends to pursue.

  EXTERNAL MANAGEMENT OF THE COMPANY. The Company will be managed by WRSC, subject to the supervision of the Board of Directors. Thus, the Company will depend on the services of WRSC and its officers and employees for the success of the Company. Moreover, WRSC's personnel are employees of WFSG, WCC or the European Servicers, and accordingly the Company's success depends in part on the continuing ability of WFSG, WCC and the European Servicers to hire and retain knowledgeable personnel. This ability may be affected, in turn, by the continued financial health of WFSG, WCC and the European Servicers. The Company is also subject to the risk that WRSC will terminate the Management Agreement and that no suitable replacement can be found to manage the Company.

  RISK THAT MARKET FOR COMMON STOCK WILL NOT DEVELOP. Prior to this offering, there has not been a public market for the shares of Common Stock offered hereby. The initial public offering price will be determined by the Company and representatives of the Underwriters. There can be no assurance that the price at which the shares of Common Stock will sell in the public market after the offering will not be lower than the price at which they are sold by the Underwriter. The Common Stock has been approved for quotation on the Nasdaq National Market. Quotation on the Nasdaq National Market does not ensure, however, that an active market will develop for the Company's Common Stock.

  POSSIBLE CHANGES IN PRICE OF COMMON STOCK DUE TO CHANGES IN YIELDS. The Company's earnings will be derived primarily from the expected positive spread between the yield on the Company's real estate assets and the costs to the Company of its borrowings. This expected positive spread will not necessarily be larger in high interest rate environments than in low interest rate environments. In periods of high interest rates, however, the net income of the Company, and therefore the dividend yield on the Common Stock, may be less attractive compared to alternative investments of equal or lower risk, which could impact adversely the price of the Common Stock.

  FUTURE OFFERINGS OF CAPITAL STOCK. The Company may increase its capital resources in the future by making additional offerings of its Common Stock, securities convertible into its Common Stock or preferred stock. The actual or perceived effect of such offerings may be the dilution of the book value or earnings per share of the Common Stock outstanding, which may result in the reduction of the market price of the Common Stock.

  POSSIBLE ADVERSE EFFECTS ON SHARE PRICE ARISING FROM SHARES ELIGIBLE FOR FUTURE SALE. No prediction can be made as to the effect, if any, of future sales of Common Stock, or the availability of shares for future sales, on the market price of the Common Stock. Sales of substantial amounts of Common Stock (including Common Stock issued upon the exercise of options or the redemption of Units), or the perception that such sales could occur, may adversely affect prevailing market prices for the Common Stock.

  Wilshire Properties 1 and Wilshire Properties 2 will acquire approximately 376,874 Units at the Closing in exchange for the contribution of certain assets to the Company. After Units have been held for at least one year, holders thereof may cause the Operating Partnership to redeem such Units for cash, or at the option of the General Partner, shares of Common Stock on a one-for-one basis.

  At the Closing, WFSG and its affiliates will purchase 1,980,000 shares of Common Stock and will receive an option to purchase an additional 2,000,000 shares (2,300,000 shares if the Underwriters exercise their over-allotment option in full). Under the Underwriting Agreement, WFSG has agreed not to offer, sell, contract to sell, or otherwise dispose of any such shares without the prior written consent of the Underwriters for a period of two years from the date of the Prospectus so long as WRSC continues to serve as the Manager. The Company and Messrs. Wiederhorn and Mendelsohn, have agreed not to offer, sell, contract to sell, or otherwise dispose of any Common Stock 180 days from the date of the Prospectus (other than pursuant to the Option Plan), without the prior written consent of the Underwriters, subject to certain limited exceptions. The Underwriters, at any time and without notice, may release all or any portion of the Common Stock subject to the foregoing lock-up agreements. Following the expiration of the foregoing restrictions, any Common Stock issued to a limited partner in the Operating Partnership upon redemption of its Units may be sold in the public market pursuant to registration statements which the Company will be obligated to file pursuant to the exercise of registration rights that have been granted by the Company or available exemptions from registration. See "Common Stock Available for Future Sale" and "Underwriting."

  MARKET INTEREST RATES COULD ADVERSELY IMPACT THE MARKET PRICE OF THE COMMON SHARES. One of the factors that will influence the market prices of the Common Stock will be the annual yield on the price paid for Common Stock from distributions by the Company. An increase in market interest rates may lead prospective purchasers of the Common Stock to demand a higher annual yield from future distributions. Such an increase in the required yield from distributions may adversely affect the market price of the Common Shares. In addition, the market value of the Common Stock could be affected substantially by other general market conditions. Numerous other factors, such as government regulatory action and modification of tax laws, could have a significant effect on the future market price of the Common Stock.

                       OPERATING POLICIES AND OBJECTIVES

  GENERAL. The Company intends to invest in (i) U.S. Commercial Investments;
(ii) Mortgage-Backed Securities; and (iii) International Investments. There can be no assurances that the Company will be able to acquire such assets, that the terms or results of such acquisitions will be beneficial to the Company, or that the Company will achieve its objectives. See "Risk Factors."

  Although the Company expects that its primary emphasis will be on the acquisition of assets described above, future acquisitions may include Other Real Estate Related Assets. Subject to the REIT qualification rules, the Company also may invest in assets, including foreign entities, which are necessary in order to acquire International Investments or to facilitate the Company's acquisition of its Primary Investments or Other Real Estate Related Assets.

  As of the Closing, approximately $52.8 million of the net proceeds will be used for U.S. Commercial Investments, $98.4 million for Mortgage-Backed Securities and $5.4 million for International Investments.

  The Guidelines establish certain parameters for the operations of the Company, including quantitative and qualitative limitations on the Company's assets that may be acquired. The Guidelines are to assist and instruct WRSC and to establish restrictions applicable to transactions with affiliates of WFSG or with unrelated third parties. A majority of the Independent Directors will be asked to approve in advance any purchase of assets from WFSG or its affiliates or any other significant transaction not contemplated under the Management Agreement or the Servicing Agreements, relying, however, primarily on information provided by WRSC. The Independent Directors will review the Company's transactions with unrelated third parties on a quarterly basis to measure compliance with the Guidelines.

  The Company has no predetermined limitations or targets for concentration of property type or geographic location. Instead, the Company plans to make acquisition decisions through asset and collateral analysis, evaluating investments on a case-by-case basis. To the extent that the Company's assets become concentrated in a few regions or countries, the return on an investment in the Common Stock will become more dependent on the economy of such regions or countries.

  To create yields commensurate with its investment objectives, the Company intends to borrow funds under repurchase agreements, secured term loans, warehouse lines of credit, mortgage loans, issuance of Mortgage-Backed Securities or other borrowing arrangements, in each case pledging its assets as collateral security for its repayment obligations. The Company intends to use the proceeds from securitizations and borrowings to invest in additional real estate assets and, in turn, to borrow against those newly acquired assets. The Company's strategy is to repeat this process to the extent opportunities to use leverage are available and WRSC determines and advises (and the Independent Directors agree) that using leverage is prudent and consistent with maintaining an acceptable level of risk until the Company has significantly leveraged its portfolio of assets. There can be no assurances that the Company will be able to acquire appropriate assets other than the Initial Investments, that the terms or results of the Company's acquisitions will be beneficial to it, or that the Company will achieve its objectives. See "Risk Factors."

  The Company will acquire the Initial Investments from WFSG and its affiliates. See "Initial Investments."

  THE EXPERIENCE OF WFSG AND AFFILIATES. WFSG is primarily engaged in the acquisition, servicing and resolution of pools of performing, sub-performing and non-performing residential and commercial mortgage loans, as well as foreclosed real estate in the United States and foreign countries, currently France and England. WFSG also acquires mortgage-backed securities, originates residential mortgage and manufactured housing loans through correspondents, and services loans for third parties. At June 30, 1997, WFSG and its subsidiaries had total assets of approximately $1.2 billion, of which approximately $788.0 million consisted of loans and $136.0 million consisted of foreclosed real estate and $189.7 million consisted of Mortgage-Backed Securities.

  WFSG acquires pools of loans that, at the time of acquisition, consist primarily of either (i) non-performing loans that because of their delinquent status, are available for purchase at prices that reflect a significant discount from their unpaid principal balances ("Discounted Loans") or (ii) performing and sub-performing loans that are available for purchase at prices that more closely approximate their unpaid principal balances ("Non-Discounted Loans"). As of June 30, 1997, WFSG held approximately $395.8 million of Discounted Loans and $392.2 million of Non-Discounted Loans. WFSG generally seeks to acquire smaller pools of loans (those with an aggregate unpaid principal balance of less than $20.0 million) for which there is currently less competitive demand. Since 1991, WFSG and its affiliates have purchased and serviced over 450 pools of loans for an aggregate purchase price of approximately $2.5 billion. Comprehensive criteria and procedures have been established for evaluating the risks associated with mortgage loans and the real estate securing those loans. In reviewing a pool of loans for possible acquisition, WFSG's management develops a detailed model from which it estimates the costs of servicing the loans in that pool and the amount and timing of cash flows that can be expected to be generated from the loans to establish an appropriate purchase price.

  In addition to pools of loans, WFSG also acquires various classes of mortgage-backed securities. WFSG's management believes that its experience in acquiring pools of loans allows it to more effectively evaluate the risks associated with the pool of loans underlying an issue of mortgage-backed securities and effectively price those securities. Management also believes that the size and liquidity of the market for subordinate classes of mortgage-backed securities and the relatively small size of those classes may from time to time result in the underpricing of those securities in the market, thus providing WFSG with attractive acquisition opportunities.

  Although many of the Company's prospective competitors may have access to greater capital and have other advantages, the Company believes that WFSG's ability to value mortgage loans, real property and mortgage-backed securities will provide the Company with the means to compete. No assurances can be made, however, in this regard.

  It has been the experience of WFSG's management that there is less competitive demand for smaller pools of loans (those with an aggregate unpaid principal balance of less than $20.0 million) as evidenced by WFSG's management's ability to realize higher yields on such pools and thus the Company will primarily focus on pools of this size. Further, the Company believes that its willingness to purchase smaller pools of loans enhances its acquisition opportunities and allows the Company to develop long-term relationships and repeat business with private financial institutions.

  Investing in real estate located in foreign countries creates risks associated with the uncertainty of foreign laws and markets and risks related to currency conversion, especially in certain geographic areas. See "Risk Factors--Foreign Real Properties Are Subject to Currency Conversion Risks and Differences in Foreign Laws and Markets." The Company may be subject to foreign income tax with respect to its investments in foreign real estate. However, any foreign tax credit that otherwise would be available to the Company for U.S. federal income tax purposes will not flow through to the Company's stockholders.

  U.S. COMMERCIAL INVESTMENTS. The Company also expects to invest in U.S. Commercial Properties and Distressed U.S. Commercial Loans.

  U.S. Commercial Properties. The Company intends to invest in Commercial Properties located in the United States, including Commercial Properties acquired by a mortgage lender at foreclosure, or by receipt of a deed in lieu of foreclosure, and other distressed commercial and multi-family real properties.

  The Company expects to acquire U.S. Commercial Properties solely for its own portfolio. From time to time, however, the Company and a co-investor may submit a joint bid to acquire a pool of U.S. Commercial Properties in order to enhance the prospects of submitting a successful bid. If successful, the Company and the co-investor generally would split up the acquired assets in an agreed-upon manner, although in certain instances the Company and the co-investor may continue to have a joint interest in the acquired assets.

  The Company's policy will be to conduct an investigation and evaluation of the properties in a portfolio of U.S. Commercial Properties before purchasing such a portfolio. Prior to purchasing assets, WRSC will generally identify and contact real estate brokers and/or appraisers in the market area of the subject properties to obtain rent and sale comparables and broker price opinions ("BPOs") for each material asset in a portfolio. This information is used to supplement due diligence that is performed by WRSC's employees.

  WRSC's due diligence, on behalf of the Company, will generally include the review of market studies for each market within a portfolio. The studies typically will include area economic data, employment trends, absorption rates and market rental rates. WRSC will supplement this information with data from WFSG's proprietary mortgage loan database, which contains, among other things, listings of property values and loan loss experience in local markets for similar assets. Due diligence will also include site inspections by WRSC's employees or agents of most properties in a portfolio and a review of available asset files and documentation. To the extent possible those will include examinations of available legal documents, litigation files, correspondence, title reports, operating statements, appraisals and engineering and environmental reports. The information compiled is then analyzed to determine a valuation for each property.

  The property valuation process utilizes a variety of tools which may include various proprietary financial models that have been developed by WFSG and will be available to the Company through the Management Agreement. Sources of information examined to determine value may include: (a) current and historical operating statements; (b) existing appraisals; (c) BPOs; (d) rent and sales comparables; (e) industry statistics and reports regarding operating expenses such as those compiled by the Institute of Real Estate Management;
(f) leases; (g) information from WFSG's proprietary mortgage loan database; and (h) deferred maintenance observed during site inspections or described in structural reports, and correspondence found in the loan files.

  WRSC develops projections of net operating income and cash flows taking into account lease rollovers, tenant improvement costs and leasing commissions. WRSC will compare its estimates of revenue and expenses to historical operating statements and estimates provided in BPOs, appraisals and general industry and regional statistics. Market capitalization rates and discount rates are then applied to the cash flow projections to estimate values. These values are then compared to available appraisals, BPOs and market sale comparables to determine recommended bid prices for each asset. The bids take into account projected holding periods, capital costs and projected profit expectations. Recommended bid prices are then reviewed with senior management and a decision whether to bid is made. The amount offered by the Company generally will be the price that WRSC estimates is sufficient to generate an acceptable risk-adjusted return on the Company's investment.

  After the Company acquires U.S. Commercial Properties, including Foreclosed Properties, the Company's goal will be to improve management of the property so as to increase the cash flow from the property. The Company will value its holdings of Foreclosed Property at the lower of cost or fair value less estimated costs of sale. The Company will periodically re-evaluate Foreclosed Property to determine that it is being carried at the lower of cost or fair value less estimated costs of sale. If cash flows can be increased and the property stabilized, the Company may begin to seek an opportunity to sell the property, subject to the REIT qualification rules. Although the period during which the Company will hold U.S. Commercial Properties will vary considerably from asset to asset, the Company believes that most such properties will be held in its portfolio more than four years and generally fewer than ten years.

  If the Company is offered the opportunity to purchase U.S. Commercial Properties that are likely to be held for fewer than four years, the Company intends to establish a corporation to make the purchase in which the Operating Partnership will hold a 95% non-voting ownership interest. Such a corporation will not be eligible for taxation as a qualified REIT subsidiary, and any profits that it earns on its activities will be subject to federal corporate income tax before they are distributable to the Company. If the Company purchases a U.S. Commercial Property with the intent to hold it in the Operating Partnership for more than four years, but an opportunity arises to sell the property sooner, the Company will consider certain strategies, such as a like-kind exchange with a then newly established corporation, to reduce any negative tax consequences relating to the sale.

  Although the Company believes that a permanent market for the acquisition of U.S. Commercial Properties has emerged in recent years within the private sector, there can be no assurance that the Company will be able to acquire the desired amount and type of U.S. Commercial Properties in future periods or that there will not be significant inter-period variations in the amount of such acquisitions. See "Risk Factors--Investment Activity Risks--Available Investments." Moreover, there can be no assurance that the Company will be effective in making any asset acquired more valuable than the price paid to acquire it. See "Risk Factors--Investment Activity Risks."

  Distressed U.S. Commercial Loans. The Company plans to purchase Distressed U.S. Commercial Loans. Since the late 1980s, a significant market for the purchase of pools of mortgage loans has developed in the United States. Today's market is comprised primarily of pools of loans sold by banks, savings institutions, finance companies, leasing companies, mortgage companies and insurance companies. Management believes that private financial institutions in order to reduce their servicing costs and more effectively employ their capital are increasingly outsourcing the resolution of loans, particularly those that are sub-performing and non-performing, to specialized companies with the experience and infrastructure to most efficiently manage those loans.

  The Company expects to acquire Distressed U.S. Commercial Loans from a wide variety of sources. The Company will obtain information on available pools of loans from several sources, including referrals from sellers with whom WFSG and its affiliates have transacted business in the past. Pools of loans generally are acquired in auctions through competitive bids or in negotiated transactions. The competition for larger pools of loans generally is more intense and often involves competitive bids. Generally, the Company will evaluate and purchase smaller pools of loans (those with an aggregate unpaid principal balance of less than $20.0 million) in negotiated transactions and auctions for which the Company believes there is currently less competitive demand. In addition, the Company generally targets Distressed Commercial Loans. Generally, these Commercial Loans had original principal balances of less than $5 million. Management believes that there is less competition for, and higher margins on, smaller balance Distressed Commercial Loans.

  Prior to making an offer to purchase a pool of loans, WRSC, on behalf of the Company, will conduct an investigation and evaluation of the individual loans comprising the pool of loans and or the separate parcels of real estate in the pool. This examination typically consists of an analysis of the information provided by the seller (generally, the credit and collateral files for the loans), other relevant material that may be available (including tax records) and the underlying collateral. The Company will compare this data with WFSG's proprietary mortgage loan database, which contains among other things, listings of property values and loan loss experience in local markets for similar assets, obtain value opinions from third parties and, in some cases, conduct site inspections. In addition, for all loans, the Company will generally obtain a BPO on each parcel of real property. The Company will also review information on the local economy and real estate markets including the amount of time generally required to complete foreclosure on real property in the jurisdiction in which the property is located. In connection with its review of a pool of loans being considered for acquisition, the Company will review each loan or property in such pool of loans and design a preliminary servicing plan for each loan and property that is intended to maximize the cash flow from such loan or property.

  WRSC's acquisition personnel, who will conduct the due diligence review of each pool of loans being considered for purchase, will recommend to management the price to be offered for the pool by using a proprietary modeling system that focuses on, among other things, the anticipated future cash flow from each component loan or property. In evaluating anticipated cash flow, the Company will make a number of assumptions concerning the overall pool of loans based on its review of each loan or property, including assumptions as to the percentage of loans to be foreclosed, the timing of the receipt of payments and the expenses associated with servicing the loans. If an offer is accepted by the seller, the Company and the seller will enter into a loan sale agreement, which generally contains representations and warranties by the seller concerning the loans being sold and an agreement by the seller to repurchase any loan found to be in breach of those representations and warranties.

  MORTGAGE-BACKED SECURITIES. The Company intends to acquire Mortgage-Backed Securities backed by one- to four-family residential mortgage loans ("Residential Mortgage-Backed Securities"), and to a lesser extent, commercial or multi-family mortgage loans ("Commercial Mortgage-Backed Securities"). Mortgage-Backed Securities typically are divided into two or more classes, sometimes called "tranches." The senior classes are higher "rated" securities, which would be rated from low investment grade "BBB" to higher investment grade "AAA." The junior, subordinated classes typically would include one or more lower rated, non-investment grade classes, which would be rated "BB" or lower, or unrated. The Company may also seek to acquire Mortgage-Backed Securities which (i) management believes are likely to experience a ratings upgrade as a result of payment history, prepayment or default experience or otherwise (and the Company may initiate a review of such rating by requesting that one or more rating agencies re-rate the related Mortgage-Backed Securities) and (ii) are secured by pools of mortgage loans originated under guidelines with which management is familiar due to previous acquisitions of pools of loans originated thereunder.

  For accounting purposes, the Company is expected to assign a risk-adjusted yield to Mortgage-Backed Securities it acquires based on assumptions as to losses and prepayments on the underlying mortgage loans. Cash received in respect of Mortgage-Backed Securities will be applied to interest at the relevant risk-adjusted yield and the remainder will be applied to defease principal. The Company generally will seek to assign conservative risk-adjusted yields. To the extent the Company determines that, in light of actual default and prepayment experience, anticipated future cash flow in respect of a Mortgage-Backed Security will result in a lower risk-adjusted yield, the Company will assign a new, lower risk-adjusted yield. Even if actual default and prepayment experience is more favorable than the assumed experience, the Company generally will not increase risk-adjusted yields, but will instead defease more principal. Furthermore, if the cash received is less than the accrued yield on the Mortgage-Backed Securities, but the Company still anticipates a return equal to or in excess of its risk adjusted yield for such Mortgage-Backed Securities, then the amount by which the cash is less than the accrued yield will be added to its basis in the Mortgage-Backed Securities.

  Mortgage-Backed Securities generally are issued either as pass-through certificates or notes ("Pass-Through Certificates") or collateralized mortgage obligations ("CMOs" or "CMO Bonds"). Pass-Through Certificates generally evidence undivided interests in trusts or debt of the trust, the primary assets of which are generally mortgage loans. CMO Bonds are debt obligations of special purpose corporations, owner trusts or other special purpose entities secured by mortgage loans or Mortgage-Backed Securities. Pass-Through Certificates and CMO Bonds may be issued or sponsored by private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, investment banks and other entities. Private Mortgage-Backed Securities are not guaranteed by an entity having the credit status of a governmental agency or instrumentality and generally are structured with one or more of the types of credit enhancement described below. In addition, Mortgage-Backed Securities may be illiquid. See "Risk Factors--Investment Activity Risks --Credit and Prepayment Risks from Ownership of Mortgage-Backed Securities in Pools of Residential and Commercial Mortgage Loans."

  In most mortgage loan securitizations, a series of Mortgage-Backed Securities is issued in multiple classes in order to obtain investment-grade ratings for the senior classes and thus increase their marketability. Each class of Mortgage-Backed Securities may be issued with a specific fixed or variable coupon rate and has a stated maturity or final scheduled distribution date. Principal prepayments on the mortgage loans comprising the mortgage collateral may cause the Mortgage-Backed Securities to be retired substantially earlier than their stated maturities or final scheduled distribution dates, although, with respect to commercial mortgage loans, there generally are penalties for or limitations on the ability of the borrower to prepay the loan. Interest is paid or accrued on Mortgage-Backed Securities on a periodic basis, typically monthly.

  The credit quality of Mortgage-Backed Securities depends on the credit quality of the underlying mortgage collateral. Among the factors determining the credit quality of the underlying mortgage loans will be the ratio of the mortgage loan balances to the value of the properties securing the mortgage loans, the purpose of the mortgage loans (e.g., refinancing or new purchase), the amount of the mortgage loans, their terms and the geographic diversification of the location of the properties, the credit quality of the borrower, and, in the case of commercial mortgage loans, the creditworthiness of tenants.

  Moreover, the principal of and interest on the underlying mortgage loans may be allocated among the several classes of mortgage-backed securities in many ways, and the credit rating of a particular class results primarily from the order and timing of the receipt of cash flow generated from the underlying mortgage loans. Mortgage-Backed Securities carry significant credit risks. Typically, in a "senior-subordinated" structure, the Mortgage-Backed Securities provide credit protection to the senior classes by absorbing losses from loan defaults or foreclosures before such losses are allocated to senior classes. Moreover, typically, as long as the more senior tranches of securities are outstanding, all prepayments on the mortgage loans generally are paid to those senior tranches, until certain overcollateralization targets are met in the case of Residential Mortgage-Backed Securities, or until the end of a lock-out period, which typically is five years or more in the case of Commercial Mortgage-Backed Securities. In some instances, particularly with respect to Mortgage-Backed Securities in securitizations, the holders of Mortgage-Backed Securities are not entitled to receive greater than pro-rata scheduled payments of principal until the more senior tranches are paid in full or in certain other limited circumstances. Because of this structuring of the cash flows from the underlying mortgage loans, Mortgage-Backed Securities in a typical securitization are subject to a substantially greater risk of non-payment than are those of more senior tranches. Accordingly, the Mortgage-Backed Securities are assigned lower credit ratings, or no ratings at all. Neither the Mortgage-Backed Securities nor the underlying mortgage loans are guaranteed by agencies or instrumentalities of the U.S. government or by other governmental entities and accordingly are subject, among other things, to credit risks. See "Risk Factors--Investment Activity Risks--Credit and Prepayment Risk from Ownership of Mortgage-Backed Securities in Pools of Commercial and Residential Mortgage Loans."

  As a result of the typical "senior-subordinated" structure, the Mortgage-Backed Securities will be extremely sensitive to losses on the underlying mortgage loans. For example, if the Company owns a $10 million Mortgage-Backed Security backed by a $100 million pool of underlying mortgage loans, where all other Mortgage-Backed Securities issued on such pool are senior, a 7% loss on the underlying mortgage loans would result in a 70% loss on the Mortgage-Backed Security. Accordingly, the holder of the Mortgage-Backed Security is particularly interested in minimizing the loss frequency (the percentage of the loan balances that default over the life of the mortgage collateral) and the loss severity (the amount of loss on defaulted mortgage loans, i.e., the principal amount of the mortgage loan unrecovered after applying any recovery to the expenses of foreclosure and accrued interest) on the underlying mortgage loans.

  The loss frequency on a pool of mortgage loans will depend upon a number of factors, many of which will be beyond the control of the Company or the applicable servicer. Among other things, the default frequency will reflect broad conditions in the economy generally and real estate particularly, economic conditions in the local area in which the underlying mortgaged property is located, the loan-to-value ratio of the mortgage loan, the purpose of the loan, and the debt service coverage ratio (with respect to commercial mortgage loans). The loss severity will depend upon many of the same factors described above, and will also be influenced by the servicer's ability to foreclose on the defaulted mortgage loan and sell the underlying mortgaged property. For a discussion of certain legal issues affecting the servicer's ability to foreclose on a mortgage loan, and the legal impediments to the sale of the underlying mortgaged property. See "Certain Legal Aspects of Mortgage Loans and Real Property Investments" and "Federal Income Tax Considerations-- Requirements for Qualification Income Tests." These legal issues may extend the time of foreclosure proceedings or may require the expenditure of additional sums to sell the underlying mortgaged property, in either case increasing the amount of loss with respect to the loan.

  Losses on mortgage loans are measured two ways, loss frequency and loss severity. Loss frequency is estimated by using industry standard predictive models, supplemented by WFSG's historical data and experience. Loss severity is estimated by projecting the net resolution proceeds expected to be derived from the loans based upon WFSG's proprietary in-house computer models which are then subject to stress testing. This net resolution analysis reviews all potential forms of resolution, including full payoff, discounted payoff, reinstatement, foreclosure and sale, deed-in-lieu and sale, and takes into account, among other things, real estate value (including BPOs), carrying costs (including, but not limited to, property taxes, insurance and maintenance) and average months to foreclose, and liquidate, if applicable, in the particular state. Because the rating agencies tend to be conservative in their rating of Mortgage-Backed Securities and many investors purchase Mortgage-Backed Securities primarily on the basis of ratings, the downgrade of the rating on a Mortgage-Backed Security may result in a decline in the price of the security which is disproportionate to the actual decline in value and result in a potential buying opportunity for a sophisticated investor, like WRSC, capable of evaluating the underlying mortgage collateral.

  With respect to Commercial Mortgage-Backed Securities, WRSC determines on a loan-by-loan basis which loans will undergo a full-scope review and which loans will undergo a more streamlined "desktop analysis." Although the choice is a subjective one, considerations that influence the choice for scope of review often include loan size, debt service coverage ratio, loan to value ratio, loan maturity, lease rollover, property type and geographic location. A full-scope review may include, among other factors, a property site inspection, tenant-by-tenant rent roll analysis, review of historical income and expenses for each property securing the loan, a review of major leases for each property (if available); recent appraisals (if available), engineering and environmental reports (if available), and a BPO review. For those loans that are selected for the more streamlined desktop analysis, WRSC's evaluation may include a review of the property operating statements, summary loan level data, third party reports, and a BPO review, each as available. If WRSC's review of such information does not reveal any unusual or unexpected characteristics or factors, no further due diligence will be performed. After completing the review of the documentation and the property inspection, the information compiled will be analyzed to determine collateral value for each property securing the loans. Based on these factors, WRSC will determine a resolution value for each loan for purposes of projecting future cash flows after adjustments for estimated future losses.

  Determining a resolution value is a subjective process, requiring, ultimately, a business judgment. In making this determination, WRSC will evaluate some of the following characteristics of the Mortgage-Backed
Securities: (i) the type of collateral (residential multi-family mortgage collateral, or office, hotel, industrial or retail mortgage collateral); (ii) the payment status of the underlying mortgage (performing, non-performing or sub-performing); (iii) the actual mortgage prepayment and default history;
(iv) the ratio of the unpaid mortgage balance to the current property value;
(v) the current income and cash flows generated by commercial real estate as compared to the debt service requirements and (vi) the region of the country or the county in which the collateral is concentrated. However, which of these characteristics (if any) are important and how important each characteristic may be to the evaluation of a particular Mortgage-Backed Securities depends on the individual circumstances. Since there are so many characteristics to consider, each Mortgage-Backed Security, must be analyzed individually, taking into consideration both objective data as well as subjective analysis.

  After completing the foregoing evaluations, WRSC will model the structure of the residential or commercial Mortgage-Backed Security securitization based on the disclosure documents that reveal the payment structure of the Mortgage-Backed Securities and the characteristics of the underlying mortgage collateral. This modeling is done in order to estimate future cash flows to be received by the Mortgage-Backed Security, after adjustments for estimated future losses. Using that information, WRSC will determine the price at which it would effect the purchase of the Subordinated Interest on behalf of the Company.

  The Company also intends in certain instances to acquire Special Servicing rights with respect to the mortgage loans underlying Mortgage-Backed Securities in which the Company owns a subordinated interest. Such Special Servicing rights will give the Company, among other things, some control over the timing of foreclosures on such mortgage loans and, thus, may enable the Company to reduce losses on such mortgage loans. No assurances can be made, however, that the Company will be able to acquire such Special Servicing rights or that losses on the mortgage loans will not exceed the Company's expectations. Although the Company's strategy is to purchase Mortgage-Backed Securities at a price designed to return the Company's investment and generate a profit thereon, there can be no assurance that such goal will be met, or that the Company's investment in a subordinated interest will be returned in full or at all. See "Risk Factors--Investment Activity Risks" and "--Economic and Business Risks."

  Moreover, many of the Mortgage-Backed Securities to be acquired by the Company will not have been registered under the Securities Act, but instead initially were sold in private placements. Because Mortgage-Backed Securities acquired in private placements have not been registered under the Securities Act, they will be subject to certain restrictions on resale and, accordingly, will have more limited marketability and liquidity.

  Although there are exceptions, most issuers of multi-class Mortgage-Backed Securities elect to be treated, for federal income tax purposes, as REMICs.

  Residential Mortgage-Backed Securities. The Company intends to acquire Subordinated Interests in Residential Mortgage-Backed Securities backed by "non-conforming" mortgage loans, that is, one- to four-family mortgage loans that do not qualify for sale to FHLMC or FNMA. Typically, non-conforming mortgage loans do not meet agency guarantee criteria because their principal balance exceeds agency limits (e.g., $214,600 is the current single-family mortgage loan limit of both FNMA and FHLMC). Sometimes the mortgage loans or the borrower does not meet other agency credit underwriting standards or other requirements.

  A typical Residential Mortgage-Backed Securities series allocates the cash flow on the underlying mortgage loans so that the Subordinated Interests shield the more senior classes from losses due to defaults on the underlying residential mortgage loans, resulting in substantially greater credit risk to the Subordinated Interests.

  In addition to creating credit support for the more senior classes, another general goal in allocating cash flows from the mortgage loans to the various classes of a securitization, particularly a Residential Mortgage-Backed Securities issuance, is to create certain tranches on which the expected cash flows have a higher degree of predictability than the cash flow on the underlying mortgage loans. As a general matter, the more predictable the cash flow is on a particular Residential Mortgage-Backed Securities tranche, the lower the anticipated yield will be on that tranche at the time of issuance relative to prevailing market yields on certain other Residential Mortgage-Backed Securities. As part of the process of creating more predictable cash flows on certain tranches of a non-conforming mortgage loan securitization, one or more tranches generally must be created that absorb most of the changes in the cash flows from the mortgage collateral. The yields on these tranches generally are higher than prevailing market yields on mortgage-backed securities with similar expected average lives. Due to the uncertainty of the cash flows on these tranches, the market prices of, and yields on, these tranches are more volatile.

  Although subordinated interests in Residential Mortgage-Backed Securities bear substantial credit risk, because of the "shifting interest" structure typically provided, such subordinated interests tend to be less subject to a substantial prepayment risk. A shifting interest structure shifts all prepayments of principal to the more senior, generally investment-grade, Residential Mortgage-Backed Securities classes in order to increase the outstanding percentage of subordination. After this initial period during which prepayments are shifted to the more senior Residential Mortgage-Backed Securities classes, prepayments then are made pro rata or more likely phased in over a five-year period until all classes are receiving their pro rata share. The net effect on the subordinated classes is a degree of call protection because the principal amounts of the subordinated classes are not reduced by prepayments of the mortgage loans, generally for at least five years. The "shifting interest" mechanism creates a subordinated interest in Residential Mortgage-Backed Securities with a longer but more predictable average life.

  In certain limited circumstances, the Company may, to a lesser extent, acquire subordinated interests in Residential Mortgage-Backed Securities secured by lower credit quality mortgage loans known as "B," "C" and "D" mortgage loans, based on price, availability of Special Servicing, and additional appraisal information. B, C and D mortgage loans are loans made to borrowers who have credit histories of a lower overall quality than "A" borrowers. These credit histories generally result from previous repayment difficulties, brief job histories, previous bankruptcies or other causes. Except with respect to loans originated under programs sponsored by HUD, the loan-to-value ratio for a B, C and D mortgage loan is typically stated to be significantly lower than the loan-to-value of an "A" mortgage loan, and the pass-through coupon of a B, C and D mortgage loan is typically higher than the coupon on an A mortgage loan. As a result of the typically lower loan-to-value ratios and higher yields on B, C and D mortgage loans, the Company believes these Residential Mortgage-Backed Securities may justify accepting the higher credit risk associated with such borrowers.

  Commercial Mortgage-Backed Securities. Unlike Residential Mortgage-Backed Securities, which typically are backed by thousands of single family mortgage loans, Commercial Mortgage-Backed Securities are backed generally by a more limited number of commercial or multi-family mortgage loans with larger principal balances than those of single family mortgage loans. As a result, a loss on a single mortgage loan underlying an issue of Commercial Mortgage-Backed Securities will have a greater negative effect on the yield of such Commercial-Backed Securities, particularly the subordinated interests in such Commercial Mortgage-Backed Securities.

  The Company believes that there will be opportunities to invest in subordinated interests in Commercial Mortgage-Backed Securities. Increasingly, owners of commercial mortgage loans are choosing to securitize their portfolios. However, no assurances can be made that appropriate opportunities for investment in Commercial Mortgage-Backed Securities will continue to be available.

  Special Servicing. The Company intends generally to acquire Special Servicing rights with respect to the mortgage loans underlying Mortgage-Backed Securities it purchases when available. Acquiring these rights will give the Company some ability to mitigate losses characteristic of defaulted mortgage loans.

  The terms of Special Servicing agreements vary considerably, and the Company cannot predict with certainty the precise terms of the Special Servicing agreements into which it will enter. In general, however, the Company will attempt to negotiate Special Servicing agreements that will permit the Company to service, or to direct the servicing of, mortgage loans that are more than 90-days delinquent. At that point, the Company would have the right (and the obligation) to decide whether to begin foreclosure proceedings or to seek alternatives to foreclosure, such as forbearance agreements, partial payment forgiveness, repayment plans, loan modification plans, loan sales and loan assumption plans. Thus, the Company will have within its control, subject to obligations to the related senior classes, some ability to minimize losses on mortgage loans underlying Mortgage-Backed Securities owned by the Company.

  Because the Operating Partnership generally will be the entity that acquires the Mortgage-Backed Securities, it also will acquire the related Special Servicing rights, if any. The Operating Partnership intends to assign to WCC, all of its Special Servicing rights and obligations (other than the right to direct foreclosure). It is expected that most or all of the Special Servicing compensation will be paid to WCC, and thus the Company may benefit from the ability to direct certain of the Special Servicing activities but not from receipt of material amounts of Special Servicing fees.

  Because the acquisition and Special Servicing of troubled real estate is one of WCC's business focuses, WCC has an established network of real estate professionals throughout the United States to assist its asset management activities. WFSG and WCC maintain working relationships with approved engineers, environmental consultants, real estate brokers and local counsel nationwide, and call upon these local advisors for assistance when appropriate. See "Servicing Agreements."

  The Company will seek to resolve Distressed U.S. Commercial Loans as expeditiously as possible, generally within one to two years. The Company's servicing plan for such loans will consist of foreclosure, compromise, a discounted payoff or, in some cases, reinstatement. Distressed U.S. Commercial Loans may become Foreclosed Property on the Company's balance sheet if the Company obtains title to the underlying properties through foreclosure or otherwise as part of its resolution of those loans. See "Risk Factors--Default Risk Associated with Distressed Mortgage Loans."

  The legal aspects of the mortgage loans that underlie the Mortgage-Backed Securities owned and to be acquired by the Company affect the value of those assets. For a discussion of certain legal aspects of mortgage loans, see "Certain Legal Aspects of Mortgage Loans and Real Property."

  INTERNATIONAL INVESTMENTS. The Company's International Investments may consist of performing and non-performing Commercial Mortgage Loans and Residential Mortgage Loans or Commercial Properties and Residential Properties located outside the United States, including Foreclosed Properties. The Company's focus on International Investments is based on two primary factors:
(i) difficulties in the European economies and (ii) the introduction of U.S.- style lending and secondary financing techniques in foreign economies (i.e., Western

Europe and Latin America). In much of Europe, real properties have generally experienced a sharp decline in value, resulting in higher mortgage loan default rates and the need for financial institutions to dispose of distressed mortgage loans and raise new capital. The Company believes it can acquire such distressed loans and enhance their value through WFSG's expertise in loan acquisitions, U.S.-style loan servicing and aggressive work-out approaches. The Company also believes it can finance its acquisitions through local currencies and through U.S.-style financing techniques.

  In addition, in recent years lenders in the United States have entered the European market with U.S. mortgage lending techniques, including expedited approval and closing procedures, which are more efficient than the techniques traditionally offered by European financial institutions. This has resulted in an increase in mortgage production in Europe and the need for secondary financing sources. The Company intends to exploit these opportunities through wholesale acquisitions and direct origination. In Latin America, U.S. secondary financing sources have recently begun extending credit to local loan originators, thereby increasing loan origination volume. The Company intends to use such secondary financing sources to originate government-guaranteed loans or to buy wholesale in certain Latin American markets.

  The Company believes that U.S-style loan servicing, as opposed to certain foreign customary procedures, with its automated systems and detailed investor reporting and aggressive work-out approaches, results in enhanced or quicker access to cash flow, thereby increasing the value of the assets. Most purchasers of distressed loans in the United Kingdom and France are U.S.-based and have utilized U.S.-style servicing and investor reporting. With the exception of recently originated loans, the prevailing loan servicing and reporting systems in the United Kingdom and France are less technologically developed and more labor intensive than those in the United States. WFSG's loan servicing operations in the United Kingdom and France utilize WCC's U.S.- based servicing system, which has been adapted for servicing loans in each such country.

  WFSG has established offices in the United Kingdom and France with a total of approximately 38 full-time employees as of June 30, 1997, including the former chief executive officer of Securum Holdings N.V., a Swedish banking company responsible for the resolution of distressed real estate loans made by Swedish banks throughout Europe. Upon the closing of this Offering, the Company intends to engage WFSG to service loans in the United Kingdom and France.

  In the future, management of the Company intends to also consider International Investments in the rest of Western Europe, Latin America and other regions.

OTHER REAL ESTATE RELATED INVESTMENTS

  Construction Financing and Loans Subject to Prior Liens. The Company may take advantage of opportunities to provide construction or rehabilitation financing on commercial property, lending generally 85% to 90% of total project costs, and taking a first lien mortgage to secure the debt. The Company also may invest in loans that are subordinate to first lien mortgage loans on commercial real estate. For example, on a commercial property subject to a first lien mortgage loan with a principal balance equal to 70% of the value of the property, the Company could lend the owner of the property (typically a partnership) an additional 15% to 20% of the value of the property. Typically the loan would be secured, either by the property subject to the first lien (giving the Company a second lien position) or by a controlling equity interest in the owner. If the equity interest is pledged, then the Company would be in a position to make decisions with respect to the operation of the property in the event of a default by the owner. These loans generally would provide the Company with the right to receive a stated interest rate on the loan balance plus a percentage of net operating income (where such amounts would not jeopardize WREIT's status as a REIT) or gross revenues from the property, payable to the Company on an ongoing basis, and a percentage of any increase in value of the property, payable upon maturity or refinancing of the loan, or otherwise would allow the Company to charge an interest rate that would provide an attractive risk-adjusted return.

  Sale Leaseback Transactions. In addition, the Company may participate in sale leaseback transactions, in which the Company would purchase improved or unimproved real estate and then lease such real estate back to the seller under a long-term triple net lease. The Company also may provide financing necessary to build commercial improvements on the land, to refinance existing debt on the property or to provide additional funds to operate the business. After participating in a number of these transactions, the Company may pool the leased real estate, and issue debt backed by the real estate and the related leases in a securitization transaction.

  Other Mortgage-Backed Securities. The Company may invest not only in classes of Mortgage-Backed Securities but also in other classes of Mortgage-Backed Securities. For example, the Company may invest in IOs, which are entitled to no (or only nominal) payments of principal, but only to payments of interest. The holder of an IO may be entitled to receive a stated rate of interest on a notional principal balance equal to the principal balance of the mortgage collateral, that portion that bears interest in excess of a certain rate on one or more classes of that Mortgage-Backed Securities (such as where the mortgage collateral (or portion thereof) carries an 8.5% interest rate after servicing costs, and the holders of the other classes are entitled to receive 8.0% interest, leaving 0.5% for the holder of the IO). Alternatively, the holder of an IO may be entitled to a variable rate of interest on a nominal principal balance that adjusts based upon adjustment in the interest rate of the underlying mortgage collateral. The Company will seek to purchase IOs to hedge against maturity extension risk in the event that the Company encounters slower than anticipated prepayments while still achieving an acceptable return on the purchase of such IOs.

  Because IOs often pay at a relatively small rate of interest on a large notional principal balance, an accelerated reduction of that principal balance will have an adverse effect on the anticipated yield to maturity of such IO. Accordingly, if the underlying mortgage collateral prepays (including prepayments as a result of default and repurchases by the seller) at a rate faster than anticipated, the weighted average life of the IO will be reduced, and the yield to maturity adversely affected. Conversely, if the underlying mortgage collateral prepays at a rate slower than anticipated, the weighted average life of the IO will be extended, with the consequent positive effect on the anticipated yield to maturity.

  Residential mortgage loans typically do not have any prepayment penalty, with the result that prepayments tend to increase during periods of falling interest rates, and decrease during periods of rising interest rates. However, prepayments are dependent upon a number of other factors as well (such as the number of jobs available in the area, general economic conditions and the borrower's need for additional cash). Commercial loans often carry prepayment restrictions, or require that the borrower pay a prepayment penalty (which generally is not for the benefit of the holder of the IO). In any event, it is very difficult to predict the prepayment pattern for any particular Mortgage Collateral, which makes it harder to predict the actual yield with respect an IO.

PORTFOLIO MANAGEMENT

  The following describes some of the investment management practices that the Company may employ from time to time to earn income, facilitate portfolio management (including managing the effect of maturity or interest rate sensitivity) and mitigate risk (such as the risk of changes in interest rates). There can be no assurance that the Company will not amend or deviate from these policies or adopt other policies in the future.

  Leverage and Borrowing. The Company intends to leverage its assets after the proceeds of the Offering have been fully invested, primarily through repurchase agreements, secured term loans, warehouse lines of credit, mortgage loans, issuance of Mortgage Backed Securities and other borrowing arrangements. The Company does not intend to borrow funds from WRSC or its affiliates. If changes in market conditions cause the cost of such financing to increase relative to the income that can be derived from securities purchased with the proceeds thereof, the Company may reduce the amount of leverage it utilizes. The real properties which the Operating Partnership is purchasing from Wilshire Properties 1 and Wilshire Properties 2 are subject to existing indebtedness of $5.6 million, which the Operating Partnership will assume at Closing.

  Leverage creates an opportunity for increasing return on investment but, at the same time, creates additional risk. For example, leveraging magnifies changes in the return on an investment to the Company and affects the amounts available for distribution to stockholders. Although the amount owed will be fixed, the Company's assets may change in value during the time the debt is outstanding. Leverage will create interest expenses for the Company which can exceed the revenues from the leveraged assets. See "Risk Factors-- Economic and Business Risks."

  To the extent that leveraging permits the Company to acquire a large amount of assets, the net income can be greater than would be generated by fewer assets on a unleveraged basis. If the incremental revenues derived from the additional assets acquired with borrowed funds exceed the interest expense the Company will have to pay, the Company's return on investment will be greater than if borrowing had not been used. Conversely, if the incremental additional revenues from the larger asset base acquired using borrowed funds are not sufficient to cover the cost of borrowing, the net income of the Company will be less than if borrowing had not been used. See "Risk Factors--Economic and Business Risks--Use of Leverage."

  Under certain circumstances, and notwithstanding adverse interest rate or market conditions, the Company may use leverage to obtain sufficient cash to make required distributions of dividends or to fund share repurchases and tender offers when such leveraging is deemed to be in the best interests of stockholders.

  Repurchase Agreements. The Company intends to enter into repurchase agreements, which are agreements under which the Company would sell assets to a third party with the commitment that the Company repurchase such assets from the purchaser at a fixed price on an agreed date. Repurchase agreements may be characterized as loans to the Company from the other party that are secured by the underlying assets. The repurchase price reflects the purchase price plus an agreed market rate of interest.

  Bank Credit Facilities. The Company intends to borrow money through various bank credit facilities or term loans, which will have varying interest rates, which may be fixed or adjustable, and have varying maturities.

  Mortgage-Backed Securities And Warehouse Lines of Credit. The Company may purchase mortgage loans or other real property assets and issue Mortgage-Backed Securities collateralized by such assets. Moreover, the Company may issue Mortgage-Backed Securities collateralized by previously issued Mortgage-Backed Securities in transactions known as "resecuritizations."

  Interest Rate Risk Management Techniques. The Company may engage in a variety of interest rate risk management techniques for the purpose of managing the effective maturity or its interest rate spread. These techniques also may be used to attempt to protect against changes in the market value of the Company's assets or liabilities resulting from general trends in debt markets. Any such transaction is subject to risks, and may limit the potential earnings on the Company's investment in real estate related assets. Such techniques may include puts and calls on securities or indices of securities, interest rate futures contracts and options on such contracts, interest rate swaps (the exchange of fixed-rate payments for floating-rate payments), or other such transactions. Applicable REIT qualification rules may limit the Company's ability to use certain of these techniques, except through a corporate subsidiary that is fully subject to corporate income taxation. See "Federal Income Tax Considerations--Requirements for Qualification--Income Tests."

                           MANAGEMENT OF OPERATIONS

WILSHIRE FINANCIAL SERVICES GROUP INC.

  The Experience of WFSG and its Affiliates. WFSG is primarily engaged in the acquisition, servicing and resolution of pools of performing, sub-performing and non-performing residential and commercial mortgage loans, as well as foreclosed real estate. WFSG also acquires mortgage-backed securities, originates residential mortgage and manufactured housing loans through correspondents and services loans for third parties. At June 30, 1997, WFSG and its subsidiaries had total assets of approximately $1.2 billion, of which approximately $788.0 million consisted of loans, $136.0 million consisted of foreclosed real estate and $189.7 consisted of Mortgage-Backed Securities.

  WFSG acquires pools of loans that at the time of acquisition, consist primarily of either (i) non-performing loans that because of their delinquent status, are available for purchase at prices that reflect a significant discount from their unpaid principal balances ("Discounted Loans") or (ii) performing and subperforming loans that are available for purchase at prices that more closely approximate their unpaid principal balances ("Non-Discounted Loans"). As of June 30, 1997, WFSG had approximately $395.8 million of Discounted Loans and approximately $392.2 million of Non-Discounted Loans. WFSG generally seeks to acquire smaller pool of loans (those with an aggregate unpaid principal balance of less than $20.0 million) for which there is currently less competitive demand. Since 1991, WFSG and its affiliates have purchased and serviced over 450 pools of loans for an aggregate purchase price of approximately $2.5 billion. Comprehensive criteria and procedures have been established for evaluating the risks associated with mortgage loans and the real estate securing those loans. In reviewing a pool of loans for possible acquisition, management develops a detailed model from which it estimates the costs of servicing the loans in that pool and the amount and timing of cash flows that can be expected to be generated from the loans to establish an appropriate purchase price.

  WFSG plans to continue to build on its technology-driven specialty servicing platforms so as to effectively and efficiently service loan pools to maximize the timing and amount of cash flow from such loan pools and better evaluate and price potential loan acquisitions. In addition to pools of loans, WFSG also acquires various classes of Mortgage-Backed Securities. Management believes that its experience in acquiring pools of loans allows it to more effectively evaluate the risks associated with the pool of loans underlying an issue of Mortgage-Backed Securities and effectively price those securities. Management also believes that the size and liquidity of the market for subordinate classes of Mortgage-Backed Securities and the relatively small size of those classes may from time to time result in the underpricing of those securities in the market, thus providing WFSG with attractive acquisition opportunities.

  Although many of the Company's prospective competitors may have access to greater capital, the Company believes that the experience of WFSG in managing, servicing and resolving real estate assets will provide the Company with the means to compete. No assurances can be made, however, in this regard. WFSG through its subsidiaries will provide WRSC with substantially all of the administrative and managerial services in connection with the operations of the Company.

  WFSG's executive offices are located at 1776 SW Madison Street, Portland, Oregon 97205, and the telephone number of its executive offices is (503) 223-5600.

WILSHIRE REALTY SERVICES CORPORATION

  WRSC is a wholly-owned subsidiary of WFSG. The following tables set forth certain information about the directors and executive officers of WRSC. Messrs. Wiederhorn and Mendelsohn are also directors of the Company. No director or executive officer is related by blood, marriage or adoption to any other director or executive officer of the Company or WRSC or any of their respective affiliates.

Directors of WRSC

NAME                                 AGE POSITION(S) HELD
----                                 --- ----------------
Andrew A. Wiederhorn................  31 Chairman of the Board, CEO, Secretary,
                                         Treasurer and Director
Lawrence A. Mendelsohn..............  36 President and Director

Executive Officers Who Are Not Directors

NAME                                                AGE POSITION(S) HELD
----                                                --- ----------------
Chris Tassos.......................................  40 Executive Vice President
Philip D. Vincent..................................  43 Executive Vice President
Bo G. Aberg........................................  48 Senior Vice President
Peter O'Kane.......................................  31 Senior Vice President
Glenn J. Ohl.......................................  43 Chief Financial Officer

  The principal occupation for the last five years of each director and executive officers of WRSC, as well as some other information, is set forth below.

  Andrew A. Wiederhorn is the Chairman of the Board of Directors, Chief Executive Officer, Secretary, Treasurer, and a director of both WRSC and WFSG. In 1987 Mr. Wiederhorn founded WCC and continues to serve as the Chief Executive Officer of WCC and certain of its affiliates. Mr. Wiederhorn received his B.S. degree in Business Administration from the University of Southern California.

  Lawrence A. Mendelsohn is the President and a director of WRSC. He is also the President and a director of WFSG, and since October 1996 Mr. Mendelsohn serves as the President of WCC and certain of its affiliates. From February 1993 until October 1996, he was the Executive Vice President of WCC and certain of its affiliates. From January 1992 until February 1993 Mr. Mendelsohn was Vice President, Principal and Head of Capital Markets for Emerging Markets of Bankers Trust New York Corporation/BT Securities Corporation. From August 1987 until January 1992 Mr. Mendelsohn was the Vice President, Senior Options Principal and Head of Proprietary Trading for Equities, Equity Options and Distressed Debt for J.P. Morgan and Co./J.P. Morgan Securities. Mr. Mendelsohn received an A.B. degree in Economics from the University of Chicago, an M.A. degree in International Politics from the University of Texas, an M.S. degree in Business Research from the University of Southern California and a Ph.D./ABD in Finance from the University of Southern California.

  Chris Tassos is an Executive Vice President of WRSC. Mr. Tassos is also Executive Vice President and Chief Financial Officer of WFSG. Since August, 1997, Mr. Tassos has been the Executive Vice President of Finance of WCC previously serving as the Senior Vice President from August, 1995 until August, 1997. From March 1992 until February 1995 he was the Chief Financial Officer and/or Senior Vice President of Finance of Long Beach Mortgage Company (formerly Long Beach Bank). Mr. Tassos received a B.A. degree from California State University, Fullerton. From July 1979 until April 1984 and May 1985 until September 1990 Mr. Tassos was an auditor for Deloitte & Touche LLP.

  Phillip D. Vincent is an Executive Vice President of WRSC and Executive Vice President, Loan Servicing of WFSG. Mr. Vincent was Senior Vice President, Loan Servicing of WFSG from October 1996 until June 1997. Mr. Vincent was Senior Vice President and Chief Administrative Officer of the J.E. Robert Company,

Inc., one of the largest real estate and mortgage investment managers in the U.S., from April 1995 until July 1996, Senior Vice President and Managing Officer of The J.E. Robert Company, Inc. from June 1992 until September 1995, and Vice President and Division Manager of The J.E. Robert Company, Inc. from January 1991 until May 1992. Mr. Vincent is a member of the American Institute of Certified Public Accountants. Mr. Vincent received a B.S. degree in Finance from Oklahoma State University.

  Bo G. Aberg is a Senior Vice President of WRSC. Mr. Aberg is also Senior Vice President, European Operations of WFSG. From November 1994 to September 1996, Mr. Aberg was Chief Executive Officer of Securum Holding B.V., a Kingdom of Sweden owned work-out company in Europe. From September 1992 to November 1994, Mr. Aberg was Chief Executive Officer of Securum Real Estate Group, Malmo, Sweden. From January 1982 to September 1992 Mr. Aberg held several positions within the PK Group (a Swedish banking group), and from September 1974 to January 1982 he was a Chartered Accountant for Hagstroms Revisions Byra AB Sweden (now Ernst & Young). Mr. Aberg received the equivalent of a B.S. degree in Economics (Ekonomexanon) and an academic degree in Law (Jurkandexamen) both from the University of Stockholm, Sweden.

  Peter O'Kane is a Senior Vice President of WRSC. Mr. O'Kane is also Senior Vice President, Loan Acquisitions of WFSG from June, 1997. Mr. O'Kane was Vice President, Loan Acquisitions form October 1996 until June 1997. From May 1994 until October 1996 Mr. O'Kane was the Vice President, Loan Acquisitions of WCC and its affiliates. From September 1992 until April 1994 Mr. O'Kane was an Asset Manager, Investment Division of J.E. Robert Company, Inc. From September 1991 until September 1992 Mr. O'Kane was a staff consultant with Arthur Andersen & Company. From March 1990 until August 1991 Mr. O'Kane was an analyst for GranCorp, Inc., a real estate investment company. Mr. O'Kane received a B.A. degree from the University of Washington.

  Glenn J. Ohl is the Chief Financial Officer of WRSC. He is also the Senior Vice President and Chief Financial Officer of Wilshire Funding Corporation ("WFC") and WCC. Mr. Ohl was Chief Financial Officer of WFC from November 1996 until June 1997. From August 1995 until October 1996 Mr. Ohl was the Senior Vice President and Corporate Treasurer of CWM Mortgage Holdings, Inc., an affiliate of Countrywide Credit Industries Inc., a residential financing company. From September 1992 until August 1995 Mr. Ohl was the Executive Vice President and Chief Financial Officer of ARCS Mortgage, Inc., a financing company. Mr. Ohl received a B.A. degree from Franklin and Marshall College and an M.B.A. degree from New York University.

  Officers, directors and other personnel have significant experience in mortgage finance and the operation of commercial real estate; however, none have previously managed a REIT. See "Risk Factors--Newly Organized Corporation."

THE MANAGEMENT AGREEMENT

  The Company will enter into the Management Agreement with WRSC for an initial term expiring on the second anniversary of the Closing Date. Thereafter, the Management Agreement will automatically renew for successive one-year periods unless either party delivers a notice of termination at least 120 days prior to the end of the then current term. The Company may terminate, or decline to extend the term of, the Management Agreement without cause at any time after the first two years upon 60 days written notice by a majority vote of the Independent Directors or by a vote of the holders of a majority of the outstanding shares of Common Stock; provided that a termination fee, equal to the sum of the base management fee and incentive management fee earned during the twelve months preceding such termination, will be due. In addition, the Company has the right to terminate the Management Agreement upon the occurrence of certain specified events, including a material breach by WRSC of any provision contained in the Management Agreement, without the payment of any termination fee.

   WRSC at all times will be subject to the supervision of the Company's Board of Directors and will have only such functions and authority as the Company may delegate to it. WRSC will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as WRSC deems to be appropriate, including (or cause to be performed):

    (i) serving as the Company's consultant with respect to formulation of investment criteria and preparation of policy Guidelines by the Board of Directors;

    (ii) representing the Company in connection with the purchase and commitment to purchase assets, the sale and commitment to sell assets, and the maintenance and administration of its portfolio of assets;

    (iii) furnishing reports and statistical and economic research to the Company regarding the Company's activities and the services performed for the Company by WRSC;

    (iv) monitoring and providing to the Board of Directors on an ongoing basis price information and other data obtained from certain nationally recognized dealers that maintain markets in assets identified by the Board of Directors from time to time, and providing data and advice to the Board of Directors in connection with the identification of such dealers;

    (v) providing executive and administrative personnel, office space and office services required in rendering services to the Company;

    (vi) administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by WRSC and the Board of Directors, including the collection of revenues (other than servicing) and the payment of the Company's debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

    (vii) communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

    (viii) to the extent not otherwise subject to an agreement executed by the Company, designating a servicer for mortgage loans sold to the Company and arranging for the monitoring and administering of such servicers;

    (ix) advising the Company in connection with policy decisions to be made by the Board of Directors;

    (x) engaging in hedging activities on behalf of the Company, consistent with the Company's status as a REIT and with the Guidelines;

    (xi) upon request by and in accordance with the directions of the Board of Directors, investing or reinvesting any money of the Company; and

    (xii) advising the Company regarding the maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder.

  Portfolio Management. WRSC will perform portfolio management services on behalf of the Company and the Operating Partnership pursuant to the Management Agreement with respect to the Company's investments. Such services will include, but not be limited to, consulting with the Company on purchase and sale opportunities, collection of information and submission of reports pertaining to the Company's assets, interest rates, and general economic conditions, periodic review and evaluation of the performance of the Company's portfolio of assets, acting as liaison between the Company and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets, and other customary functions related to portfolio management. WRSC may enter into subcontracts with other parties, including its affiliates, to provide any such services to the Company.

  Monitoring Services. WRSC will perform monitoring services on behalf of the Company pursuant to the Management Agreement with respect to the Company's portfolio of Mortgage Loans and Special Servicing rights. Such monitoring services will include, but not be limited to, the following activities: negotiating Special Servicing agreements; serving as the Company's consultant with respect to the Special Servicing of mortgage loans; collection of information and submission of reports pertaining to the mortgage loans and to moneys remitted to WRSC or the Company; acting as a liaison between the servicers of the mortgage loans and the Company and working with servicers to the extent necessary to improve their servicing performance; with respect to mortgage loans for which the Company is Special Servicer, periodic review and evaluation of the performance of each servicer to determine its compliance with the terms and conditions of the related servicing agreement; review of and recommendations as to fire losses, easement problems and condemnation, delinquency and foreclosure procedures with regard to mortgage loans; review of servicers' delinquency, foreclosure and other reports on mortgage loans; supervising claims filed under any mortgage insurance policies; and enforcing the obligation of any servicer to repurchase mortgage loans. WRSC may enter into subcontracts with other parties, including WFSG and its affiliates, to provide any such services for WRSC.

  Management Fees and Expenses. WRSC will receive a base management fee equal to 1% per annum, of the first $1.0 billion of the Average Invested Assets, and 0.75% of the next $500.0 million of the Average Invested Assets and 0.50% of the Average Invested Assets above $1.5 billion. The term "Average Invested Assets" for any period means the average of the aggregate book value of the assets of the Company, including the assets of all of its direct and indirect subsidiaries, before reserves for depreciation or bad debts or other similar noncash reserves, computed by taking the daily average of such values during such period. WRSC will not receive any management fee for the period prior to the sale of the shares of Common Stock offered hereby. The base management fee is intended to compensate WRSC for its costs in providing management services to the Company. The Board of Directors of the Company may adjust the base management fee in the future if necessary to align the fee more closely with the actual costs of such services.

  WRSC shall be entitled to receive incentive compensation for each fiscal quarter in an amount equal to the product of (A) 25% of the dollar amount by which (1)(a) Funds from Operations (before the incentive fee) of the Company per share of Common Stock (based on the weighted average number of shares outstanding) (b) plus gains (or minus losses) from debt restructuring and sales of property per share of Common Stock (based on the weighted average number of shares outstanding), exceed (2) an amount equal to (a) the weighted average of the price per share at the initial offering and the prices per share at any secondary offerings by the Company multiplied by (b) the Ten-Year U.S. Treasury Rate plus five percent per annum multiplied by (B) the weighted average number of shares of Common Stock outstanding during such period. "Funds from Operations" as defined by the National Association of Real Estate Investment Trusts ("NAREIT") means net income (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity or ability to make distributions. As used in calculating WRSC's compensation, the term "Ten Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. If the Company determines in good faith that the Ten Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than twelve years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S. government securities selected by the Company.

  The ability of the Company to generate Funds from Operations in excess of the Ten Year U.S. Treasury Rate, and of WRSC to earn the incentive compensation described in the preceding paragraph, is dependent upon the level and volatility of interest rates, the Company's ability to react to changes in interest rates and to utilize successfully the operating strategies described herein, and other factors, many of which are not within the Company's control.

  Because employees of WRSC and its affiliates will perform certain due diligence tasks that purchasers of real estate (including managers of REITs) typically hire outside consultants to perform, WRSC will be reimbursed for (or charge the Company directly for) WRSC's out of pocket costs in performing such due diligence on assets purchased or considered for purchase by the Company. The Company does not expect to maintain an office or to employ full-time personnel. WRSC and its affiliates will track the time their employees spend in performing such due diligence tasks and will be entitled to reimbursement for the allocated portion of the salary and benefits of such employees. Expense reimbursement will be made quarterly.

  The management fees are payable in arrears. WRSC's base and incentive fees and due diligence and other expenses shall be calculated by WRSC within 45 days after the end of each quarter, and such calculation shall be promptly delivered to the Company. The Company is obligated to pay such fees and expenses within 60 days after the end of each fiscal quarter.

FEE                           AMOUNT
---                           ------
Base Management Fee.......... Equal to 1% per annum of the first $1.0 billion of
                              Average Invested Assets, 0.75% of the next $500.0
                              million of Average Invested Assets and 0.50% of
                              Average Invested Assets above $1.5 billion.
Incentive Fee................ Based on the amount, if any, by which the
                              Company's Funds from Operations plus certain gains
                              (minus certain losses) exceed a hurdle rate.
Expense Reimbursement........ Reimbursement of due diligence costs and out-of-
                              pocket expenses.

Limits of Responsibility.

  Pursuant to the Management Agreement, WRSC will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of the Company's Board of Directors in following or declining to follow its advice or recommendations. WRSC, its directors and its officers will not be liable to the Company, any subsidiary of the Company, the Independent Directors, the Company's stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Management Agreement. The Company has agreed to indemnify WRSC, its directors and its officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of WRSC not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement.

  The Management Agreement does not limit or restrict the right of WRSC or any of its officers, directors, employees or Affiliates from engaging in any business or rendering services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, assets that meet the Company's policies and criteria. WRSC has agreed, however, to give the Company right of first refusal with respect to International Investments, U.S. Commercial Investments and Mortgage-Backed Securities, subject to certain exceptions. See "Risk Factors--Potential Conflicts of Interest" and "--Certain Relationships; Conflicts of Interest."

STOCK OPTIONS

  The Company intends to adopt a non-qualified stock option plan (the "Option Plan"), which provides for options to purchase shares of Common Stock (or, at the election of the Company, Units that may be redeemed for cash, or, at the election of the General Partner, shares of Common Stock on a one-for-one basis). See "Operating Partnership--Redemption Rights." The maximum aggregate number of shares of Common Stock that may be issued pursuant to options granted under the Option Plan is 6,000,000 shares.

  Before Closing, the Company will grant to WRSC and the Independent Directors options under the Option Plan, representing the right to acquire 2,000,000 shares of Common Stock (2,300,000 assuming the Underwriters exercise their over-allotment option in full), at an exercise price per share equal to the initial offering price of the Common Stock. If the price per share equal to the initial offering price of the Common Stock. If the options could be exercised immediately, they would represent 11.0% of the number of shares of Common Stock outstanding after completion of this Offering. However, the options cannot be exercised immediately. One quarter of WRSC's options become exercisable on each of the first four anniversaries of the Closing. The options terminate on the tenth anniversary of the Closing.

  Upon the Closing, the Company will grant each Independent Director an option to purchase 5,000 shares of Common Stock at an exercise price equal to the initial offering price. In the future, newly elected Independent Directors will receive options to purchase 5,000 shares of Common Stock at the closing price on the day that they join the Board. These options shall vest immediately with the recipient. In addition, on the last trading day of each calendar quarter, the Company will automatically grant each Independent Director a non-statutory stock option to purchase 1,500 of shares of Common Stock at 110% of the fair market value on that day. Each of these director options will vest and be exercisable as follows: one-third on each of the first, second and third anniversaries of the grant date and will terminate (unless sooner terminated under the terms of the Option Plan) ten years after the date of grant. If such a director ceases to be a member of the board for any reason other than death or disability, the currently vested options will terminate on the first anniversary of the date the director ceases to be a board member. If such a director dies or becomes disabled while a member of the board, these options will terminate on the second anniversary of the date the director dies or becomes disabled. Under the Option Plan, the Company could grant restricted stock and stock appreciation rights to Independent Directors in addition to these "automatic" quarterly option grants.

  The Board of Directors may amend the Option Plan any time, except that approval by WREIT's stockholders is required for any amendment that increases the aggregate number of shares of Common Stock that may be issued pursuant to the Option Plan, increases the maximum number of shares of Common Stock that may be issued to any person, changes the class of persons eligible to receive such options, modifies the period within which the options may be granted, modifies the period within which the options may be exercised or the terms upon which options may be exercised, or increases the material benefits accruing to the participants under the Option Plan.

CERTAIN RELATIONSHIPS; CONFLICTS OF INTEREST

  The Company, on the one hand, and WFSG and its affiliates, on the other, will enter into a number of relationships other than those governed by the Management Agreement, some of which may give rise to conflicts of interest. Moreover, two of the members of the Board of Directors of the Company and all of its officers are also employed by WFSG or its affiliates.

  The Guidelines establish certain parameters for the operations of the Company, including quantitative and qualitative limitations on the Company's assets that may be acquired. The Guidelines are to assist and instruct WRSC and to establish restrictions applicable to transactions with affiliates of WFSG or with unrelated third parties. A majority of the Independent Directors will be asked to approve in advance any purchase of assets from WFSG or its affiliates or any other significant transaction not contemplated under the Management Agreement or the Servicing Agreements.

  Although the Independent Directors will review the Guidelines quarterly and will monitor compliance with those Guidelines, investors should be aware that, in conducting this review, the Independent Directors will rely primarily on information provided to them by WRSC. WRSC will obtain price evaluations concerning the price for Mortgage-Backed Securities and appraisals for real estate and loans purchased from WRSC or its affiliates, but the Independent Directors are likely to rely substantially on information and analysis provided by WRSC to evaluate the Company's Guidelines, compliance therewith and other matters relating to the Company's investments. Moreover, Price Evaluations and appraisals are not always reliable indicators of the value of assets.

In particular, price evaluations of Mortgage-Backed Securities generally are obtained from the entity providing the financing of the Mortgage-Backed Securities. Moreover, the market for unregistered Mortgage-Backed Securities is illiquid, and therefore accurate prices are difficult to estimate. See "Risk Factors--Other Risks--Conflicts of Interest in the Business of the Company."

  If the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then the Independent Directors will consider what corrective action, if any, can be taken. If the transaction is one with WRSC or an affiliate of WRSC, then WRSC will be required to repurchase the asset at the purchase price to the Company.

  Moreover, if transactions are consummated that materially and adversely deviate from the Guidelines, then the Independent Directors will have the option, under the terms of the Management Agreement, to terminate WRSC.

  The Management Agreement does not limit or restrict the right of WRSC or any of its officers, directors, employees or affiliates from engaging in any business or rendering services of any kind to any other person, including rendering advice to others with respect to purchasing real estate related assets that meet the Company's policies and criteria.

  WFSG and its affiliates will not invest in any particular Primary Investments unless a majority of the Independent Directors have decided that the Company should not invest in such asset. In deciding whether to invest in such an asset, the Independent Directors may consider, among other factors, whether the asset is well-suited for the Company and whether the Company is financially able to take advantage of the investment opportunity. However, WFSG and its affiliates have no obligation to offer Mortgage-Backed Securities to the Company if the mortgage loans collateralizing such Mortgage-Backed Securities are owned by WFSG or one of its affiliates. Moreover, WFSG has no obligation to reveal to the Company any business opportunities to invest in Other Real Estate Related Assets. As a consequence, the opportunity for the Company to invest in Other Real Estate Related Assets will be limited if such investment opportunities would be attractive to WFSG or one of its affiliates.

  The Company has contracted with WFSG and its affiliates to purchase the Initial Investments at the Closing for an aggregate purchase price of approximately $145.3 million in cash, plus the assumption of certain debt and the issuance of Units. WFSG will realize a gain as a result of the purchase by the Company of such assets. The Operating Partnership has also agreed to acquire from two affiliates of WFSG, Wilshire Properties 1 and Wilshire Properties 2, all of the outstanding shares of which are owned by Messrs. Wiederhorn and Mendelsohn, certain U.S. commercial real property in exchange for approximately 376,874 Units, which comprise approximately 1.8% of the Operating Partnership (1.6% if Underwriters' over-allotment option is exercised in full).

  From time to time, mortgage lenders offer for sale large pools of mortgage loans and real properties pursuant to a competitive bidding process. In such a case, WFSG or its affiliates may choose an unaffiliated entity with which to submit a joint bid for the pool, as long as WFSG or its affiliates takes title only to assets as to which it has not given the Company the right of first refusal.

  WFSG will purchase 1,980,000 shares of Common Stock on the Closing Date at a price equal to the public offering price, net of any underwriting discounts or commissions. This purchase will result in WFSG's ownership of approximately 9.9% of the total shares offered hereby, exclusive of the Underwriters' over-allotment option. WRSC also will receive stock options pursuant to the Company's Option Plan. See "Management of Operations--Stock Options."

  WFSG is expected to retain its shares of the Company for at least two years after the Company's initial public offering of shares of Common Stock, but may dispose of its shares any time thereafter in accordance with the provisions of Rule 144 under the Securities Act of 1933. Notwithstanding the foregoing, if the Company terminates the Management Agreement, WRSC may require the Company to register for public resale its shares of Common Stock acquired pursuant to the Option Plan. See "Management of Operations--Stock Options."

  The market in which the Company expects to purchase assets is characterized by rapid evolution of products and services and, thus, there may in the future be relationships between the Company, WFSG, and its affiliates in addition to those described herein.

                             SERVICING AGREEMENTS

  The Company generally expects to acquire Primary Investments and Other Real Estate Related Assets on a "servicing released" basis (i.e., the Company will have the right to service the loans or other assets it purchases). The Company will enter into the WCC Servicing Agreement with WCC, pursuant to which WCC will act as a servicer for the Company and provide loan and real property management services, including billing, portfolio administration and collection services for the Company's U.S. Commercial Investments, Mortgaged-Backed Securities when applicable and Other Real Estate Related Assets in the United States. The Company will also enter the European Servicing Agreement with the European Servicers, pursuant to which the European Servicers will act as servicers for the Company and provide loan and real property management services in France and the United Kingdom. As the Company acquires assets in other counties, the Company anticipates entering into similar servicing arrangements with WFSG affiliates in such counties. Under the Servicing Agreements, the Company has agreed to pay each of WCC and the European Servicers a servicing fee at or below market rates for each pool of loans or real estate assets that they service for the Company and to reimburse them for certain out-of-pocket costs associated with servicing such assets. The Management Agreement will provide that the Manager will monitor the servicing activities of WCC and the European Servicers.

  WCC is primarily engaged in the specialty loan servicing and resolution business. At June 30, 1997, WCC was servicing (i) approximately $2.5 billion aggregate principal amount of loans for WFSG; (ii) approximately $1.2 billion aggregate principal amount of loans for third parties (including approximately $532.5 million of loans previously securitized by WFSG and its affiliates); and (iii) approximately $19.7 million aggregate principal amount of loans owned by WCC. The European Servicers are currently servicing approximately $15.0 million aggregate principal balance of loans and real property. WCC has developed specialized procedures and proprietary software designed to effectively service performing, non-performing and sub-performing loans, which procedures and software have been adapted for French and United Kingdom requirements and are used by the European Servicers. WCC and the European Servicers design a servicing plan for each underlying loan or property. WCC and the European Servicers then actively service each loan and property to maximize cash flow.

                                  THE COMPANY

  WREIT was incorporated in the State of Maryland on October 24, 1997 and will elect to be taxed as a REIT under the Code. The principal executive offices of the Company are located at 1776 SW Madison Street, Portland, Oregon 97205. The Company's telephone number is (503) 223-5600.

  The following tables set forth certain information about the directors and executive officers of WREIT.

Directors Who Are Executive Officers

NAME                                 AGE POSITION(S) HELD
----                                 --- ----------------
Andrew A. Wiederhorn................  31 Chairman of the Board, Chief Executive
                                         Officer, Secretary, Treasurer and
                                         Director
Lawrence A. Mendelsohn..............  36 President and Director

Independent Directors

NAME                                 AGE POSITION(S) HELD
----                                 --- ----------------
John C. Condas......................  36 Director
David C. Egelhoff...................  48 Director
Steven Kapiloff.....................  36 Director

Executive Officers Who Are Not Directors

NAME                                 AGE POSITION(S) HELD
----                                 --- ----------------
Chris Tassos........................  40 Executive Vice President and Chief
                                         Financial Officer
Bo G. Aberg.........................  48 Senior Vice President

  The principal occupation for the last five years of each Independent Director of the Company, as well as some other information, is set forth below.

  John C. Condas has been a director of the Company since October 24, 1997. Mr. Condas is a shareholder with the law firm of Jackson, DeMarco & Peckenpaugh, where he specializes in real property, land use, financial institutions and environmental litigation, as well as processing land use entitlements. Mr. Condas received his A.B. with honors from the University of Chicago, an M.A. in Urban Planning from University of California at Los Angeles, and his J.D. from the University of Southern California.

  David C. Egelhoff has been a director of the Company since October 24, 1997. Mr. Egelhoff is President of Macadam Forbes, Inc. *ONCOR International, a commercial real estate brokerage company headquartered in Portland, Oregon since 1981. Mr. Egelhoff is a licensed real estate broker who has extensive brokerage experience, including transactions with REITs. He is a member of the Oregon and National Board of Realtors and the Builders and Owners Management Association. Mr. Egelhoff received a degree in Finance and Marketing from the University of Wisconsin-Madison in 1971.

  Steven Kapiloff has been a director of the Company since October 24, 1997. Mr Kapiloff is an attorney with the law firm of Winthrop, Stimson, Putnam & Roberts in its Stamford, Connecticut office, where he represents owners and developers of commercial real estate. Mr. Kapiloff received his undergraduate degree in Economics from Boston University and his J.D. from the University of Southern California.

  For biographical information on Messrs. Wiederhorn, Mendelsohn, Tassos and Aberg, see "Management of Operations--WRSC."

  All directors will be elected at each annual meeting of WREIT's stockholders for a term of one year, and hold office until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors. Although the Company may have salaried employees, it currently does not have employees and does not expect to employ anyone as long as the Management Agreement is in force. The Company will pay an annual director's fee to each Independent Director equal to $12,000, with no additional fee to be paid for the first four meetings of the Board of Directors. Each Independent Director will be paid a fee of $1,000 for each additional meeting of the Board of Directors or committee thereof attended in person by such Independent Director which is not a regularly scheduled quarterly meeting. For meetings attended telephonically, the Independent Directors will be paid a fee of

$100 per hour. All Independent Directors will be reimbursed for their costs and expenses in attending all meetings of the Board of Directors. Directors affiliated with WFSG, however, will not be separately compensated by the Company. See "Stock Options."

  Directors and executive officers of WREIT will be required to devote only so much of their time to the Company's affairs as is necessary or required for the effective conduct and operation of the Company's business. Because the Management Agreement provides that WREIT will assume principal responsibility for managing the affairs of the Company, the officers of the Company, in their capacities as such, are not expected to devote substantial portions of their time to the affairs of the Company. However, in their capacities as officers or employees of WREIT, or its affiliates, they will devote such portion of their time to the affairs of WREIT as is required for the performance of the duties of WREIT under the Management Agreement.

  The Bylaws of WREIT will provide that, except in the case of a vacancy, the majority of the members of the Board of Directors will at all times after the issuance of the shares offered hereby be Independent Directors. Vacancies occurring on the Board of Directors among the Independent Directors will be filled by the vote of a majority of the directors, including a majority of the Independent Directors.

  WREIT's Charter limits the liability of its directors and officers to WREIT and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of WREIT or its stockholders to obtain other relief, such as an injunction or rescission.

  The Charter and Bylaws require WREIT to indemnify and hold harmless and, without requiring a determination of the ultimate entitlement to indemnification, pay reasonable expenses in advance of the final disposition of any proceeding to its present and former directors and officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The Maryland General Corporation Law ("MGCL") permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding. Indemnification is limited to court ordered reimbursement for expenses; however, if the proceeding is one by or in the right of the corporation, and the director or officer was adjudged to be liable to the corporation or if the proceeding is one charging improper personal benefit to the director or officer and the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttal presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. Maryland law requires a corporation (unless its charter provides otherwise, which WREIT's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

                              DISTRIBUTION POLICY

  In order to avoid corporate income taxation on the earnings that it distributes, WREIT must distribute to its stockholders an amount at least equal to (i) 95% of its REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain) plus (ii) 95% of the excess of its net income from foreclosure property over the tax imposed on such income by the Code less (iii) any excess noncash income (as determined under the Code). See "Federal Income Tax Considerations." The actual amount and timing of distributions, however, will be at the discretion of the Board of Directors and will depend upon the financial condition of WREIT in addition to the requirements of the Code. It is anticipated that the first distribution will be made in January 1998 for earnings in 1997 and thereafter on a quarterly basis.

  Subject to the distribution requirements referred to in the immediately preceding paragraph, WREIT intends, to the extent practicable, to invest substantially all of the principal from repayments, sales and refinancings of the Company's assets in U.S. Commercial Property and Mortgage-Backed Securities. WREIT may, however, under certain circumstances, make a distribution of principal. Such distributions, if any, will be made at the discretion of WREIT's Board of Directors.

  It is anticipated that distributions generally will be taxable as ordinary income to non-exempt stockholders of WREIT, although a portion of such distributions may be designated by WREIT as long-term capital gain or may constitute a return of capital. WREIT will furnish annually to each of its stockholders a statement setting forth distributions paid during the preceding year and their federal income tax status. For a discussion of the federal income tax treatment of distributions by WREIT and certain adverse tax consequences for stockholders associated with REMIC Residual Interests held by the Company, see "Federal Income Tax Considerations--Taxation of the Company" and "--Taxation of Taxable U.S. Stockholders."

           YIELD CONSIDERATIONS RELATED TO THE COMPANY'S INVESTMENTS

  Before purchasing any real estate related assets, the Company, with the assistance of WRSC, will consider the expected yield of the investment. The Company considers the expected yield of an investment to be a benchmark for evaluating profitability of all types of assets over time. "Yield" or "yield to maturity" is the interest rate that will make the present value of the future cash flow from an investment equal to its price. Despite WFSG's substantial experience in evaluating potential yields on Mortgage-Backed Securities and real estate related assets, no assurances can be given that the Company can make an accurate assessment of the actual yield to be produced by an asset. Many factors beyond the control of the Company are likely to influence the yield on the Company's investments, as described in more detail below, such that the actual yield on an investment may vary substantially from its expected yield.

MORTGAGE-BACKED SECURITIES

  The yield to maturity on any class of Mortgage-Backed Securities will depend upon, among other things, the price at which such class is purchased, the interest rate for such class and the timing and aggregate amount of distributions on the securities of such class, which in turn will depend primarily on (i) whether there are any losses on the underlying loans allocated to such class and (ii) whether and when there are any prepayments of the related mortgage loans (which include both voluntary prepayments by the obligors on the mortgage loans and prepayments resulting from liquidations due to defaults and foreclosures).

  The yield on the Mortgage-Backed Securities acquired by the Company will be extremely sensitive to defaults on the mortgage loans comprising the mortgage collateral for such securities and the severity of losses resulting from such defaults, as well as the timing of such defaults and actual losses. The Company's right as a holder of Mortgage-Backed Securities to distributions of principal and interest will be subordinated to all of the more senior classes of securities. Actual losses on the mortgage collateral (after default, where the proceeds from the foreclosure sale of the real estate securing the loan are less than the unpaid balance of the mortgage loan plus interest thereon and disposition costs) will be allocated first to the subordinated classes prior to being allocated to the more senior classes. The Mortgage-Backed Securities the Company intends to acquire with the proceeds from this offering are subject to special risks, including a substantially greater risk of loss of principal and non-payment of interest than the more senior classes of such securities.

  If the Company acquires Mortgage-Backed Securities with an anticipated yield as of the acquisition date based on an assumed rate of default and severity of loss on the mortgage loans comprising the mortgage collateral that is lower than the actual default rate and severity of loss, its yield will be lower than the Company initially anticipated. In the event of substantial losses, the Company may not recover the full amount (or, indeed, any) of its acquisition cost. The timing of actual losses also will affect the Company's yield, even if the number of defaults and severity of loss are consistent with the Company's anticipation. In general, the earlier a loss occurs, the greater the adverse effect on the Company's yield. Additionally, the yield on Commercial Mortgage-Backed Securities and Residential Mortgage-Backed Securities collateralized by adjustable rate mortgage loans will vary depending on the amount of and caps on the adjustments to the interest rates of such mortgage loans. There can be no assurance as to the rate of delinquency, severity of loss or the timing of any such losses on mortgage loans underlying Mortgage-Backed Securities and thus as to the actual yield received by the Company.

  The aggregate amount of distributions on the Company's Mortgage-Backed Securities and their yield also will be affected by the amount and timing of principal prepayments on the mortgage loans underlying the Mortgage-Backed Securities. To the extent that more senior tranches of Mortgage-Backed Securities are outstanding, all prepayments of principal on the underlying mortgage loans typically will be paid to the holders of more senior classes, and typically none (or very little) will be paid to the Company during the first five years, and in some cases a longer period, after the original issue date of the related Mortgage-Backed Securities. This subordination of the Mortgage-Backed Securities to more senior classes may affect adversely the yield on the Mortgage-Backed Securities acquired by the Company. Even if there are no actual losses on the mortgage loans, interest and principal payments may be made on the more senior classes before interest and principal are paid with respect to the Mortgage-Backed Securities. Typically, interest deferred on Mortgage-Backed Securities is payable on subsequent payment dates to the extent funds are available, but such deferral does not itself bear interest. Such deferral of interest will reduce the actual yield on the Company's Mortgage-Backed Securities.

  Because the Company will acquire Mortgage-Backed Securities at a significant discount from their outstanding principal balance, if the Company estimates the yield on a security based on a faster rate of payment of principal than actually occurs, the Company's yield on that security will be lower than the Company anticipated. Whether and when there are any principal prepayments on the mortgage loans will be affected by a variety of factors, including, without limitation, the terms of the mortgage loans, the level of prevailing interest rates, the availability of mortgage credit and economic, tax, legal and other factors. Principal prepayments on mortgage loans secured by multi-family residential and commercial properties are likely to be affected by lock-out periods and prepayment premium provisions applicable to each of the mortgage loans, and by the extent to which the servicer is able to enforce such prepayment premium provisions. Moreover, the yield to maturity on such Mortgage-Backed Securities may also be affected by any extension of the scheduled maturity dates of the mortgage loans as a result of modifications of the mortgage loans by the related servicer, if permitted.

  The timing of any prepayments on the mortgage loans underlying Mortgage-Backed Securities owned by the Company may significantly affect the Company's yield to maturity, even if the average rate of principal payments is consistent with the Company's expectation. In general, the earlier a prepayment of principal of the mortgage loans, the greater the effect on an investor's yield. The effect on the Company's yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the Company during any particular period may not be fully offset by a subsequent like decrease (or increase) in the rate of principal payments.

  Because the rate and timing of principal payments on the underlying mortgage loans will depend on future events and on a variety of factors, no assurances can be given as to such rate or the timing of principal payments on the Mortgage-Backed Securities the Company owns or acquires.

U.S. COMMERCIAL PROPERTIES

  The yield on the Company's investments in real properties, including U.S. Commercial Properties, will depend upon the price that the Company pays for such investments, the costs of capital improvements and other costs of managing the properties, the level of rents and other income generated by the properties, the length of time between acquisition and disposition and the price at which the Company ultimately disposes of such properties. The yield of such an investment may be adversely affected by factors beyond the Company's control, such as adverse changes in economic conditions, neighborhood characteristics and competition from other properties offering the same or similar services. See "Risk Factors--Investment Activity Risks." The Company will rely on the substantial experience of WFSG, made available to the Company through the Management Agreement, in acquiring, managing and disposing of U.S. Commercial Property, and in predicting and managing problems that arise. See "Management of Operations." No assurances can be given, however, that the Company will be successful in this endeavor.

MORTGAGE LOANS

  The yield to maturity on the Company's investment in mortgage loans will depend, among other things, upon (i) whether there are any losses on such mortgage loans, (ii) whether and when there are any prepayments of such mortgage loans, (iii) the interest rates on such mortgage loans, and (iv) the purchase price of such mortgage loans.

  The yield to maturity on all mortgage loans will be sensitive to defaults by the borrower and the severity of the losses that might result from such defaults. Construction and junior lien loans will be particularly sensitive to defaults because they generally have higher loan to value ratios than traditional mortgage loans. The borrower generally will have an equity investment of 10% to 15% of total project costs, but if the borrower defaults there can be no assurance that losses will not exceed such amount. Because the borrower's equity may not be adequate to protect the Company's investment, the Company's yield on such loans is particularly sensitive to defaults.

  If the Company acquires a mortgage loan at a significant discount from its outstanding principal balance and the Company estimates the yield on the mortgage loan based on a faster rate of payment of principal than actually occurs, the Company's yield on that mortgage loan will be lower than the Company anticipated. Conversely, if the Company acquires a mortgage loan at a significant premium to its outstanding principal balance, estimating the yield on such mortgage loan based on a slower rate of payment of principal than actually occurs, the Company's yield on that mortgage loan will be lower than anticipated.

  Whether and when there are any principal prepayments on the mortgage loans will be affected by a variety of factors, including, without limitation, the terms of the mortgage loans, the level of prevailing interest rates, the availability of mortgage credit and economic, tax, legal and other factors. Principal prepayments on mortgage loans secured by multi-family residential and commercial properties are likely to be affected by lock-out periods and prepayment premium provisions applicable to each of the mortgage loans, and by the extent to which the servicer is able to enforce such prepayment premium provisions. Moreover, the yield to maturity on mortgage loans may also be affected by any extension of the scheduled maturity dates of the mortgage loans as a result of modifications of the mortgage loans by the servicer, if permitted.

                              INITIAL INVESTMENTS

GENERAL

  At the Closing, the Company will acquire from WFSG or its affiliates (i) U.S. Commercial Investments for approximately $52.8 million; (ii) Mortgage-Backed Securities for approximately $98.4 million; and (iii) International Investments in the United Kingdom for approximately $5.4 million
(collectively, the "Initial Investments").

  The purchase of the Initial Investments by the Company was approved by the Independent Directors. The balance of the net proceeds of the Offering, constituting up to approximately 47.5% of the total net proceeds, will be invested by the Company as opportunities arise. WFSG has granted the Company an option to purchase for up to $110.0 million all or a portion of the Company's 50% interest in two portfolios of International Investments in France. The Company is currently evaluating the suitability of such investments under U.S. tax and French law.

  The Initial Investments include certain commercial real estate held by Wilshire Properties 1 and Wilshire Properties 2, all of the outstanding shares of which are owned by Messrs. Wiederhorn and Mendelsohn. The Operating Partnership will issue approximately 376,874 Units (which will comprise approximately 1.8% of the outstanding Units of the Operating Partnership, or 1.6% if the Underwriters' over-allotment option is exercised in full) to Wilshire Properties 1 and Wilshire Properties 2 in consideration of the acquisition of such properties. Wilshire Properties 1 and Wilshire Properties 2 may cause the Operating Partnership to redeem the Units for cash, or, at the election of the General Partner, the Units may be exchanged for shares of Common Stock on a one-for-one basis.

  The purchase price for the Initial Investments was derived by considering a number of factors, including the amount and timing of potential net cash flows on the Initial Investments, the range of possible returns on such purchases and the risks associated with such purchases, including the risk that the ultimate return will be significantly affected by losses, if any, realized on the underlying mortgage loans and other factors that are not controlled by the Company, such as prepayment experience on the underlying mortgage loans. These factors may result in a below market rate of return or a loss on the purchase price in certain situations. See "Risk Factors--Credit and Prepayment Risks from Ownership of Mortgage-Backed Securities in Pools of Commercial and Residential Mortgage Loans." The number of Units to be issued in connection with the acquisition of the commercial properties was based on recent appraisals of these properties and the public offering price of the shares of Common Stock.

  The Company believes that the descriptions of the Initial Investments set forth below are summaries of the material terms of the Initial Investments. In the case of U.S. Commercial Investments, the material terms have been taken from information provided by the servicer of those assets or information provided by Wilshire Properties 1 and Wilshire Properties 2. The material terms of the Mortgage-Backed Securities have been taken from the information provided to the Company by the trustees of the series of the Mortgage-Backed Securities. In the case of the International Investments, they have been taken from information provided by WFSG or its affiliates. Such information with respect to the Initial Investments which is within the control of third parties has not been independently confirmed by the Company, WRSC or the Underwriters, and is all the information on the subject that the Company possesses or can acquire without unreasonable effort or expense.

  The tables contained in this section present information as of September 30, 1997 for the aggregate principal balances for loans or Mortgage-Backed Securities or various dates of appraisals or BPOs for the real properties. The appraisal or BPO dates for all of the real properties were completed after December 31, 1996. The totals in the charts may not add up to 100% due to rounding.

  The Initial Investments will consist of the following:

                                                AGGREGATE PRINCIPAL
                                                      BALANCE         PURCHASE
CLASSIFICATION                          NUMBER  OR APPRAISED VALUE    PRICE(1)
--------------                          ------- ------------------- ------------
U.S. Commercial Investments
 Distressed U.S. Commercial Loans......   210      $ 58,235,722     $ 37,115,883
 U.S. Commercial Properties............    40        15,667,000       15,667,000
Mortgaged-Back Securities..............    28       557,903,330       98,387,783
International Investments..............    23        14,950,913        5,416,223
                                                                    ------------
   Total........................................................... $156,586,889
                                                                    ============

--------
(1) Purchase price will be paid from the net proceeds of this Offering, the assumption of existing debt and the issuance of Units in the Operating Partnership.

THE INITIAL U.S. COMMERCIAL INVESTMENTS

 The Initial Distressed U.S. Commercial Loans

  The Distressed U.S. Commercial Loans included in the Initial Investments (the "Initial Distressed U.S. Commercial Loans") have, as of September 30, 1997, an aggregate principal balance of $58.2 million and are secured by mortgages or deeds of trust on commercial real property. The Initial Distressed U.S. Commercial Loans were originated by various unrelated parties under different underwriting criteria at different times and were acquired by WFSG at various times. Substantially all of the properties securing the mortgage loans are not owner-occupied.

  The Company will receive varying representations and warranties with respect to certain of the Initial Distressed U.S. Commercial Loans. To the extent that any representations and warranties were offered by the respective sellers of such loans to WFSG, these representations and warranties will be transferred to the Company to the extent such representations and warranties can be transferred.

          CLASSIFICATION OF INITIAL DISTRESSED U.S. COMMERCIAL LOANS

                                                                PERCENTAGE OF
                                        AGGREGATE PRINCIPAL  AGGREGATE PRINCIPAL
CLASSIFICATION                  NUMBER  BALANCE OUTSTANDING  BALANCE OUTSTANDING
--------------                  ------- -------------------- -------------------
Performing Loans(1)............    49       $14,852,637             25.50%
Sub-Performing Loans(2)........    44        13,615,659             23.38%
Non-Performing Loans(3)........   117        29,767,426             51.12%
                                  ---       -----------            ------
  Total........................   210       $58,235,722            100.00%
                                  ===       ===========            ======

--------
(1) "Performing" means a loan that was not more than one payment delinquent as of September 30, 1997 determined under the terms of the original loan agreement or subsequent modification thereof. A "Performing" loan may have been previously delinquent but has been brought current.

(2) "Sub-Performing" means a loan (x) that was, as of September 30, 1997, two or more, but not more than 12, payments delinquent, determined under the terms of the original loan agreement or subsequent modification thereof, and (y) that had a ratio of the outstanding principal balance of such loan to its appraised value expressed as a percentage of 90% or less, except for those loans which the servicer otherwise believes cannot be brought current.

(3) "Non-Performing" means a loan (x) that was, as of September 30, 1997, more than 12 payments delinquent, determined under the terms of the original loan agreement or subsequent modification thereof, or (y) that was, as of September 30, 1997, two or more, but not more than 12 (determined under the terms of the original loan agreement or subsequent modification thereof) payments delinquent and had a ratio of the outstanding principal balance of such loan to its appraised value in excess of 90%, or the servicer otherwise believes that such loan will not be brought current.

        DELINQUENCY STATUS OF INITIAL DISTRESSED U.S. COMMERCIAL LOANS

                                                                  PERCENTAGE
                                          AGGREGATE PRINCIPAL AGGREGATE PRINCIPAL
NUMBER OF PAYMENTS DELINQUENT     NUMBER  BALANCE OUTSTANDING BALANCE OUTSTANDING
-----------------------------     ------- ------------------- -------------------
Current..........................    49       $14,852,637            25.50%
1-3 Payments.....................     7         1,281,784             2.20%
4-6 Payments.....................     9         2,687,088             4.61%
7-12 Payments....................    31        10,303,635            17.69%
13-18 Payments...................     7         1,069,277             1.84%
19-24 Payments...................    10         2,080,467             3.57%
25 or more Payments..............    97        25,960,834            44.58%
                                    ---       -----------           ------
  Total..........................   210       $58,235,722           100.00%
                                    ===       ===========           ======

  GEOGRAPHIC DISTRIBUTION OF REAL PROPERTIES SECURING INITIAL DISTRESSED U.S.
                                COMMERCIAL LOANS

                           NUMBER OF INITIAL
                              DISTRESSED                            PERCENTAGE OF
                            U.S. COMMERCIAL  AGGREGATE PRINCIPAL AGGREGATE PRINCIPAL
LOCATION OF REAL PROPERTY        LOANS       BALANCE OUTSTANDING BALANCE OUTSTANDING
-------------------------  ----------------- ------------------- -------------------
Connecticut..............          54            $19,401,474            33.32%
California...............          39             16,225,905            27.86%
New York.................          47              8,954,078            15.38%
New Jersey...............          33              5,470,070             9.39%
Oregon...................           1              3,348,691             5.75%
Georgia..................           6              1,691,526             2.90%
Massachusetts............           6                847,289             1.45%
Puerto Rico..............           5                689,558             1.18%
Virginia.................           3                422,375             0.73%
Indiana..................           1                411,483             0.71%
Texas....................           3                148,048             0.25%
Pennsylvania.............           2                133,091             0.23%
Florida..................           2                 98,551             0.17%
Rhode Island.............           1                 92,816             0.16%
Maryland.................           1                 57,463             0.10%
North Carolina...........           1                 52,188             0.09%
Arkansas.................           1                 49,962             0.09%
Illinois.................           1                 43,330             0.07%
Arizona..................           1                 35,549             0.06%
New Hampshire............           1                 31,524             0.05%
Tennessee................           1                 30,751             0.05%
                                  ---            -----------           ------
  Total..................         210            $58,235,722           100.00%
                                  ===            ===========           ======

    TYPES OF REAL PROPERTY SECURING INITIAL DISTRESSED U.S. COMMERCIAL LOANS

                                                               PERCENTAGE OF
                                        AGGREGATE PRINCIPAL AGGREGATE PRINCIPAL
PROPERTY TYPE                    NUMBER BALANCE OUTSTANDING BALANCE OUTSTANDING
-------------                    ------ ------------------- -------------------
Mixed Use Residential/Retail....   47       $13,462,033            23.12%
Multi-Family....................   31        10,947,877            18.80%
Retail..........................   47        10,592,034            18.19%
Warehouse.......................   19         6,072,233            10.43%
Low Rise Office(1)..............   12         4,626,360             7.94%
Hotel and Motel.................    9         2,181,509             3.75%
Commercial Land.................    9         1,678,637             2.89%
Convalescent Facility...........    2         1,378,732             2.37%
Office Condominium(s)...........   14         1,095,637             1.88%
Medical/Dental Office...........    5           785,655             1.35%
Incubator Office/Warehouse......    2           594,944             1.02%
Mini Warehouse..................    2           481,144             0.83%
Commercial Other................   11         4,338,927             7.45%
                                  ---       -----------           ------
  Total.........................  210       $58,235,722           100.00%
                                  ===       ===========           ======

--------
(1) Includes a loan secured by a low-rise office, retail and residential.

         INTEREST RATE TYPE OF INITIAL DISTRESSED U.S. COMMERCIAL LOANS

                                                         PERCENTAGE OF AGGREGATE
                                     AGGREGATE PRINCIPAL    PRINCIPAL BALANCE
INTEREST RATE TYPE            NUMBER BALANCE OUTSTANDING       OUTSTANDING
------------------            ------ ------------------- -----------------------
Fixed........................   81       $18,378,140              31.56%
ARM..........................  129        39,857,582              68.44%
                               ---       -----------             ------
  Total......................  210       $58,235,722             100.00%
                               ===       ===========             ======

         MORTGAGE RATES OF INITIAL DISTRESSED U.S. COMMERCIAL LOANS(1)

                                                                PERCENTAGE OF
                                                                   AGGREGATE
                                          AGGREGATE PRINCIPAL  PRINCIPAL BALANCE
MORTGAGE RATES                     NUMBER BALANCE OUTSTANDING     OUTSTANDING
--------------                     ------ -------------------- -----------------
Less than 7.00%...................    5       $   371,911             0.64%
7.00%-7.49%.......................    3         2,108,580             3.62%
7.50%-7.99%.......................    8         3,080,243             5.29%
8.00%-8.49%.......................   10         3,935,188             6.76%
8.50%-8.99%.......................   19         6,737,308            11.57%
9.00%-9.49%.......................   12         2,123,259             3.65%
9.50%-9.99%.......................   11         5,700,396             9.79%
10.00%-10.49%.....................   25         6,318,780            10.85%
10.50%-10.99%.....................   35         6,652,402            11.42%
11.00%-11.49%.....................   18         3,066,609             5.27%
11.50%-11.99%.....................   14         3,104,505             5.33%
12.00%-12.49%.....................   10         2,955,042             5.07%
12.50%-12.99%.....................   13         7,201,725            12.37%
13.00%-13.49%.....................    6           774,980             1.33%
13.50%-13.99%.....................    4         1,610,777             2.77%
14.00%-14.99%.....................    7         1,015,454             1.74%
15.00%-15.99%.....................    4           395,340             0.68%
16.00%-16.99%.....................    1           525,000             0.90%
17.00% and Greater................    5           558,222             0.96%
                                    ---       -----------           ------
  Total...........................  210       $58,235,722           100.00%
                                    ===       ===========           ======

(1) The weighted average mortgage rate of the Initial Distressed U.S. Commercial Loans is approximately 10.42%.

           LIEN POSITION OF INITIAL DISTRESSED U.S. COMMERCIAL LOANS

                                                                PERCENTAGE OF
                                         AGGREGATE PRINCIPAL AGGREGATE PRINCIPAL
LIEN POSITION                     NUMBER BALANCE OUTSTANDING BALANCE OUTSTANDING
-------------                     ------ ------------------- -------------------
First Lien.......................  180       $48,208,521            82.78%
Second Lien......................   25         7,701,320            13.22%
Third Lien.......................    3         1,543,977             2.65%
Fourth Lien......................    1           370,421             0.64%
Fifth Lien.......................    1           411,483             0.71%
                                   ---       -----------           ------
  Total..........................  210       $58,235,722           100.00%
                                   ===       ===========           ======

    YEAR OF ORIGINATION/MODIFICATION OF INITIAL DISTRESSED U.S. COMMERCIAL
                                   LOANS(1)

                                                                PERCENTAGE OF
                                         AGGREGATE PRINCIPAL AGGREGATE PRINCIPAL
YEAR OF ORIGINATION/MODIFICATION  NUMBER BALANCE OUTSTANDING BALANCE OUTSTANDING
--------------------------------  ------ ------------------- -------------------
Prior to 1985...................    10       $ 1,064,981             1.83%
1985............................     3           307,779             0.53%
1986............................    14         5,339,231             9.17%
1987............................    25         3,938,687             6.76%
1988............................    34         8,023,545            13.78%
1989............................    26         8,298,267            14.25%
1990............................    19         6,804,427            11.68%
1991............................    16         4,473,340             7.68%
1992............................    10         1,989,384             3.42%
1993............................    11         2,081,362             3.57%
1994............................     9         1,855,876             3.19%
1995............................    12         2,958,208             5.08%
1996............................    11         6,259,659            10.75%
1997............................     6         2,621,876             4.50%
Unknown.........................     4         2,219,100             3.81%
                                   ---       -----------           ------
  Total.........................   210       $58,235,722           100.00%
                                   ===       ===========           ======

--------
(1) The weighted average seasoning of the Initial Distressed U.S. Commercial Loans is approximately 80.8 months.

   DISTRIBUTION OF PRINCIPAL BALANCES OF INITIAL DISTRESSED U.S. COMMERCIAL
                                   LOANS(1)

                                                               PERCENTAGE OF
                                        AGGREGATE PRINCIPAL AGGREGATE PRINCIPAL
RANGE OF PRINCIPAL BALANCES      NUMBER BALANCE OUTSTANDING BALANCE OUTSTANDING
---------------------------      ------ ------------------- -------------------
$250,000 or less................  141       $15,469,986            26.56%
$250,001-$500,000...............   39        13,714,815            23.55%
$500,001-$750,000...............   13         7,804,307            13.40%
$750,001-$1,000,000.............   10         8,854,618            15.20%
$1,000,001-$1,250,000...........    2         2,059,747             3.54%
$1,250,001-$1,500,000...........    2         2,578,356             4.43%
$1,500,001-$2,000,000...........    1         1,586,647             2.72%
Greater than $2,000,000.........    2         6,167,246            10.59%
                                  ---       -----------           ------
  Total.........................  210       $58,235,722           100.00%
                                  ===       ===========           ======

--------
(1) The average outstanding principal balance of the Initial Distressed U.S. Commercial Loans is approximately $277,313.

    STATED REMAINING TERM TO MATURITY OF INITIAL DISTRESSD U.S. COMMERCIAL
                                   LOANS(1)

                                                               PERCENTAGE OF
                                                                AGGREGATE
                                        AGGREGATE PRINCIPAL      PRINCIPAL
STATED REMAINING TERM--MONTHS    NUMBER BALANCE OUTSTANDING BALANCE OUTSTANDING
-----------------------------    ------ ------------------- -------------------
Matured Loans...................   82       $20,231,540            34.74%
1-60............................   43        15,102,989            25.93%
61-120..........................   37         7,938,282            13.63%
121-180.........................   14         2,212,187             3.80%
181-240.........................   15         5,698,925             9.79%
241-300.........................   11         4,235,739             7.27%
301-360.........................    8         2,816,060             4.84%
                                  ---       -----------           ------
  Total.........................  210       $58,235,722           100.00%
                                  ===       ===========           ======

--------
(1) The weighted average stated remaining term to maturity of the Initial Distressed U.S. Commercial Loans (excluding matured loans) is approximately 118.9 months.

 ORIGINAL/MODIFIED LOAN-TO-VALUE RATIOS OF INITIAL DISTRESSED U.S. COMMERCIAL
                                   LOANS(1)

                                                               PERCENTAGE OF
RANGE OF ORIGINAL/                      AGGREGATE PRINCIPAL AGGREGATE PRINCIPAL
MODIFIED LOAN-TO-VALUE RATIOS    NUMBER BALANCE OUTSTANDING BALANCE OUTSTANDING
-----------------------------    ------ ------------------- -------------------
50.00% or less..................   23       $ 5,230,808             8.94%
50.01%-55.00%...................    7         1,358,705             2.33%
55.01%-60.00%...................   13         3,369,771             5.79%
60.01%-65.00%...................    5         1,796,964             3.09%
65.01%-70.00%...................   17         3,291,463             5.65%
70.01%-75.00%...................   16         8,613,785            14.79%
75.01%-80.00%...................   15         2,992,614             5.14%
80.01%-85.00%...................    0                 0             0.00%
85.01%-90.00%...................    4         1,358,271             2.33%
90.01%-95.00%...................    2           416,417             0.72%
95.01%-100.00%..................    3         1,290,700             2.22%
100.01%-125.00%.................    4           691,181             1.19%
Greater than 125.00%............    4         2,482,066             4.26%
Other(2)........................   97        25,369,978            43.56%
                                  ---       -----------           ------
  Total.........................  210       $58,235,722           100.00%
                                  ===       ===========           ======

--------
(1) The weighted average loan to value ratio at origination/modification of the Initial Distressed U.S. Commercial Loans (excluding "Other") is approximately 75.00%.

(2) "Other" includes Initial Distressed U.S. Commercial Loans as to which the mortgage loan file did not contain an appraisal at origination or modification of such loans. The Company has obtained either an appraisal or BPO on such loans in connection with or subsequent to acquisition.

 The Initial U.S. Commercial Properties

  The U.S. Commercial Properties included in the Initial Investments (the "Initial U.S. Commercial Properties") will consist of 40 properties with an aggregate appraised value of approximately $15.6 million, of which four properties with an appraised value of $11.3 million will be purchased from Wilshire Properties 1 and Wilshire Properties 2 in exchange for Units. The 36 real properties being acquired from WFSG were acquired by WFSG through foreclosure.

         GEOGRAPHIC DISTRIBUTION OF INITIAL U.S. COMMERCIAL PROPERTIES

                                                            PERCENTAGE OF TOTAL
STATE             NUMBER OF REAL PROPERTIES APPRAISED VALUE   APPRAISED VALUE
-----             ------------------------- --------------- -------------------
Oregon(1)........              4              $11,275,000          71.97%
New York.........             13                1,273,300           8.13%
California.......              5                1,034,000           6.60%
Connecticut......              6                  678,200           4.33%
Florida..........              3                  670,000           4.28%
New Jersey.......              6                  561,000           3.58%
Massachusetts....              2                  165,500           1.06%
Texas............              1                   10,000           0.06%
                             ---              -----------         ------
  Total..........             40              $15,667,000         100.00%
                             ===              ===========         ======

--------
(1) One of the Oregon properties consists of three buildings.

      TYPE OF REAL PROPERTIES SECURING INITIAL U.S. COMMERCIAL PROPERTIES

                                                                   PERCENTAGE OF TOTAL
PROPERTY TYPE            NUMBER OF REAL PROPERTIES APPRAISED VALUE   APPRAISED VALUE
-------------            ------------------------- --------------- -------------------
Low Rise Office.........              4              $ 4,724,900          30.16%
Industrial Park.........              1                4,175,000          26.65%
Warehouse...............              1                2,700,000          17.23%
Multi-Family............             18                2,039,700          13.02%
Mixed Use
 Residential/Retail.....              7                  773,500           4.94%
Commercial Land.........              4                  659,000           4.21%
Retail..................              3                  345,000           2.20%
Hotel and Motel.........              1                   69,900           0.45%
Commercial Other........              1                  180,000           1.15%
                                    ---              -----------         ------
  Total.................             40              $15,667,000         100.00%
                                    ===              ===========         ======

  The Company will acquire four commercial and industrial real estate properties from Wilshire Properties 1 and Wilshire Properties 2. The following table presents information concerning the properties to be acquired from Wilshire Properties 1 and Wilshire Properties 2:

                                                                 RENT PER SQ. FT   PERCENTAGE LEASED
                                    LEASABLE NUMBER    TOTAL    ------------------ ------------------
                            DATE     SQUARE    OF    ANNUALIZED DEC. 31, SEPT. 30, DEC. 31, SEPT. 30, APPRAISED
        PROPERTY          COMPLETED FOOTAGE  TENANTS BASE RENT    1996     1997      1996     1997     VALUE(1)
        --------          --------- -------- ------- ---------- -------- --------- -------- --------- ----------
1776 SW Madison Street,
 Portland, Oregon.......    1961     15,000      1    $240,000   $13.00   $16.00    100%       100%   $1,800,000
Taylor Street Buildings,
 Portland, Oregon
 1705 SW Taylor Street      1960     20,000
 1723 SW Taylor Street      1960      4,600
 919 SW 17th Avenue         1982      3,400
                                    -------
  Total Taylor Streets
  Buildings.............             28,000      2     317,600   N/A(2)    11.34    N/A(2)     100%    2,600,000
Tigard Industrial Park,
 9800-9920 SW Tigard
 Street,
 Tigard, Oregon.........    1974    113,841      6     513,895     4.44     4.50    100%       100%    4,175,000
2855 Prairie Road,
 Eugene, Oregon.........    1965     84,912      1     270,108     2.93     3.18    100%       100%    2,700,000

--------
(1) Appraisals completed as of October 10, 1997.

(2) Not leased until January 1997.

 Properties Acquired from Wilshire Properties 1
 ----------------------------------------------
  1776 SW Madison Street. This three-story, brick office building is located 16 blocks from downtown Portland and is adjacent to the light-rail transit line. The building, which is currently leased to WFSG and its affiliates, serves as WFSG's corporate headquarters. This property, which was upgraded and remodeled in 1996, was originally constructed in 1961.

  Taylor Street Buildings. The Taylor Street Buildings consist of three office/industrial buildings located 16 blocks from downtown Portland. Currently the properties are occupied by WFSG and an affiliate of WFSG, Wilshire Leasing Limited.

 Properties Acquired from Wilshire Properties 2
 ----------------------------------------------
  Tigard Industrial Park. This multi-tenant, industrial business park consists of four buildings located on 7.7 acres close to I-5 and Highway 217. The buildings are tilt-up concrete construction with 14 grade-level doors and 18 dock-high doors.

  2855 Prairie Road. This building is located on 7.5 acres with access to the I-5 freeway via Belt Line Road and to the Eugene-Springfield metropolitan and Gateway areas. The property is served by an on-site rail spur, and the property is within the West Eugene enterprise zone. Included in the 7.5 acres are three acres of industrial land which may be developed.

  The commercial properties being acquired by the Operating Partnership from Wilshire Properties 1 and Wilshire Properties 2 have an aggregate appraised value of approximately $11.3 million, and are subject to existing indebtedness of approximately $5.6 million at interest rates ranging from 9.1% to 10.6%. The indebtedness matures from September 1998 until November 2006 and will be assumed by the Company. See "Operating Partnership Agreement." The Operating Partnership will issue approximately 376,874 Units to Wilshire Properties 1 and Wilshire Properties 2 which represent approximately 1.8% of the outstanding Units (1.6% if the Underwriters' over-allotment option is exercised in full) in the Operating Partnership in consideration of the acquisition of these properties which will be acquired subject to the existing indebtedness. Each Unit is valued at the initial public offering price for a share of Common Stock of the Company less the underwriting discount.

INITIAL MORTGAGE-BACKED SECURITIES

  The Initial Mortgage-Backed Securities included in the Initial Investments (the "Initial Mortgage-Backed Securities") consist of 28 classes of Mortgage-Backed Securities representing interests in 17 securitizations. All of the securities to be purchased had issue dates ranging from January 1, 1994 to November 30, 1997.

  The Initial Mortgage-Backed Securities consist of private-label securities backed by loans that were originated and are being serviced by unaffiliated third parties ("Private-Label Securities") and Private-Label Securities backed by loans that were previously held in the portfolio of WFSG or its affiliates and for which WCC is continuing to act as servicer ("Retained Securities"). The purchase prices of the Initial Mortgage-Backed Securities will be approximately $68.1 million for Private-Label Securities and approximately $29.2 million for Retained Securities.

  The purchase price for the Initial Mortgage-Backed Securities was derived by considering a number of factors, including the amount and timing of potential net cash flows on the Initial Mortgage-Backed Securities, the range of possible returns on such purchases and the risks associated with such purchases, including the risk that the ultimate return will be significantly affected by losses, if any, realized on the underlying mortgage loans and other factors that are not controlled by the Company, such as prepayment experience on the underlying mortgage loans. These factors may result in a below market rate of return or a loss on the purchase price in certain situations. See "Risk Factors--Credit and Prepayment Risks from Ownership of Mortgage-Backed Securities in Pools of Residential and Commercial Mortgage Loans."

  WFSG generally retains or, in certain cases, acquires Retained Securities issued in connection with the securitization of its loans. The following table sets forth information regarding the Company's Initial Mortgage-Backed Securities as reported by September 30, 1997.

                      INITIAL MORTGAGE-BACKED SECURITIES

                                                                               AGGREGATE CLASS BALANCE
                                                                       -------------------------------------------
                                                    PERCENTAGE OF POOL                                PERCENTAGE
                               ISSUE    COLLATERAL   PAID DOWN SINCE                    AUGUST 31,    PAID DOWN
   ISSUE NAME    CLASS RATING   DATE       TYPE          ISSUANCE        INITIAL           1997     SINCE ISSUANCE
---------------- ----- ------ -------- ------------ ------------------ ------------    ------------ --------------
BSMSI 96-6        B3    Baa2  12/30/96 Residential        24.83%       $  5,427,000    $  5,369,413       1.06%
                  B4     Ba2  12/30/96 Residential        24.83%          4,824,000       4,772,811       1.06%
CHASE 94-H        B5       B    5/1/94 Residential        15.95%            250,000         240,618       3.75%
CSFBMSC 97-1R    1-B1     BB   9/22/97 Residential         0.55%         12,268,000      12,262,606       0.04%
                 1-B2      B   9/22/97 Residential         0.55%          3,225,000       3,223,582       0.04%
                 1-B3     B-   9/22/97 Residential         0.55%          6,852,000       6,852,000       0.00%
                 2-B1     BB   9/22/97 Residential         0.26%          5,007,000       4,994,594       0.25%
                 2-B2      B   9/22/97 Residential         0.26%          1,320,000       1,316,729       0.25%
                 2-B3     B-   9/22/97 Residential         0.26%          2,554,000       2,547,672       0.25%
CWMBS 94-Q        B4      BB    9/1/94 Residential        28.56%            479,877         424,116      11.62%
GNMA9716          FIO    AAA  10/30/97 Residential        20.88%        296,318,416(3)  234,458,698      20.88%
HMSI 97-2         B4      BB    4/1/97 Residential         3.91%          1,507,000       1,502,748       0.28%
HMSI 97-1         B3      BB    2/1/97 Residential         5.13%          3,887,000       3,866,640       0.52%
RFMSI 96-S4       B1      BB    2/1/96 Residential        11.70%          2,849,500       2,808,011       1.46%
SASI 94-4         M2    Baa3    3/1/94 Residential        28.99%         30,900,000      30,308,468       1.91%
SBMS 97-HUD2(1)   B6      NR  11/30/97 Residential         0.00%         27,614,955      27,614,955       0.00%
SBMS VII 96-
LB3(1)            CE      NR  11/25/96 Residential        23.62%          4,897,473       4,897,474       0.00%
SBMS VII 97-B     BB      BB  10/27/97 Residential         0.69%         44,582,294      41,250,000       7.47%
SBMS VII 97-
LB1(1)            CE      NR   1/27/97 Residential        16.90%          5,059,267       5,059,267       0.00%
WFC 96-3(1)       AIO    AAA   12/1/96 Residential        11.20%        166,577,385     166,577,385       0.00%
WFC 96-3(1)       B1      BB   12/1/96 Residential        65.63%          6,261,433       6,168,911       1.48%
WFC 96-3(1)       B2       B   12/1/96 Residential        65.63%          4,870,004       4,798,039       1.48%
WFC 96-3(1)       B3      NR   12/1/96 Residential        65.63%         12,522,867      12,337,813       1.48%
WFC 96-3(1)       FIO    AAA   12/1/96 Residential        65.63%         48,211,248      48,211,248       0.00%
WILSHIRE CON-
SUMER
95A(1)             B      NR    3/8/95   Consumer         54.46%         16,637,757      18,891,143     (13.54%)(2)
WILSHIRE MORT-                         Manufactured
GAGE 95A           B      NR   6/28/95   Housing          38.31%          5,006,883       5,177,238      (3.40%)(2)
WILSHIRE MORT-
GAGE
95-MA1(1)          B      NR    7/1/95 Home Equity        40.09%          5,912,302       6,904,130     (16.78%)(2)
WILSHIRE
MORTGAGE
95-MF1(1)          B      NR    7/1/95 Home Equity        41.10%          2,312,642       2,728,219     (17.97%)(2)
                                                                       ------------    ------------
TOTAL................................................................. $728,135,302    $665,564,528
                                                                       ============    ============
                   COMPANY INVESTMENT
                 --------------------------
                 PERCENTAGE
                     OF                      PURCHASE
   ISSUE NAME      CLASS       AMOUNT          PRICE
---------------- ---------- --------------- --------------
BSMSI 96-6          50.0%   $  2,684,707    $ 2,684,707
                    50.0%      2,386,406      2,219,357
CHASE 94-H         100.0%        240,618        173,245
CSFBMSC 97-1R       50.0%      6,131,303      5,625,471
                    50.0%      1,611,791      1,365,474
                    50.0%      3,426,000      2,527,300
                    50.0%      2,497,297      2,210,785
                    50.0%        658,365        559,498
                    50.0%      1,273,836        909,016
CWMBS 94-Q         100.0%        424,116        399,135
GNMA9716           100.0%    234,458,698(4)   6,330,385
HMSI 97-2          100.0%      1,502,748      1,374,869
HMSI 97-1           50.0%      1,933,320      1,831,237
RFMSI 96-S4        100.0%      2,808,011      2,536,848
SASI 94-4           25.0%      7,577,117      6,251,122
SBMS 97-HUD2(1)    100.0%     27,614,955      8,284,487
SBMS VII 96-
LB3(1)              50.0%      2,448,737      8,693,017
SBMS VII 97-B       12.1%      4,999,500      4,699,530(5)
SBMS VII 97-
LB1(1)              50.0%      2,529,634      9,384,941
WFC 96-3(1)        100.0%    166,577,385(4)   2,498,661(5)
WFC 96-3(1)         50.0%      3,084,456      2,776,010
WFC 96-3(1)         50.0%      2,399,019      1,799,264
WFC 96-3(1)         50.0%      6,168,907      2,159,117
WFC 96-3(1)        100.0%     48,211,248(4)     723,169
WILSHIRE CON-
SUMER
95A(1)              50.0%      9,445,571      7,220,421
WILSHIRE MORT-
GAGE 95A           100.0%      5,177,238      3,999,985
WILSHIRE MORT-
GAGE
95-MA1(1)          100.0%      6,904,130      6,558,924
WILSHIRE
MORTGAGE
95-MF1(1)          100.0%      2,728,219      2,591,808(4)
                            ------------    -----------
TOTAL...................... $557,903,330    $98,387,783
                            ============    ===========

----
(1) Special Servicing rights attached.
(2) Includes prepaid senior class principal due to application of excess interest to senior class principal, thereby increasing subordinate class balance.
(3) The pools of GNMA Securities which underlie this issue were accumulated over a period of time prior to the issuance of this security and the principal amount of such securities was $296,318,416 paid down to $234,458,898 at the time of issuance.
(4) IO classes are notional classes and, as such, are not entitled to distributions of principal.
(5) CE bonds represent subordinated principal plus a notional IO class.

                 RATINGS OF INITIAL MORTGAGE-BACKED SECURITIES

                                                                      NET BOOK
RATING CATEGORY(1)                                                      VALUE
------------------                                                   -----------
AAA/Aaa1 to A-/A3................................................... $ 9,552,214
BBB+/Baa1 to BBB-/Baa3..............................................   8,935,828
BB+/Ba1 to BB-/Ba3..................................................  23,673,243
B+/B1 to B-/B3......................................................   7,333,797
Unrated.............................................................  48,892,701
                                                                     -----------
  Total............................................................. $98,387,783
                                                                     ===========

--------
(1) Most recent rating by an independent rating agency.

  The ratings of the Rating Agencies on mortgage pass-through certificates address the likelihood of the receipt of all distributions to which such holders are entitled. The ratings do not represent any assessment of (i) the likelihood or frequency of principal prepayments on the underlying mortgage loans, (ii) the degree to which such prepayments might differ from those originally anticipated or (iii) whether and to what extent yield maintenance premiums (if any) will be received. Also, a security rating does not represent any assessment of the yield to maturity that investors may experience on any security nor does it assess any possibility that the holders of the IOs might not fully recover their investment in the event of rapid prepayments of the underlying mortgage loans (including both voluntary and involuntary prepayments). A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by assigning the rating agency.

  Structure and Subordination. The majority of the principal amount of the Initial Mortgage-Backed Securities is subordinated in right of payment of principal and interest, thus protecting the more senior securities from losses on the underlying mortgage loans. In general, on any distribution date, prepayments of principal will typically be distributed to the most senior class of securities, and not to the Initial Mortgage-Backed Securities, as long as the more senior securities are outstanding or certain overcollateralization levels are not met. Generally, on any distribution date, no interest is distributed to the Initial Mortgage-Backed Securities until interest allocable to more senior classes for that distribution date has been distributed. In addition, as losses are incurred on the underlying mortgage loans, such losses will be borne by the most junior class of Mortgage-Backed Securities then having an outstanding balance.

  Restrictions on Transfer of Initial Mortgage-Backed Securities. Substantially all of the Initial Mortgage-Backed Securities have not been registered under the Securities Act or any state securities laws, and, accordingly, transfer of the Initial Mortgage-Backed Securities is restricted. Moreover, the Initial Mortgage-Backed Securities cannot be transferred to an ERISA plan or related party except in certain limited circumstances. As a result, there is no liquid market for the Initial Mortgage-Backed Securities.

THE INTERNATIONAL INVESTMENTS

  At Closing the Company will purchase participation interests in two pools of loans in the United Kingdom: (i) a pool of non-performing loans with an aggregate outstanding principal balance of approximately $14.2 million which because of their delinquent status, were purchased at prices that reflected a significant discount from their unpaid principal balances, and (ii) a pool of performing and sub-performing loans with an aggregate outstanding principal balance of approximately $0.8 million which were purchased at prices that more closely approximated their unpaid principal balances. The aggregate purchase price for these loans in the United Kingdom will be approximately $5.4 million based on September 30, 1997 exchange rates.

  WFSG has granted the Company an option to purchase for up to $110.0 million all or a portion of up to 50% of WFSG's interest in two portfolios of International Investments in France. The foregoing amounts were based on exchange rates as of September 30, 1997 in the United Kingdom at $1.6156 and in France at $5.8898 to the U.S. Dollar, respectively.

    YIELD CONSIDERATIONS RELATED TO THE INITIAL MORTGAGE-BACKED SECURITIES

GENERAL.

  The actual yield to maturity on the Initial Mortgage-Backed Securities will depend upon, among other things, the interest rate for each class of Mortgage-Backed Securities and the timing and aggregate amount of distributions on the securities of such class, which in turn will depend primarily on losses and prepayments on the related mortgage loans. See "Yield Considerations Related to the Company's Investments." The yield to maturity on the Initial Mortgage-Backed Securities will be extremely sensitive to the default and loss experience of the underlying mortgage loans and the timing of any such defaults or losses. See "Risk Factors--Investment Activity Risks."

  The significance of the effect of potential realized losses on the underlying mortgage loans is illustrated in the tables below. This information is presented for analytical purposes only, and is not intended as an accurate indicator or prediction of the actual defaults and losses that may occur in the future with respect to the underlying mortgage loans. Actual defaults, liquidations and losses are likely to differ in timing and amount from those assumed (and may differ significantly). Investors in the Company are urged to consider their own estimates as to possible levels and timing of defaults and losses.

  The Company will purchase each class of Initial Mortgage-Backed Securities at a discount from its principal amount. Accordingly, if the Company calculates the anticipated yield to maturity of any such class based on an assumed rate of payment that is faster than that actually experienced on the underlying mortgage loans, the actual yield may be lower than that so calculated. The following tables show yield sensitivity to prepayments and defaults for a sample of the larger Initial Mortgage-Backed Securities being acquired by the Company.

MODELING ASSUMPTIONS.

  (i)    The loans prepay at the indicated constant prepayment rate ("CPR").
  (ii) The loans default at the indicated conditional default rate ("CDR") or the indicated default rate vector.
  (iii) Distributions are received in cash, on the 25th day of each month, commencing on November 25, 1997.
  (iv) There are no repurchases of loans due to breaches of any representations or warranties or pursuant to an optional termination.
  (v)    The purchases are made on the indicated settlement date.
  (vi) The purchase price is the indicated purchase price for the applicable bond.
  (vii) All required payments are made during the applicable collection periods, except for balances which are assumed to be in default.
  (viii) All required principal and interest advances will be made.
  (ix) Liquidation of the principal balance at the time of default occurs 12 months after the month of default.
  (x) Upon default, losses of 25% of the defaulted unpaid principal balance will be realized upon liquidation.
  (xi) No amounts will be available in future periods to cover interest shortfalls in prior periods.
  (xii)  No special servicing fees are assumed to be incurred.
  (xiii) Six-Month LIBOR is equal to 5.781% per annum and remains constant.

  The assumed percentages of liquidations and loss scenarios shown in the tables below are for illustrative purposes only and the Company makes no representations or warranties with respect to the reasonableness of the assumptions or that the actual liquidation or loss severity experience of the loans will in any way correspond to any of the assumptions.

                          CSFBMSC 1997-1R, CLASS 1-B1
                (PURCHASE PRICE OF 95.00% OF PRINCIPAL AMOUNT)
                          (SETTLEMENT DATE: 10/29/97)

           50.00% VECTOR(1)(2) 100.00% VECTOR(1)(2) 200.00% VECTOR(1)(2)
           ------------------- -------------------- --------------------
   CPR           BEY(3)               BEY(3)               BEY(3)
   ---           ------               ------               ------
   10.00%         8.91%               8.60%                1.76%
   15.00%         9.12%               9.07%                5.95%
   20.00%         9.32%               9.29%                7.78%

--------
(1) Assumed CDRs of underlying mortgage bonds:

         BOND        CDR(2)
         ----        ------
         PHMS 92-11   1.00%
         PHMS 92-14   1.25%
         PHMS 93-B    0.40%
         PHMS 93-G    0.40%
         PHMS 93-L    0.20%
         PHMS 94-D    0.10%
         PHMS 94-E    0.20%
         PHMS 95-D2   0.60%
         PHMS 95-A    0.30%
         PHMS 95-E    0.10%

(2) 100% vector means CDR equal to 100% of the above CDRs, a 50% vector means one-half of the CDRs above and a 200% vector means twice the CDRs above.
(3) BEY means Bond Equivalent Yield.

                           SBMS 1997-HUD2, CLASS B6
                (PURCHASE PRICE OF 30.00% OF PRINCIPAL AMOUNT)
                          (SETTLEMENT DATE: 11/30/97)

              2.5% CDR 3.5% CDR 4.5% CDR
              -------- -------- --------
   CPR         BEY(2)   BEY(2)   BEY(2)
   ---         ------   ------   ------
   5.00%       20.86%   14.83%    7.71%
   8.00%       23.11%   17.97%   11.36%
   Vector(1)   26.07%   22.25%   17.30%

--------
(1) 8% CPR for two years, 12% CPR for the third year, then 20% CPR thereafter.
(2) BEY means Bond Equivalent Yield.

                           SBMS VII 1997-B, CLASS B
                (PURCHASE PRICE OF 95.00% OF PRINCIPAL AMOUNT)
                          (SETTLEMENT DATE: 10/27/97)

           1.5% CDR 2.5% CDR 3.5% CDR
           -------- -------- --------
   CPR      BEY(1)   BEY(1)   BEY(1)
   ---      ------   ------   ------
   20.00%   9.12%    8.99%    8.84%
   25.00%   8.87%    8.73%    8.58%
   30.00%   8.62%    8.47%    8.28%

--------
(1) BEY means Bond Equivalent Yield.

                          SBMS VII 1997-LB1, CLASS CE
                (PURCHASE PRICE OF 371.00% OF PRINCIPAL AMOUNT)
                          (SETTLEMENT DATE: 10/25/97)

           1.5% CDR 2.5% CDR 3.5% CDR
           -------- -------- --------
   CPR      BEY(1)   BEY(1)   BEY(1)
   ---      ------   ------   ------
   20.00%   22.41%   20.08%   17.70%
   25.00%   17.30%   14.98%   12.65%
   30.00%   12.14%    9.90%    7.66%

--------
(1) BEY means Bond Equivalent Yield.

  The pre-tax yields set forth in the preceding tables were calculated by determining the monthly discount rates that, when applied to the projected future stream of cash flows to be paid on the Mortgage-Backed Securities, would cause the present value of such projected future stream of cash flows to equal the assumed aggregate purchase prices of such securities and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as distributions on such classes and consequently do not purport to reflect the return on any investment in such classes when such reinvestment rates are considered.

  There can be no assurance that the assumptions used in preparing these tables are accurate or that defaults and losses on the underlying mortgage loans will not exceed those shown herein. Moreover, other Mortgage-Backed Securities purchased by the Company in the future are likely to have different characteristics.

                                CAPITALIZATION

  The total stockholders equity of the Company as adjusted to reflect the sale of the shares of Common Stock offered hereby, is as follows:

                                                                         AS
                                                              ACTUAL ADJUSTED(1)
                                                              ------ -----------
                                                                (IN THOUSANDS)
Common Stock, par value $0.0001..............................  $[ ]   $      2
  Authorized--200,000,000 shares
  Outstanding--0 shares, 20,000,000 shares, as adjusted
Preferred Stock, par value $0.0001...........................    0           0
  Authorized--25,000,000 shares
  Outstanding--0 shares, 0 shares, as adjusted
Additional Paid-in Capital...................................   [0]    247,298
                                                               ---    --------
    Total....................................................  $[ ]   $247,300
                                                               ===    ========

--------
(1) Assumes that the initial public offering price is $15.00 per share. Includes 1,980,000 shares of Common Stock to be purchased by WFSG, after deducting offering and organizational expenses estimated to be $[22,000,000] payable by the Company, and assuming no exercise of the Underwriters' over-allotment option to purchase up to an additional 3,000,000 shares of Common Stock.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF LIQUIDITY AND CAPITAL RESOURCES

  WREIT has no operating history. WREIT's opening audited balance sheet as of October 28, 1997, and related footnotes are presented elsewhere herein. The Management's Discussion and Analysis of Liquidity and Capital Resources should be read in conjunction with such opening balance sheet and related notes. WREIT has been organized and will elect to qualify as a REIT under the Code and, as such, anticipates distributing annually at least 95% of its taxable income (other than net capital gain), subject to certain adjustments. Cash for such distributions is expected to be generated from the Company's operations, although the Company also may borrow funds to make distributions. The Company's revenues will be derived from (i) ownership of U.S. Commercial Properties; (ii) ownership of Mortgage-Backed Securities; (iii) International Investments; (iv) ownership of Other Real Estate Related Assets; and (v) interest and revenues from other (generally short-term) investments. See "Distribution Policy" and "Federal Income Tax Considerations."

  The principal sources of the Company's funds in the near term will be the proceeds of this Offering. The proceeds of the Offering will fund the purchase of the Initial Investments with the remainder to be used to fund the operations of the Company and to acquire new assets. In this regard, WFSG has granted the Company an option to purchase for appproximately $110.0 million, all or a portion of up to 50% of WFSG's interest in two portfolios of International Investments in France. The Company is currently evaluating the suitability of such investment under U.S. tax and French law. The Company plans to raise additional operating funds by leveraging its assets, primarily through repurchase agreements, secured term loans warehouse lines of credit, mortgage loans, issuance of Mortgage-Backed Securities and other borrowing arrangements, which management believes will be sufficient to enable the Company to meet its anticipated liquidity and capital requirements in the long term. See "Operating Policies and Objectives" and "Use of Proceeds."

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The Charter provides that WREIT may issue up to 225,000,000 shares of capital stock, consisting of 200,000,000 shares of Common Stock, $0.0001 par value per share, and 25,000,000 shares of preferred stock, $0.0001 par value per share ("Preferred Stock"). Upon completion of the Offering, 20,000,000 shares of Common Stock (23,000,000 of the Underwriters' over-allotment option is exercised in full) will be issued and outstanding, and 6,000,000 shares of Common Stock will be reserved for issuance upon exercise of options, and no Preferred Stock will be issued and outstanding.

COMMON STOCK

  All outstanding shares of Common Stock will be duly authorized, fully paid and nonassessable upon the Closing. Subject to the preferential rights of any other shares or series of shares of capital stock, holders of Common Stock are entitled to receive dividends if and when authorized and declared by the Board of Directors of WREIT out of assets legally available therefor and to share ratably in the assets of WREIT legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of WREIT. WREIT currently intends to pay quarterly dividends.

  Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of capital stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means in all elections of directors, each holder of Common Stock has the right to cast one vote for each share of stock for each candidate.

PREFERRED STOCK

  Pursuant to the Charter, Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors may afford the holders of any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of the holders of Common Stock. The Board could also authorize the issuance of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of the shares of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares of Common Stock over the then market price of such shares of Common Stock. As of the date hereof, no shares of Preferred Stock are outstanding.

RESTRICTIONS ON TRANSFER

  For WREIT to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of capital stock. Specifically, not more than 50% in value of WREIT's outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and WREIT must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations--Requirements for Qualification."

  Because the Board of Directors believes it is essential for WREIT to continue to qualify as a REIT, the Charter, subject to certain exceptions and waivers described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (or, with respect to WFSG, 20%) of the number of outstanding shares of Common Stock or any series of Preferred Stock (the "Ownership Limitation").

  Subject to certain exceptions described below, any purported transfer of shares of Common Stock or Preferred Stock that would (i) result in any person owning, directly or indirectly, shares of Common Stock or

Preferred Stock in excess of the Ownership Limitation, (ii) result in the shares of Common Stock and Preferred Stock, collectively, being owned by fewer than 100 persons (determined without reference to any rules of attribution),
(iii) result in WREIT being "closely held" within the meaning of section 856(h) of the Code, or (iv) cause WREIT to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's real property, within the meaning of section 856(d)(2)(B) of the Code, will be designated as "Shares-in-Trust" and transferred automatically to a trust (the "Trust") effective on the day before the purported transfer of such shares of Common Stock or Preferred Stock. The record holder of the shares of Common Stock or Preferred Stock that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of shares of Common Stock or Preferred Stock to WREIT for registration in the name of the Trust. The trustee of the Trust (the "Trustee") will be designated by WREIT, but will not be affiliated with WREIT. The beneficiary of the Trust (the "Beneficiary") will be one or more charitable organizations that are named by WREIT.

  Shares-in-Trust will remain issued and outstanding shares of Common Stock or Preferred Stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The Trustee will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the Beneficiary. The Trustee will vote all Shares-in-Trust. The Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in a transfer to another Trust.

  The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Trustee the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Prohibited Owner generally will receive from the Trustee the lesser of (i) the price per share such Prohibited Owner paid for the shares of Common Stock or Preferred Stock that were designated as Shares-in-Trust (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) or (ii) the price per share received by the Trustee from the sale of such Shares-in-Trust. Any amounts received by the Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

  The Shares-in-Trust will be deemed to have been offered for sale to WREIT, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or
(ii) the Market Price per share on the date that WREIT, or its designee, accepts such offer. WREIT will have the right to accept such offer for a period of ninety days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust or (ii) the date WREIT determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

  "Market Price" on any date shall mean the average of the Closing Price (as defined below) for the five consecutive Trading Days (as defined below) ending on such date. The "Closing Price" on any date shall mean the average of the high bid and low asked prices in the over-the-counter market, as reported by The Nasdaq Stock Market. "Trading Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

  Any person who acquires or attempts to acquire shares of Common Stock or Preferred Stock in violation of the foregoing restrictions, or any person who owned shares of Common Stock or Preferred Stock that were transferred to a Trust, will be required (i) to give immediately written notice to WREIT of such event and (ii) to provide to WREIT such other information as it may request in order to determine the effect, if any, of such transfer on WREIT's status as a REIT.

  All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding shares of Common Stock and Preferred Stock must, within 30 days after January 1 of each year, provide to WREIT a written statement or affidavit stating the name and address of such direct or indirect owner, the number of shares of Common Stock and Preferred Stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to WREIT such additional information as WREIT may request in order to determine the effect, if any, of such ownership on WREIT's status as a REIT and to ensure compliance with the Ownership Limitation.

  The Ownership Limitation generally will not apply to the acquisition of shares of Common Stock or Preferred Stock by an underwriter that participates in a public offering of such shares. In addition, the Board of Directors, upon receipt of a ruling from the Service or an opinion of counsel and upon such other conditions as the Board of Directors may direct, may exempt a person from the Ownership Limitation under certain circumstances. The foregoing restrictions will not be removed until (A)(i) such restrictions are no longer required in order to qualify as a REIT, and (ii) the Board of Directors determines that it is no longer in the best interest of the Company to retain such restrictions; or (B)(i) the Board of Directors determines that it is no longer in the best interests of WREIT to attempt to qualify, or to continue to qualify, as a REIT and (ii) there is an affirmative vote of two-thirds of the number of shares of Common Stock and Preferred Stock entitled to vote on such matter at a regular or special meeting of the stockholders of WREIT.

  All certificates representing shares of Common Stock or Preferred Stock will bear a legend referring to the restrictions described above.

  The Ownership Limitation could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of Common Stock might receive a premium for their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

DIVIDEND REINVESTMENT PLAN

  WREIT may implement a dividend reinvestment plan whereby stockholders may automatically reinvest their dividends in WREIT's Common Stock. Details about any such plan would be sent to WREIT's stockholders following adoption thereof by the Board of Directors.

REPORTS TO STOCKHOLDERS

  WREIT will furnish its stockholders with annual reports containing audited financial statements certified by independent public accountants and distribute quarterly reports containing unaudited financial information for each of the first three quarters of the year.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is The Bank of New
York.

LISTING OF THE COMMON STOCK

  An application has been submitted for approval for quotation of the Common Stock on the Nasdaq National Market under the symbol "WREI."

     CERTAIN PROVISIONS OF MARYLAND LAW AND OF WREIT'S CHARTER AND BYLAWS

  The following summary of certain provisions of Maryland law and of the Charter and Bylaws of WREIT does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Charter and Bylaws of WREIT Certain provisions of Maryland law and the Charter and Bylaws are described elsewhere in this Prospectus.

BOARD OF DIRECTORS

  The Charter and Bylaws provide that the number of Directors of WREIT may be increased or decreased by the Board of Directors but may not be fewer than the minimum number required by Maryland law nor without certain approvals more than nine. Any vacancy on the Board of Directors may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining Directors, except that a vacancy resulting from an increase in the number of Directors which vacancy may be filled by a majority of the entire Board of Directors.

  WREIT's Charter provides that a Director may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of all of the votes ordinarily entitled to be cast in the election of Directors voting together as a single class. In addition, the Charter provides that at all times a majority of the Board of Directors must be Independent Directors.

AMENDMENT

  WREIT reserves the right from time to time to make any amendment to its Charter now or hereafter authorized by law, including any amendments which alter the contract rights as expressly set forth in the Charter of any shares of outstanding stock. The Charter may be amended only by the affirmative vote of a majority of the outstanding shares entitled to vote thereon, provided, however, that provisions relating to WREIT's election to be taxed as a REIT, the Board of Directors, dissolution of the Corporation and certain restrictions on the transferability of Common Stock or Preferred Stock cannot be amended without the affirmative vote of at least two-thirds of all of the votes ordinarily entitled to be cast in the election of Directors voting together as a single class. WREIT's Bylaws may be amended by the Board of Directors or by the affirmative vote of at least two-thirds of all of the votes ordinarily entitled to be cast in the election of Directors voting together as a single class. The Charter provides that any amendment of the provisions of the Charter relating to indemnification of officers and directors shall not retroactively affect any act or failure to act that occurred prior to the amendment.

BUSINESS COMBINATIONS

  Under MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person (i) who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's shares or (ii) who is an affiliate of the corporation and, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Any such business combination not prohibited above must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

CONTROL SHARE ACQUISITIONS

  The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of or ownership of, or the power to direct the exercise of voting power with respect to, control shares, subject to certain exceptions.

  A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. Also, certain restrictions and limitations otherwise applicable to the exercise of dissenter's rights do not apply in the context of a "control share acquisition."

  The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange effected under the MGCL if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. WREIT's Bylaws currently contain a provision exempting WREIT's capital stock from this statute, but the provision may be amended or eliminated by the Board of Directors.

OPERATIONS

  The Company is generally prohibited from engaging in certain activities and acquiring or holding property or engaging in any activity that would cause the Company to fail to qualify as a REIT.

DISSOLUTION OF THE COMPANY

  Under the MGCL, the Company may be dissolved by (i) the affirmative vote of a majority of the entire Board of Directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at any annual or special meeting of stockholders, and (ii) upon proper notice, stockholder approval by the affirmative vote of the holders of two-thirds of the total number of shares of capital stock outstanding and entitled to vote thereon voting as a single class.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

  The Bylaws of WREIT provide (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by such stockholders may be made only (i) pursuant to WREIT's notice of the meeting, (ii) by the Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of stockholders, only the business specified in WREIT's notice of meeting may be brought before the meeting of stockholders, and nominations of persons for election to the Board of Directors may be made only
(i) pursuant to WREIT's notice of meeting, (ii) by the Board of Directors or
(iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS

  The business combination of provisions and the control share acquisition provisions of the MGCL, the provisions of the Charter on removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a change in control of WREIT or other transaction that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

                    COMMON STOCK AVAILABLE FOR FUTURE SALE

  Upon the closing of the Offering, WREIT will have outstanding (or reserved for issuance upon exercise of options) 26,000,000 shares of Common Stock. The Common Stock issued in the Offering will be freely tradeable by persons other than "Affiliates" of the Company without restriction under the Securities Act of 1933, as amended (the "Securities Act"), subject to certain limitations on ownership set forth in the Charter. See "Description of Capital Stock-- Restrictions on Transfer."

  Shares of Common Stock issued to holders of Units upon exercise of the Redemption Rights will be "restricted" securities under the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. See "Operating Partnership--Redemption Rights." As described below, WREIT has granted certain holders registration rights with respect to their Common Stock.

  In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any "Affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of restricted shares from the Company or from any Affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an Affiliate of the Company at any time during the three months preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  The Company and Messrs. Wiederhorn and Mendelsohn have agreed not to offer, sell or contract to sell or otherwise dispose of any Common Stock without the prior consent of the Representatives (as defined herein) for a period of 180 days from the date of this Prospectus.

  WFSG has agreed not to offer, sell or contract to sell or otherwise dispose of the Common Stock acquired on the Closing Date without the prior consent of the Representatives, for a period of two years from the date of this Prospectus, provided that WRSC continues to serve as the Manager during such period.

  No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, may adversely affect prevailing market prices of the Common Stock.

                        OPERATING PARTNERSHIP AGREEMENT

  The Operating Partnership has been organized as a Delaware limited partnership, the general partner of which is Wilshire Realty General Inc., a wholly-owned subsidiary of WREIT (the "General Partner"). The Company organized the Operating Partnership in order to provide future sellers of assets with the opportunity to transfer those assets to the Company in a tax-deferred exchange. At Closing, WREIT will purchase 20,000,000 (23,000,000 if the Underwriters exercise their over-allotment option in full) Units with the net proceeds of the Offering. In addition, approximately 376,874 Units will be issued to Wilshire Properties 1 and Wilshire Properties 2 in exchange for certain commercial property. See "Initial Investments." Upon issuance of these Units, WREIT will assign to the General Partner its right to receive 203,769 Units (233,769 Units if the Underwriters exercise their over-allotment option in full), representing the General Partner's 1% interest in the Operating Partnership. WREIT, Wilshire Properties 1 and Wilshire Properties 2 will become limited partners of the Operating Partnership. WREIT, Wilshire Properties 1 and Wilshire Properties 2 and future holders of additional Units are hereafter referred to as the "Limited Partners." The following is a summary of the Operating Partnership Agreement entered into between the General Partner and the Limited Partners. The following summary of the Operating Partnership Agreement, and the descriptions of certain provisions thereof set forth elsewhere in this Prospectus, describe certain provisions which appear in the Operating Partnership Agreement.

GENERAL

  Pursuant to the Operating Partnership Agreement, the General Partner, as the sole general partner of the Operating Partnership, has the full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership. The Limited Partners have no authority in their capacity as Limited Partners to transact business for, or participate in the management activities or decisions of, the Operating Partnership except as required by applicable law. Consequently, WREIT, by virtue of its ownership of the General Partner, controls the assets and business of the Operating Partnership. However, it is anticipated that any amendment to the Operating Partnership Agreement would (i) affect the Redemption Rights (as defined below), (ii) adversely affect the Limited Partners' rights to receive cash distributions, (iii) alter the Operating Partnership's allocations of income or loss, or (iv) impose on the Limited Partners any obligations to make additional contributions to the capital of the Operating Partnership, requires the consent of Limited Partner.

GENERAL PARTNER NOT TO WITHDRAW

  The General Partner can not voluntarily withdraw from the Operating Partnership or transfer or assign its interest in the Operating Partnership unless the transaction in which such withdrawal or transfer occurs results in the Limited Partners receiving property in an amount equal to the amount it would have received had they exercised the Redemption Rights immediately prior to such transaction, or unless the successor to the General Partner contributes substantially all of its assets to the Operating Partnership in return for an interest in the Operating Partnership.

CAPITAL CONTRIBUTION

  WREIT will contribute, on behalf of the General Partner and as a Limited Partner, all of the net proceeds of the Offering to the Operating Partnership. The Operating Partnership will issue 203,769 Units (233,769 Units if the Underwriters exercise their over-allotment option in full) to the General Partner and 19,796,231 Units (22,766,231 Units if the Underwriters exercise their over-allotment option in full) to WREIT for the contribution of such net proceeds. Wilshire Properties 1 and Wilshire Properties 2 will receive approximately 376,874 Units for the sale of certain commercial properties. See "Initial Investments." As a result of the foregoing the General Partner will hold a 1% general partnership interest in the Operating Partnership, and WREIT, Wilshire Properties 1 and Wilshire Property 2 collectively will hold a 99% limited partnership interest in the Operating Partnership.

  Upon completion of the Offering, WREIT will issue a total of 20,000,000 shares of Common Stock and own, through the General Partner and as a Limited Partner, 98.2% of the partnership interests (98.4% if the Underwriters exercise their over-allotment option in full) in the Operating Partnership. Although the Operating Partnership will receive the net proceeds of the Offering, WREIT will be deemed to have made a capital

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contribution to the Operating Partnership in the aggregate amount of the gross proceeds of the Offering and the Operating Partnership will be deemed simultaneously to have paid the underwriter's discount and other expenses paid or incurred in connection with the Offering.

  The Operating Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowing or capital contributions, the General Partner may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to the General Partner's borrowing of such funds. Moreover, the General Partner is authorized to cause the Operating Partnership to issue partnership interests for less than fair market value if the Company (i) has concluded in good faith that such issuance is in the best interest of the Company and the Operating Partnership and (ii) the General Partner makes a capital contribution in an amount equal to the proceeds of such issuance. Under the Operating Partnership Agreement, each of the General Partner and the Limited Partners is obligated to contribute the net proceeds of any future share offering by WREIT as additional capital to the Operating Partnership in exchange for an additional partnership interest. Upon such contribution, the General Partner's and the Limited Partner's percentage interests in the Operating Partnership would be increased on a proportionate basis based upon the amount of such additional capital contributions. The percentage interests of the Limited Partners (other than the Limited Partner) would be decreased on a proportionate basis in the event of additional capital contributions by the General Partner and the Limited Partners. In addition, if the General Partner and the Limited Partners were to contribute additional capital to the Operating Partnership, the General Partner would revalue the property of the Operating Partnership to its fair market value (as determined by the General Partner) and the capital accounts of the partners would be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the Operating Partnership Agreement as if there were a taxable disposition of such property for such fair market value on the date of the revaluation.

REDEMPTION RIGHTS

  The Operating Partnership Agreement, provides that the Limited Partners will have the right (the "Redemption Rights") to cause the Operating Partnership to redeem its Units for cash or, at the election of the General Partner, shares of Common Stock on a one-for-one basis. The redemption price will be paid in cash in the discretion of the Company or in the event that the issuance of shares of Common Stock to the redeeming Limited Partner would (i) result in any person owning, directly or indirectly, shares of Common Stock in excess of the Ownership Limitation, (ii) result in shares of capital stock of the Company being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code, (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Operating Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code, or (v) cause the acquisition of shares of Common Stock by such redeeming Limited Partner to be "integrated" with any other distribution of shares of Common Stock for purposes of complying with the Securities Act. WRSC holds options to acquire shares of Common Stock (or, at the option of the Company, Units), none of which is exercisable until the first anniversary of the Closing Date. Upon an acquisition of Units, WRSC may immediately exercise its Redemption Rights.

  If the Company decides to securitize some or all of its mortgage loans (or to resecuritize some or all of its Mortgage-Backed Securities) through the issuance of non-REMIC collaterized mortgage obligations with multiple maturities ("CMOs"), it is anticipated that the Mortgage Loans will be distributed, through the General Partner and the Initial Limited Partner, to WREIT in order to prevent the Mortgage Loans from being treated as a taxable mortgage pool for federal income tax purposes upon the issuance of the CMOs. Accordingly, it is anticipated that the General Partner and the Initial Limited Partner will have the right to redeem a portion of their partnership interests in the Operating Partnership in exchange for Mortgage Loans to the extent necessary to facilitate such a securitization transaction. The portion of the General Partner's or Limited Partners' partnership interest that is redeemed will be based on the fair market value of the Mortgage Loans distributed, as determined by the General Partner, but subject to review by the Independent Directors to ensure compliance with the Guidelines.

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OPERATIONS

  The Operating Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable WREIT to satisfy the requirements for being classified as a REIT for federal tax purposes, to avoid any federal income or excise tax liability imposed by the Code, and to ensure that the Operating Partnership will not be classified as a "publicly traded partnership" for purposes of section 7704 of the Code.

  In addition to the administrative and operating costs and expenses incurred by the Operating Partnership, the Operating Partnership will pay all administrative costs and expenses of the Company and the General Partner (collectively, the "Company Expenses") and the Company Expenses will be treated as expenses of the Operating Partnership. The Company Expenses generally include (i) all expenses relating to the formation and continuity of existence of the Company and the General Partner, (ii) all expenses relating to the public offering and registration of securities by the Company, (iii) all expenses associated with the preparation and filing of any periodic reports by the Company under federal, state or local laws or regulations, (iv) all expenses associated with compliance by the Company and the General Partner with laws, rules and regulations promulgated by any regulatory body and (v) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business on behalf of the Operating Partnership.

DISTRIBUTIONS

  The Operating Partnership Agreement provides that the Operating Partnership distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the Operating Partnership's property in connection with the liquidation of the Operating Partnership) on a quarterly (or, at the election of the General Partner, more frequent) basis, in amounts determined by the General Partner in its sole discretion, to the partners in accordance with their respective percentage interests in the Operating Partnership. Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the Operating Partnership, including any partner loans, it is anticipated that any remaining assets of the Operating Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If the General Partner has a negative balance in its capital account following a liquidation of the Operating Partnership, it will be obligated to contribute cash to the Operating Partnership equal to the negative balance in its capital account.

ALLOCATIONS

  The income, gain and loss of the Operating Partnership for each fiscal year generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership, subject to compliance with the provisions of Code sections 704(b) and 704(c) and Treasury regulations ("Treasury Regulations") promulgated thereunder.

TERM

  The Operating Partnership shall continue until December 31, 2050, or until sooner terminated as provided in the Operating Partnership Agreement or by operation of law.

TAX MATTERS

  Pursuant to the Operating Partnership Agreement, the General Partner is the tax matters partner of the Operating Partnership and, as such, has authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.

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

                       FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of Common Stock in WREIT. Proskauer Rose LLP has acted as counsel to WREIT and has reviewed this summary and has rendered an opinion that the descriptions of the law and the legal conclusions contained herein are correct in all material respects, and the discussions hereunder fairly summarize the federal income tax considerations that are likely to be material to WREIT and a holder of the Common Stock. The discussion contained herein does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

  The statements in this discussion and the opinion of Proskauer Rose LLP are based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

  EACH PROSPECTIVE PURCHASER SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP, AND SALE OF THE COMMON STOCK AND OF WREIT'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

  WREIT plans to make an election to be taxed as a REIT under sections 856 through 860 of the Code, commencing with its short taxable year ending on December 31, 1997.

  The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

  Proskauer Rose LLP has acted as counsel to WREIT in connection with the Offering and WREIT's election to be taxed as a REIT. In the opinion of Proskauer Rose LLP, assuming that the elections and other procedural steps described in this discussion of "Federal Income Tax Considerations" are completed by WREIT in a timely fashion, commencing with WREIT's short taxable year ending December 31, 1997, WREIT will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Code, and WREIT's organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the Service or any court. It must be emphasized that Proskauer Rose LLP's opinion is based on various assumptions and is conditioned upon certain representations made by WREIT as to factual matters, including representations regarding the nature of WREIT's properties and the future conduct of its business. Such factual assumptions and representations are described below in this discussion of "Federal Income Tax Considerations" and are set out in the federal income tax opinion that will be delivered by Proskauer Rose LLP at the closing of the Offering. Moreover, such qualification and taxation as a REIT depends upon WREIT's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and stock ownership, the various qualification tests imposed under the Code discussed below. Proskauer Rose LLP will not review WREIT's compliance with

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

those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of WREIT's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Federal Income Tax Considerations--Failure to Qualify."

  If WREIT qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its stockholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, WREIT will be subject to federal income tax in the following circumstances. First, WREIT will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. However, with respect to any tax paid on undistributed net capital gains, the stockholders of WREIT will receive a credit for their share of the tax paid by WREIT. Second, under certain circumstances, WREIT may be subject to the "alternative minimum tax" on its undistributed items of tax preference, if any. Third, if WREIT has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if WREIT has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if WREIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless has maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which WREIT fails the 75% or 95% gross income test multiplied by a fraction intended to reflect the average profitability of WREIT. Sixth, if WREIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, WREIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if WREIT acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which the basis of the asset in WREIT's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and WREIT recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which it acquired such asset, then to the extent of such asset's "built-in-gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by WREIT over the adjusted basis in such asset at such time), WREIT will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the tax on "built-in-gain" assume that WREIT will elect pursuant to IRS Notice 88-19 to be subject to the rules described in the preceding sentence if it were to make any such acquisition. Finally, WREIT will be subject to tax at the highest marginal corporate rate on the portion of any Excess Inclusion derived by WREIT from REMIC Residual Interests equal to the percentage of the stock of WREIT held by the United States, any state or political subdivision thereof, any foreign government, any international organization, any agency or instrumentality of any of the foregoing, any other tax-exempt organization (other than a farmer's cooperative described in section 521 of the Code) that is exempt from taxation under the unrelated business taxable income provisions of the Code, or any rural electrical or telephone cooperative (each, a "Disqualified Organization"). Any such tax on the portion of any Excess Inclusion allocable to stock of WREIT held by a Disqualified Organization will reduce the cash available for distribution from WREIT to all stockholders.

REQUIREMENTS FOR QUALIFICATION

  The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons;
(vi) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as

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

defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule"); (vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made by WREIT to be taxed as a REIT. For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code section 401(a), however, generally is not considered an individual and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule. WREIT will be treated as satisfying the 5/50 Rule if it complies with the demand letter and recordkeeping requirements described below, and if it does not know, and by exercising reasonable diligence would not have known, whether it failed to satisfy the 5/50 Rule.

  To monitor WREIT's compliance with the share ownership requirements, WREIT is required to maintain records regarding the actual ownership of its shares of stock. To do so, WREIT must demand written statements each year from the record holders of certain percentages of its shares of stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). (A REIT with 2,000 or more record shareholders must demand statements from record holders of 5% or more of its shares, one with less than 2,000, but more than 200 record shareholders must demand statements from record holders of 1% or more of the shares, while a REIT with 200 or fewer record shareholders must demand statements from record holders of 0.5% or more of the shares.) A list of those persons failing or refusing to comply with this demand must be maintained as part of WREIT's records. A shareholder who fails or refuses to comply with the demand must submit a statement with his tax return disclosing the actual ownership of the shares of stock and certain other information.

  Prior to the consummation of the Offering, WREIT did not satisfy conditions
(v) and (vi) in the preceding paragraph. WREIT anticipates issuing sufficient Common Stock with sufficient diversity of ownership pursuant to the Offering to allow it to satisfy requirements (v) and (vi). In addition, WREIT's Charter provides for restrictions regarding the transfer of Common Stock that are intended to assist WREIT in continuing to satisfy the share ownership requirements described in clauses (v) and (vi) above. Such transfer restrictions are described in "Description of Common Stock--Restrictions on Transfer."

  WREIT currently has one subsidiary, the General Partner, and may have additional subsidiaries in the future. Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is held by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiaries" of WREIT will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities, and items of income, deduction, and credit of WREIT. The General Partner is a "qualified REIT subsidiary." Accordingly, the General Partner will not be subject to federal corporate income taxation, provided WREIT maintains its status as a REIT, although it may be subject to state and local taxation.

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

  In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share (based on its capital interest) of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests described below.

  Income Tests. In order for WREIT to qualify and to maintain its qualification as a REIT, two requirements relating to WREIT's gross income must be satisfied annually. First, at least 75% of WREIT's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and interest on obligations secured by mortgages on real property or on interests in real property) or from certain types of temporary investments of new capital. Second, at least 95% of WREIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or mortgages on real property and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. The specific application of these tests to WREIT is discussed below.

  The term "interest," as defined for purposes of the 75% and 95% gross income tests, generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. In addition, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on the income or profits of a debtor if the debtor derives substantially all of its gross income from the related property through the leasing of substantially all of its interests in the property, to the extent the amounts received by the debtor would be characterized as rents from real property if received by a REIT. Furthermore, to the extent that interest from a loan that is based on the cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property, which generally is qualifying income for purposes of the 75% and 95% gross income tests.

  Interest on obligations secured by mortgages on real property or on interests in real property is qualifying income for purposes of the 75% gross income test. Any amount includible in gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if WREIT held such assets), WREIT will be treated as receiving directly its proportionate share of the income of the REMIC. In addition, if WREIT receives interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date WREIT became committed to the mortgage loan, a portion of the interest income, equal to (i) such highest principal amount minus such value, divided by (ii) such highest principal amount, generally will not be qualifying income for purposes of the 75% gross income test.

  Proskauer Rose LLP is of the opinion that the interest, original issue discount, and market discount income that WREIT derives from its investments in Mortgage-Backed Securities, IOs, and Inverse IOs generally will be qualifying interest income for purposes of both the 75% and the 95% gross income tests, except to the extent that less than 95% of the assets of a REMIC in which WREIT holds an interest consists of real estate assets (determined as if WREIT held such assets), and WREIT's proportionate share of the income of the REMIC includes income that is not qualifying income for purposes of the 75% and 95% gross income tests. Most of the income that WREIT recognizes with respect to its investments in U.S. Commercial Loans will be qualifying income for purposes of both gross income tests. In some cases, however, the loan amount may exceed the value of the real property securing the loan, which will result in a portion of the income from the loan being classified as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. WREIT has represented that the amount of such recharacterized interest, together with the amount of its other income that is not included for purposes of determining compliance with the 75% gross income test, will not result in a violation of that test. It is also possible that, in some instances, the interest income may be based in part on the borrower's profits or net income, which generally will disqualify the income from the loan for purposes of both the 75% and the 95% gross income tests.

  WREIT may originate or acquire Construction or Mezzanine Loans that have shared appreciation provisions. WREIT may be required to recognize income from a shared appreciation provision over the term of the related loan using the constant yield method pursuant to certain Treasury Regulations.

  WREIT may originate or acquire loans and securitize such loans through the issuance of non-REMIC CMOs. As a result of such transactions, WREIT will retain an equity ownership interest in the Performing Mortgage Loans that has economic characteristics similar to those of a Subordinated Interest. In addition, WREIT may resecuritize Mortgage-Backed Securities (or non-REMIC
CMOs) through the issuance of non-REMIC CMOs, retaining an equity interest in the Mortgage-Backed Securities used as collateral in the resecuritization transaction. In the event the Company seeks to issue non-REMIC CMOs that (i) are secured by real estate mortgages, (ii) are treated as debt instruments for federal income tax purposes, and (iii) provide for payments that bear a relationship to the underlying mortgages, such mortgages generally will have to be transferred out of the Operating Partnership to WREIT, in redemption of units in the Operating Partnership held by WREIT, in order to prevent the transaction from being treated as a "taxable mortgage pool," which would result in WREIT failing to qualify as a REIT. See "Operating Partnership Agreement--Redemption Rights."

  WREIT may receive income not described above that is not qualifying income for purposes of the 75% and 95% gross income tests. For example, certain fees for services rendered by the Operating Partnership will not be qualifying income for purposes of the gross income tests. It is not anticipated that the Operating Partnership will receive a significant amount of such fees. WREIT will monitor the amount of nonqualifying income produced by its assets and has represented that it will manage its portfolio in order to comply at all times with the two gross income tests.

  The rent received by WREIT (directly or indirectly) from the tenants of its Real Property ("Rent") will qualify as "rents from real property" in satisfying the gross income tests for a REIT described above only if several conditions are met. First, the amount of Rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that the Rent received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if WREIT, or a direct or indirect owner of 10% or more of WREIT, owns 10% or more of such tenant, taking into account both direct and constructive ownership (a "Related Party Tenant"). Third, if Rent attributable to personal property, leased in connection with a lease of Real Property, is greater than 15% of the total Rent received under the lease, then the portion of Rent attributable to such personal property will not qualify as "rents from real property." Finally, for the Rent to qualify as "rents from real property," WREIT generally must not operate or manage the Real Property or furnish or render services to the tenants of such Real Property, other than through an "independent contractor" who is adequately compensated and from whom WREIT derives no revenue. However, WREIT may provide certain services to tenants without having to engage an independent contractor if the services in question are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered services furnished or rendered to the tenants of such property (any such non-permitted services "Disqualified Services"). The performance of Disqualified Services with respect to any property will not cause rents from the property to fail to be treated as "rents from real property," however, if the amount received or accrued for such Disqualified Services is less than or equal to, one percent of all amounts received or accrued, directly or indirectly, by the Company with respect to such property. For purposes of the preceding sentence, the amount treated as received for any Disqualified Services shall not be less than 150% of the direct cost of the Company in furnishing or rendering the Disqualified Services.


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

  WREIT and the Operating Partnership anticipate they will not charge Rent for any portion of any Real Property that is based, in whole or in part, on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts of sales, as described above) to the extent that the receipt of such Rent would jeopardize WREIT's status as a REIT. In addition, WREIT and the Operating Partnership anticipate that, to the extent that WREIT receives Rent from a Related Party Tenant, such Rent will not cause WREIT to fail to satisfy either the 75% or 95% gross income test. WREIT and the Operating Partnership also anticipate that they will not allow the Rent attributable to personal property leased in connection with any lease of Real Property to exceed 15% of the total Rent received under the lease, if the receipt of such Rent would cause WREIT to fail to satisfy either the 75% or 95% gross income test. Finally, WREIT and the Operating Partnership anticipate that they will not provide Disqualified Services other than through an "independent contractor," to the extent such Disqualified Services would jeopardize WREIT's status as a REIT.

  REITs generally are subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected with the production of such income. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness owed to the REIT that such property secured, (ii) for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat such property as foreclosure property. In general, property ceases to be foreclosure property three years after the day the REIT acquired such property, subject to certain exceptions. WREIT does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if WREIT does receive any such income, WREIT will, when permitted, make an election to treat the related property as foreclosure property. (As noted below, income from the sale of foreclosure property will not be subject to the 100% tax on prohibited transactions.)

  If property is not eligible for the election to be treated as foreclosure property ("Ineligible Property") because the related loan was acquired by the WREIT at a time when default was imminent or anticipated, income received with respect to such Ineligible Property may not be qualifying income for purposes of the 75% or 95% gross income test, and a sale of such property could be treated as giving rise to a "prohibited transaction," which would result in a 100% tax on any gain from the sale of such property. As a result, the Company may be required to hold such property for investment in lieu of selling such property or, alternatively, the Company may transfer such property to a taxable corporation, owned in part by the Company, that could sell the property and pay a corporate-level tax on the gain. It is possible that some of the assets to be acquired by WREIT may be treated as Ineligible Property.

  The net income derived from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Company believes that no asset owned by WREIT or the Operating Partnership will be held for sale to customers and that a sale of any such asset will not be in the ordinary course of WREIT's or the Operating Partnership's business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. The Code also provides a limited safe harbor pursuant to which certain sales by a REIT of real estate assets will not constitute prohibited transactions. This safe harbor applies when (i) the Company has held the

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

property for at least four years, (ii) the aggregate capital expenditures made by the Company (or any partner of the Company) during the four-year period preceding the date of the sale do not exceed 30% of the net selling price of the property, (iii) either (A) during the taxable year the Company does not make more than seven sales of property (other than foreclosure property, and treating all sales to one buyer in one transaction as one sale), or (B) the aggregate adjusted bases (with certain adjustments) of property other than foreclosure property sold by the Company during the taxable year does not exceed 10% of the aggregate bases of all assets of the Company as of the beginning of the year, (iv) in the case of property not acquired through foreclosure or deed in lieu of foreclosure, the Company has held the property for at least four years for the production of rental income and (v) where the seven-sale requirement described above is not satisfied, substantially all the marketing and development expenditures with respect to the property were made through an independent contractor from whom the Company does not derive or receive any income. WREIT will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that WREIT can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

  It is possible that, from time to time, WREIT will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swaps or interest rate cap agreements, options, futures contracts, forward rate agreements or any similar financial interest entered into by the Company to reduce the interest rate risks with respect to any indebtedness incurred to acquire or carry real estate assets (collectively, "Hedging Transactions"). To the extent that WREIT enters into a Hedging Transaction, any periodic income or gain from the disposition of such contract will be treated as qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that WREIT hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. WREIT intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT. Accordingly, WREIT may conduct some or all of its hedging activities that would not qualify as a Hedging Transaction through a corporate subsidiary that is fully subject to federal corporate income tax.

  If WREIT fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if WREIT's failure to meet such tests is due to reasonable cause and not due to willful neglect, WREIT attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances WREIT would be entitled to the benefit of those relief provisions. As discussed above in "Federal Income Tax Considerations--Taxation of the Company," even if those relief provisions apply, a 100% tax would be imposed on the net income attributable to the greater of the amount by which WREIT fails the 75% or 95% gross income test.

  Asset Tests. WREIT, at the close of each quarter of each taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of WREIT's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where WREIT raises new capital through stock or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following WREIT's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the fair market value of the associated real property, regular or residual interests in a REMIC (except that, if less than 95% of the assets of a REMIC consists of "real estate assets" (determined as if WREIT held such assets), WREIT will be treated as holding directly its proportionate share of the assets of such REMIC), and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). An "interest" in real property also generally includes an interest in mortgage loans secured by controlling equity interests in entities treated as partnerships for federal income tax purposes that own real property, to the extent that the principal balance of the mortgage does not exceed the fair market value of the real property that is allocable to the equity interest. Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by WREIT may not exceed 5% of the value of WREIT's total assets, and WREIT may not own more than 10% of any one issuer's outstanding voting securities
(except for its interests in entities treated as partnerships and any qualified REIT subsidiary).

  WREIT expects that any International Investments, U.S. Commercial Investments, Mortgage-Backed Securities, IOs, Inverse IOs, and temporary investments that it acquires generally will be qualifying assets for purposes of the 75% asset test, except to the extent that less than 95% of the assets of a REMIC in which WREIT owns an interest consists of "real estate assets" and WREIT's proportionate share of those assets includes assets that are nonqualifying assets for purposes of the 75% asset test. Non-Performing Loans, Performing Mortgage Loans, Construction Loans and Mezzanine Loans also will be qualifying assets for purposes of the 75% asset test to the extent that the principal balance of each mortgage loan does not exceed the value of the associated real property. WREIT will monitor the status of the assets that it acquires for purposes of the various asset tests and has represented that it will manage its portfolio in order to comply at all times with such tests.

  If WREIT should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied the asset tests at the close of the preceding calendar quarter and
(ii) the discrepancy between the value of WREIT's assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, WREIT still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

  Distribution Requirements. WREIT, in order to avoid corporate income taxation of the earnings that it distributes, is required to distribute with respect to each taxable year dividends (other than capital gain dividends) to its stockholders in an aggregate amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before WREIT timely files its federal income tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that WREIT does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. With respect to capital gains, the stockholders include their proportionate share of the undistributed capital gains in income and receive a credit for their share of income tax paid by WREIT and a basis adjustment to their interest in WREIT. See "Taxation of Taxable U.S. Stockholders." Furthermore, if WREIT should fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of the January immediately following such year) at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, WREIT would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. WREIT intends to make timely distributions sufficient to satisfy the annual distribution requirements.

  It is possible that, from time to time, WREIT may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, WREIT may recognize taxable market discount income upon the receipt of proceeds from the disposition of, or principal payments on, Mortgage-Backed Securities, Distressed U.S. Commercial Loans and International Mortgage Loans, that are "market discount bonds" (i.e., obligations with a stated redemption price at maturity that is greater than WREIT's tax basis in such obligations), although such proceeds often will be used to make non-deductible principal payments on related borrowings. Accordingly, WREIT may have less cash than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, WREIT may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of Preferred Stock or additional Common Stock.

  Under certain circumstances, WREIT may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to its stockholders in a later year, which may be included in WREIT's deduction for dividends paid for the earlier year. Although WREIT may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

  If WREIT fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, WREIT will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to WREIT's stockholders in any year in which WREIT fails to qualify will not be deductible by WREIT nor will they be required to be made. In such event, to the extent of WREIT's current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, WREIT also will be disqualified from taxation as a REIT for the four taxable years following the year during which WREIT ceased to qualify as a REIT. It is not possible to state whether in all circumstances WREIT would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

  As long as WREIT qualifies as a REIT, distributions made to WREIT's taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. stockholder" means a holder of Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the U.S., (ii) a corporation, partnership, or other entity created or organized in or under the laws of the U.S. or of any political subdivision thereof, (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed WREIT's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Common Stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Stock had been held for one year or less), assuming the Common Stock is a capital asset in the hands of the stockholder. In addition, any distribution declared by WREIT in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by WREIT and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by WREIT during January of the following calendar year.

  Pursuant to the Taxpayer Relief Act of 1997 enacted in August 1997, if WREIT elects to retain and pay tax on its capital gains, and WREIT makes a written designation to its stockholders prior to the expiration of 60 days

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

after the close of the taxable year, the stockholder's portion of undistributed capital gains will be included in the stockholder's long-term capital gain for the taxable year. The stockholder's proportionate share of tax imposed on WREIT with respect to the undistributed capital gains will be deemed to have been paid by the stockholder and will be allowed as a credit or refund, as the case may be, for the taxes deemed to have been paid by the stockholder. In addition, the stockholder will receive an increase in basis in the stockholder's interest in WREIT.

  Stockholders may not include in their individual income tax returns any net operating losses or capital losses of WREIT. Instead, such losses would be carried over by WREIT for potential offset against its future income (subject to certain limitations). Taxable distributions from WREIT and gain from the disposition of the Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a stockholder is a limited partner) against such income. In addition, taxable distributions from WREIT generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Common Stock (or distributions treated as such), however, will be treated as investment income only if the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. WREIT will notify stockholders after the close of WREIT's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.

  WREIT's investment in Subordinated Interests and certain types of Mortgage-Backed Securities may cause it under certain circumstances to recognize taxable income in excess of its economic income ("phantom income") and to experience an offsetting excess of economic income over its taxable income in later years. As a result, stockholders may from time to time be required to pay federal income tax on distributions that economically represent a return of capital, rather than a dividend. Such distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Accordingly, if WREIT receives phantom income, its stockholders may be required to pay federal income tax with respect to such income on an accelerated basis, i.e., before such income is realized by the stockholders in an economic sense. Taking into account the time value of money, such an acceleration of federal income tax liabilities would cause stockholders to receive an after-tax rate of return on an investment in WREIT that would be less than the after-tax rate of return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor subject to an effective income tax rate of 30% purchased a bond (other than a tax-exempt bond) with an annual interest rate of 10% for its face value, his before-tax return on his investment would be 10%, and his after-tax return would be 7%. However, if the same investor purchased stock of WREIT at a time when the before-tax rate of return was 10%, his after-tax rate of return on his stock might be somewhat less than 7% as a result of WREIT's phantom income. In general, as the ratio of WREIT's phantom income to its total income increases, the after-tax rate of return received by a taxable stockholder of WREIT will decrease. WREIT will consider the potential effects of phantom income on its taxable stockholders in managing its investments.

  Because WREIT expects to own at least some REMIC Residual Interests, it is likely that stockholders (other than certain thrift institutions) will not be permitted to offset certain portions of the dividend income they derive from WREIT with their current deductions or net operating loss carryovers or carrybacks. The portion of a stockholder's dividends that will be subject to this limitation will equal his allocable share of any Excess Inclusion income derived by WREIT with respect to the REMIC Residual Interests. WREIT's Excess Inclusion income for any calendar quarter will equal the excess of its income from REMIC Residual Interests over its "daily accruals" with respect to such REMIC Residual Interests for the calendar quarter. Daily accruals for a calendar quarter are computed by allocating to each day on which a REMIC Residual Interest is owned a ratable portion of the product of (i) the "adjusted issue price" of the REMIC Residual Interest at the beginning of the quarter and (ii) 120% of the long-term federal interest rate (adjusted for quarterly compounding) on the date of issuance of the REMIC Residual Interest. The adjusted issue price of a REMIC Residual Interest at the beginning of a calendar quarter equals the original issue price of the REMIC Residual Interest, increased by the amount of daily accruals for prior quarters and decreased by all prior distributions to WREIT with respect to the REMIC Residual Interest. To the extent provided in future Treasury regulations, the Excess Inclusion income with respect

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

to any REMIC Residual Interests owned by WREIT that do not have significant value will equal the entire amount of the income derived from such REMIC Residual Interests. Furthermore, to the extent that WREIT (or a qualified REIT subsidiary) acquires or originates mortgage loans and uses those loans to collateralize one or more multiple-class offerings of Mortgage-Backed Securities for which no REMIC election is made ("Non-REMIC Transactions"), it is possible that, to the extent provided in future Treasury regulations, stockholders (other than certain thrift institutions) will not be permitted to offset certain portions of the dividend income that they derive from WREIT that are attributable to Non-REMIC Transactions with current deductions or net operating loss carryovers or carrybacks. Although no applicable Treasury regulations have yet been issued, no assurance can be provided that such regulations will not be issued in the future or that, if issued, such regulations will not prevent WREIT's stockholders from offsetting some portion of their dividend income with deductions or losses from other sources.

TAXATION OF STOCKHOLDERS ON THE DISPOSITION OF THE COMMON STOCK

  In general, any gain or loss realized upon a taxable disposition of the Common Stock by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Stock has been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of Common Stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from WREIT required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Common Stock may be disallowed if other shares of Common Stock are purchased within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

  A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%, and the tax rate on long-term capital gains attributable to the sale of a capital asset held for more than 12 months and 18 months or less applicable to individuals is 28% while the rate attributable to the sale of a capital asset held for more than 18 months is 20%. Thus, the differential between the capital gain tax rates and the ordinary income tax rate for individuals may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward indefinitely by individuals. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

  WREIT will report to its U.S. stockholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide WREIT with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, WREIT may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their nonforeign status to WREIT. See "-- Taxation of Non-U.S. Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

  Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are

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

subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by WREIT to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Stock with debt, a portion of its income from WREIT will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9),
(17), and (20), respectively, of section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from WREIT as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of WREIT's stock is required to treat a percentage of the dividends from WREIT as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by WREIT from an unrelated trade or business (determined as if WREIT were a pension trust) divided by the gross income of WREIT for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of WREIT's stock only if (i) the UBTI Percentage is at least 5%, (ii) WREIT qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of WREIT in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of WREIT's stock or (B) a group of pension trusts individually holding more than 10% of the value of WREIT's stock collectively owns more than 50% of the value of WREIT's stock. However, the Charter generally prohibits direct or indirect ownership of more than 9.8% of the number of outstanding shares of Common Stock. See "Description of Common Stock--Restrictions on Transfer."

  Any dividends received by an Exempt Organization that are allocable to Excess Inclusion will be treated as UBTI. In addition, WREIT will be subject to tax at the highest marginal corporate rate on the portion of any Excess Inclusion income derived by WREIT from REMIC Residual Interests that is allocable to stock of WREIT held by Disqualified Organizations. Any such tax would be deductible by WREIT against its income that is not Excess Inclusion income.

  If WREIT derives Excess Inclusion income from REMIC Residual Interests, a tax similar to the tax on WREIT described in the preceding paragraph may be imposed on stockholders who are (i) pass-through entities (i.e., partnerships, estates, trusts, regulated investment companies, REITs, common trust funds, and certain types of cooperatives (including farmers' cooperatives described in section 521 of the Code)) in which a Disqualified Organization is a record holder of shares or interests and (ii) nominees who hold Common Stock on behalf of Disqualified Organizations. Consequently, a brokerage firm that holds shares of Common Stock in a "street name" account for a Disqualified Organization may be subject to federal income tax on the Excess Inclusion income derived from those shares.

  The Treasury Department has been authorized to issue regulations regarding issuances by a REIT of multiple-class mortgage-backed securities for which no REMIC election is made. If such Treasury regulations are issued in the future preventing taxable stockholders from offsetting some percentage of the dividends paid by WREIT with deductions or losses from other sources, that same percentage of WREIT's dividends would be treated as UBTI for stockholders that are Exempt Organizations. See "Federal Income Tax Considerations-- Taxation of Taxable U.S. Stockholders."

TAXATION OF NON-U.S. STOCKHOLDERS

  The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

  Distributions to Non-U.S. Stockholders that are not attributable to gain from sales or exchanges by WREIT of U.S. real property interests and are not designated by WREIT as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of WREIT. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a non-U.S. corporation). WREIT expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with WREIT or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with WREIT claiming that the distribution is effectively connected income. Under new Treasury Regulations that are not effective until January 1, 1999, the gross amount of any distribution by WREIT to a Non-U.S. Stockholder will generally be subject to witholding tax at a 30% or lower treaty rate, unless the distribution is designated as a capital gain dividend or a return of basis or is effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business. Any tax withheld in excess of the Non-U.S. Stockholder's U.S. federal income tax liability may be refundable. These Treasury Regulations will also require, beginning in 1999, that a Non-U.S. Stockholder satisfy certain certification and other requirements when claiming the benefit of an applicable treaty with respect to withholding on the distributions. (Under current law, distributions paid to an address in a foreign country are generally presumed to paid to a resident of such country for purposes of determining withholding and the applicability of a treaty tax rate.)

  If WRIC derives Excess Inclusion income from REMIC Residual Interests, the portion of the dividends paid to Non-U.S. Stockholders that is treated as Excess Inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In addition, if Treasury regulations are issued in the future preventing taxable stockholders from offsetting some percentage of the dividends paid by WRIC with deductions or losses from other sources, that same percentage of WRIC's dividends would not be eligible for a reduced withholding tax rate under an otherwise applicable tax treaty. See "-- Taxation of Taxable U.S. Stockholders."

  Distributions in excess of current and accumulated earnings and profits of WRIC will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's Common Stock, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of current and accumulated earnings and profits of WREIT. The Small Business Job Protection Act of 1996, enacted in August 1996, requires WREIT to withhold 10% of any distribution in excess of WREIT's current and accumulated earnings and profits. Consequently, although WREIT intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that WREIT does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

  For any year in which WREIT qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by WREIT of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Non-U.S. Stockholders thus would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a

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

special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate stockholder not entitled to treaty relief or exemption. WREIT is required to withhold 35% of any distribution that is designated by WREIT as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

  Gain recognized by a Non-U.S. Stockholder upon a sale of his Common Stock generally will not be taxed under FIRPTA if WREIT is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the common stock was held directly or indirectly by non-U.S. persons. It is currently anticipated that WREIT will be a "domestically controlled REIT" and, therefore, the sale of the Common Stock will not be subject to taxation under FIRPTA. However, because the Common Stock will be publicly traded, no assurance can be given that WREIT will be a "domestically controlled REIT." Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the Common Stock is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the Common Stock were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

STATE AND LOCAL TAXES

  WREIT, the General Partner, the Operating Partnership or WREIT's stockholders may be subject to state and local tax in various states and localities, including those states and localities in which it or they transact business, own property, or reside. The state and local tax treatment of the Company and its stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the Common Stock.

FOREIGN TAXES

  WREIT, the General Partner or the Operating Partnership may be subject to foreign taxes on certain activities conducted in foreign countries. To the extent that WREIT pays any foreign tax, the stockholders of WREIT will not obtain a foreign tax credit.

SALE OF THE COMPANY'S PROPERTY

  Any gain realized by WREIT on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of its trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon WREIT's ability to satisfy the income tests for REIT status. See "Federal Income Tax Considerations--Requirements For Qualification--Income Tests" above. WREIT, however, does not presently intend to acquire or hold a material amount of property that represents inventory or other property held primarily for sale to customers in the ordinary course of WREIT's trade or business.

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

                             ERISA CONSIDERATIONS

  The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the prohibited transaction provisions of section 4975 of the Code that may be relevant to a prospective purchaser (including, with respect to the discussion contained in "--Status of the Company and the Operating Partnership under ERISA," to a prospective purchaser that is not an employee benefit plan, another tax-qualified retirement plan, or an individual retirement account ("IRA")). The discussion does not purport to deal with all aspects of ERISA or section 4975 of the Code that may be relevant to particular stockholders (including plans subject to Title I of ERISA, other retirement plans and IRAs subject to the prohibited transaction provisions of section 4975 of the Code, and governmental plans or church plans that are exempt from ERISA and section 4975 of the Code but that may be subject to state law requirements) in light of their particular circumstances.

  The discussion is based on current provisions of ERISA and the Code, existing and currently proposed regulations under ERISA and the Code, the legislative history of ERISA and the Code, existing administrative rulings of the Department of Labor ("DOL") and reported judicial decisions. No assurance can be given that legislative, judicial, or administrative changes will not affect the accuracy of any statements herein with respect to transactions entered into or contemplated prior to the effective date of such changes.

  A FIDUCIARY MAKING THE DECISION TO INVEST IN THE COMMON STOCK ON BEHALF OF A PROSPECTIVE PURCHASER THAT IS AN EMPLOYEE BENEFIT PLAN, A TAX-QUALIFIED RETIREMENT PLAN, OR AN IRA SHOULD CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF THE COMMON STOCK BY SUCH PLAN OR IRA.

EMPLOYEE BENEFIT PLANS, TAX-QUALIFIED RETIREMENT PLANS, AND IRAS

  Each fiduciary of a pension, profit-sharing, or other employee benefit plan (a "Plan") subject to Title I of ERISA should consider carefully whether an investment in the Common Stock is consistent with his fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of
Part 4 of Title I of ERISA require a Plan's investment to be (i) prudent and in the best interests of the Plan, its participants, and its beneficiaries,
(ii) diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so, and (iii) authorized under the terms of the Plan's governing documents (provided the documents are consistent with ERISA). In determining whether an investment in the Common Stock is prudent for purposes of ERISA, the appropriate fiduciary of a Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow, and funding requirements of the Plan's portfolio. A fiduciary also should take into account the nature of the Company's business, the management of the Company, the length of the Company's operating history, the fact that certain investment assets may not have been identified yet, and the possibility of the recognition of UBTI.

  The fiduciary of an IRA or of a qualified retirement plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees (a "Non-ERISA Plan") should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents and under applicable state law.

  Fiduciaries of Plans and persons making the investment decision for an IRA or other Non-ERISA Plan should consider the application of the prohibited transaction provisions of ERISA and the Code in making their investment decision. A "party in interest" or "disqualified person" with respect to a Plan or with respect to a Plan or IRA subject to Code section 4975 other than a fiduciary acting as such is subject to (i) an initial 15% excise tax on the amount involved in any prohibited transaction involving the assets of the plan or IRA and (ii) an excise tax equal to 100% of the amount involved if any prohibited transaction is not timely corrected. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA is maintained (or his beneficiary), the IRA will lose its tax-exempt status and its assets will be deemed to have been distributed to such individual in a taxable distribution (and no excise tax will be imposed) on account of the prohibited transaction. In addition, a fiduciary who permits a Plan to engage in a transaction that the fiduciary knows or should know is a prohibited transaction may be liable to the Plan for any loss the Plan incurs as a result of the transaction or for any profits earned by the fiduciary in the transaction.

STATUS OF WREIT UNDER ERISA

  The following section discusses certain principles that apply in determining whether the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA and the Code apply to an entity because one or more investors in the equity interests in the entity is a Plan or is a Non-ERISA Plan or IRA subject to section 4975 of the Code. A Plan fiduciary also should consider the relevance of those principles to ERISA's prohibition on improper delegation of control over or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach by another fiduciary.

  If the assets of the Company are deemed to be "plan assets" under ERISA, (i) the prudence standards and other provisions of Part 4 of Title I of ERISA would be applicable to any transactions involving the Company's assets, (ii) persons who exercise any authority over the Company's assets, or who provide investment advice to the Company, would (for purposes of the fiduciary responsibility provisions of ERISA) be fiduciaries of each Plan that acquires Common Stock, and transactions involving the Company's assets undertaken at their direction or pursuant to their advice might violate their fiduciary responsibilities under ERISA, especially with regard to conflicts of interest,
(iii) a fiduciary exercising his investment discretion over the assets of a Plan to cause it to acquire or hold the Common Stock could be liable under
Part 4 of Title I of ERISA for transactions entered into by the Company that do not conform to ERISA standards of prudence and fiduciary responsibility, and (iv) certain transactions that the Company might enter into in the ordinary course of its business and operations might constitute "prohibited transactions" under ERISA and the Code.

  Regulations of the DOL defining "plan assets" (the "Plan Asset Regulations") generally provide that when a Plan or Non-ERISA Plan or IRA acquires a security that is an equity interest in an entity and the security is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the Plan's or Non-ERISA Plan's or IRA's assets include both the equity interest and an undivided interest in each of the underlying assets of the issuer of such equity interest, unless one or more exceptions specified in the Plan Asset Regulations are satisfied.

  The Plan Asset Regulations define a publicly-offered security as a security that is "widely-held," "freely transferable," and either part of a class of securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred). The Common Stock is being sold in an offering registered under the Securities Act and will be registered under the Exchange Act. The Plan Asset Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be widely held because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Company anticipates that upon completion of this offering, the Common Stock will be "widely held."

  The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The Plan Asset Regulations further provide that where a security is part of an offering in which the minimum investment is $10,000 or less (as is the case with this offering), certain restrictions ordinarily will not, alone or in combination, affect a finding that such securities are freely transferable. The restrictions on transfer enumerated in the Plan Asset Regulations as not affecting that finding include: (i) any restriction on or prohibition against any transfer or assignment that would result in the termination or reclassification of an entity for federal or state tax purposes, or that otherwise would violate any federal or state law or court order, (ii) any requirement that advance notice of a transfer or assignment be given to the issuer, (iii) any administrative procedure that establishes an effective date, or an event (such as completion of an offering), prior to which a transfer or assignment will not be effective, and
(iv) any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer. The Company believes that the restrictions imposed under the Charter on the transfer of the Company's stock will not result in the failure of the Common Stock to be "freely transferable." The Company also is not aware of any other facts or circumstances limiting the transferability of the Common Stock other than those enumerated in the Plan Asset Regulations as those not affecting free transferability. However no assurance can be given that the DOL or the Treasury Department will not reach a contrary conclusion.

  Assuming that the Common Stock will be "widely held" and that no other facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability of the Common Stock, the shares of Common Stock should be publicly offered securities and the assets of the Company should not be deemed to be "plan assets" of any Plan, IRA, or Non-ERISA Plan that invests in the Common Stock.

     CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS AND REAL PROPERTY INVESTMENTS

  The Company intends primarily to acquire U.S. Commercial Investments, Mortgage-Backed Securities and International Investments but also may acquire Other Real Estate Related Assets. The Company's return on any mortgage loans it acquires will depend on, among other things, the ability of the servicer of such mortgage loans to foreclose upon to mortgage loans in default and, if it is the successful bidder at the foreclosure sale, thereafter to sell the underlying real properties. Moreover, the Company's return on Mortgage-Backed Securities depends upon the ability of the servicer of the underlying mortgage loans to foreclose upon those loans.

  There are a number of legal considerations involved in the acquisition of mortgage loans, Mortgage-Backed Securities and real property, and the foreclosure and sale of defaulted mortgage loans (whether individually or as part of a series of Mortgage-Backed Securities or real property). The following discussion provides general summaries of certain legal aspects of mortgage loans and real property. Because such legal aspects are governed by applicable state or international law (which laws vary from state to state and country to country), the summaries do not purport to be complete, to reflect the laws of any particular state or country, or to encompass the laws of all states and countries. Accordingly, the summaries are qualified in their entirety by reference to the applicable laws of the states or countries where the property is located.

GENERAL

  Each mortgage loan will be evidenced by a note or bond and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are herein collectively referred to as "mortgages." A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

TYPES OF MORTGAGE INSTRUMENTS

  There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the subject property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties. The grantor (the borrower) conveys title to the real property to the grantee (the lender), generally with a power of sale, until such time as the debt is repaid. The mortgagee's authority under a mortgage, the trustee's authority under a deed of trust and the grantee's authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

INTERESTS IN REAL PROPERTY

  The interests in real property typically covered by a mortgage, deed of trust or deed to secure debt is most often the fee simple estate in land and improvements. However, such instruments may encumber other interests in real property such as a tenant's interest in the lease of land or improvements, or both, and the leasehold estate created by such lease. An instrument covering an interest in real property other than the fee estate requires special provisions in the instrument creating such interest or in the mortgage, deed of trust or deed to secure debt, to protect the mortgagee against termination of such interest before the mortgage, deed of trust or deed to secure debt is paid.

LEASES AND RENTS

  Mortgages that encumber income-producing property often contain an assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower's right, title and interest as landlord under each lease and the income derived therefrom, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

  The potential payments from a property may be less than the periodic payments due under the mortgage. For example, the net income that would otherwise be generated from the property may be less than the amount that would be needed to service the debt if the leases on the property are at below-market rents, the market rents have fallen since the original financing, vacancies have increased, or as a result of excessive or increased maintenance, repair or other obligations to which a lender succeeds as landlord.

CONDEMNATION AND INSURANCE

  The form of the mortgage or deed of trust used by many lenders confers on the mortgagee or beneficiary the right both to receive all proceeds collected under any hazard insurance policy and all awards made in connection with any condemnation proceedings, and to apply such proceeds and awards to any indebtedness secured by the mortgage or deed of trust, in such order as the mortgage or beneficiary may determine. Thus, in the event improvements on the property are damaged or destroyed by fire or other casualty, or in the event the property is taken by condemnation, the mortgagee or beneficiary under the senior mortgage or deed of trust will have the prior right to collect any insurance proceeds payable under a hazard insurance policy and any award of damages in connection with the condemnation and to apply the same to the indebtedness secured by the senior mortgage or deed of trust. Proceeds in excess of the amount of senior mortgage indebtedness will, in most cases, be applied to the indebtedness of a junior mortgage or trust deed to the extent the junior mortgage or deed of trust so provides. The laws of certain states may limit the ability of mortgagees or beneficiaries to apply the proceeds of hazard insurance and partial condemnation awards to the secured indebtedness. In such states, the mortgagor or trustor must be allowed to use the proceeds of hazard insurance to repair the damage unless the security of the mortgagee or beneficiary has been impaired. Similarly, in certain states, the mortgagee or beneficiary is entitled to the award for a partial condemnation of the real property security only to the extent that its security is impaired.

FORECLOSURE

  General. Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

  Foreclosure procedures vary from state to state. Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and non-judicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, such as strict foreclosure, but they are either infrequently used or available only in limited circumstances.

  Judicial Foreclosure. A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete. When the lender's right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

  Public Sale. A third party may be unwilling to purchase a mortgaged property at a public sale following judicial foreclosure because of the difficulty in determining the value of such property at the time of sale, due to, among other things, redemption rights which may exist and the possibility of physical deterioration of the property during the foreclosure proceedings. For these reasons, it is common for the lender to purchase the mortgaged property for an amount equal to or less than the underlying debt and accrued and unpaid interest plus the expenses of foreclosure. Generally, state law controls the amount of foreclosure costs and expenses which may be recovered by a lender. Thereafter, subject to the mortgagor's right in some states to remain in possession during a redemption period, if applicable, the lender will become the owner of the property and have both benefits and burdens of ownership of the mortgaged property. For example, the lender will have the obligation to pay debt service on any senior mortgages, to pay taxes, obtain casualty insurance and make such repairs at its own expense as are necessary to render the property suitable for sale. The costs of operating and maintaining a commercial or multifamily residential property may be significant and may be greater than the income derived from that property.

  Non-Judicial Foreclosure/Power of Sale. Foreclosure of a deed of trust is generally accomplished by a non-judicial trustee's sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a non-judicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender's expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

  Equitable Limitations on Enforceability of Certain Provisions. United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower's default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender's and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a non-monetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property.

  Even if the lender is successful in the foreclosure action and is able to take possession of the property, the costs of operating and maintaining a commercial or multi-family property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing homes, convalescent homes or hospitals may be particularly significant because of the expertise, knowledge and with respect to nursing or convalescent homes, regulatory compliance, required to run such operations and the effect which foreclosure and a change in ownership may have with respect to consent requirements and on the public's and the industry's (including franchisors') perception of the quality of such operations. The lender also will commonly obtain the services of a real estate broker and pay the broker's commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal the lender's investment in the property. Moreover, because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

  The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a "due-on-sale" clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

  Post-sale Redemption. In a majority of states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. In some states, the borrower retains possession of the property during the statutory redemption period. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee's sale under a deed of trust.

  Anti-Deficiency Legislation. Any commercial or multi-family residential mortgage loans acquired by the Company are likely to be nonrecourse loans, as to which recourse in the case of default will be limited to the property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower's other assets, a lender's ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust or by non-judicial means. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting such security; however, in some of those states, the lender,

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

following judgment on such personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists may choose to proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

  Cooperatives. Mortgage loans may be secured by a security interest on the borrower's ownership interest in shares, and the proprietary leases appurtenant thereto (or cooperative contract rights), allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative's building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions (including transfer restrictions) under the governing documents of the cooperative, and the shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease but such recognition agreements may not have been obtained in the case of all the mortgage loans secured by cooperative shares (or contract rights).

  Under the laws applicable in many states, "foreclosure" on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a "commercially reasonable" manner, which may be dependent upon, among other things, the notice given to the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender's security interest. A recognition agreement, however, generally provides that the lender's right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

BANKRUPTCY LAWS

  Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) to collect a debt are automatically stayed upon the filing of the bankruptcy petition and, often, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences thereof caused by such automatic stay can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lien or may stay the senior lender from taking action to foreclose out such junior lien.

  Under the Bankruptcy Code, provided certain substantive and procedural safeguards protective of the lender are met, the amount and terms of a mortgage loan secured by a lien on property of the debtor may be modified under certain circumstances. For example, the outstanding amount of the loan may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender's security interest) pursuant to a confirmed plan or lien avoidance proceeding, thus leaving the lender a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Other modifications may include the reduction in the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or by an extension (or shortening) of the term to maturity.

  Federal bankruptcy law may also have the effect of interfering with or affecting the ability of the secured lender to enforce the borrower's assignment of rents and leases related to the mortgaged property. Under section 362 of the Bankruptcy Code, the lender will be stayed from enforcing the assignment, and the legal proceedings

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

necessary to resolve the issue could be time-consuming, with resulting delays in the lender's receipt of the rents. In addition, the Bankruptcy Code has been amended to provide that a lender's perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary "based on the equities of the case."

  In a bankruptcy or similar proceeding, action may be taken seeking the recovery as a preferential transfer of any payments made by the mortgagor under the related mortgage loan to the owner of such mortgage loan. Payments on long-term debt may be protected from recovery as preferences if they are payments in the ordinary course of business made on debts incurred in the ordinary course of business. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

  A trustee in bankruptcy, in some cases, may be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide a mortgagor with means to halt a foreclosure proceeding or sale and to force a restructuring of a mortgage loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagee have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors.

  The Company's acquisition of real property, particularly REO Property, may be affected by many of the considerations applicable to mortgage loan lending. For example, the Company's acquisition of certain property at foreclosure sale could be affected by a borrower's post-sale right of redemption. In addition, the Company's ability to derive income from real property will generally be dependent on its receipt of rent payments under leases of the related property. The ability to collect rents may be impaired by the commencement of a bankruptcy proceeding relating to a lessee under such lease. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a lessee results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the lease that occurred prior to the filing of the lessee's petition. In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court, (i) assume the lease and retain it or assign it to a third party or (ii) reject the lease. If the lease is assumed, the trustee or debtor-in-possession (or assignee, if applicable) must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with "adequate assurance" of future performance. Such remedies may be insufficient, and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor's damages for lease rejection to the rent reserved by the lease (without regard to acceleration) for the greater of one year, or 15%, not to exceed three years, of the remaining term of the lease.

DEFAULT INTEREST AND LIMITATIONS ON PREPAYMENTS

  Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower's payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

FORFEITURES IN DRUG AND RICO PROCEEDINGS

  Federal law provides that property owned by persons convicted of drug-related crimes or of criminal violations of the Racketeer Influenced and Corrupt Organizations ("RICO") statute can be seized by the government if the property was used in, or purchased with the proceeds of, such crimes. Under procedures contained in the Comprehensive Crime Control Act of 1984 (the "Crime Control Act"), the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties "known to have an alleged interest in the property," including the holders of mortgage loans.

  A lender may avoid forfeiture of its interest in the property if it establishes that: (i) its mortgage was executed and recorded before commission of the crime upon which the forfeiture is based, or (ii) the lender was, at the time of execution of the mortgage, "reasonably without cause to believe" that the property was used in, or purchased with the proceeds of, illegal drug or RICO activities.

ENVIRONMENTAL RISKS

  General. The Company will be subject to environmental risks when taking a security interest in real property, as well as when it acquires any real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the risk of the diminution of the value of a contaminated property or, as discussed below, liability for the costs of compliance with environmental regulatory requirements or the costs of clean-up or other remedial actions. These compliance or clean-up costs could exceed the value of the property or the amount of the lender's loan. In certain circumstances, a lender could determine to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for compliance or clean-up costs.

  CERCLA. The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), imposes strict liability on present and past "owners" and "operators" of contaminated real property for the costs of clean-up. A secured lender may be liable as an "owner" or "operator" of a contaminated mortgaged property if agents or employees of the lender have become sufficiently involved in the management of such mortgaged property or the operations of the borrower. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. The magnitude of the CERCLA liability at any given contaminated site is a function of the actions required to address adequately the risks to human health and the environment posed by the particular conditions at the site. As a result, such liability is not constrained by the value of the property or the amount of the original or unamortized principal balance of any loans secured by the property. Moreover, under certain circumstances, liability under CERCLA may be joint and several--i.e., any liable party may be obligated to pay the entire cleanup costs regardless of its relative contribution to the contamination.

  The Asset Conservation, Lender Liability and Deposit Insurance Act of 1996 (the "1996 Lender Liability Act") provides for a safe harbor for secured lenders from CERCLA liability even though the lender forecloses and sells the real estate securing the loan, provided the secured lender sells "at the earliest practicable, commercially reasonable time, at commercially reasonable terms, taking into account market conditions and legal and regulatory requirements." Although the 1996 Lender Liability Act provides significant protection to secured lenders, it has not been construed by the courts and there are circumstances in which actions taken could expose a secured lender to CERCLA liability. And, the transferee from the secured lender is not entitled to the protections enjoyed by a secured lender. Hence, the marketability of any contaminated real estate continues to be suspect.

  Certain Other Federal and State Laws. Many states have environmental clean-up statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, underground storage tanks are commonly found on a wide variety of commercial and industrial properties. Federal and state laws impose liability on the owners and operators of underground storage tanks for any cleanup that may be required as a result of releases from such tanks. These laws also impose certain compliance obligations on the tank owners and operators, such as regular monitoring for leaks and upgrading of older tanks. The Company may become a tank owner or operator and subject to compliance obligations and potential cleanup liabilities, either as a result of becoming involved in the management of a site at which a tank is located or, more commonly, by taking title to such a property. Federal and state laws also obligate property owners and operators to maintain and, under some circumstances, to remove asbestos-containing building materials and lead-based paint. As a result, the presence of these materials can increase the cost of operating a property and thus diminish its value. In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

  Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property.

  Superlien Laws. Under the laws of many states, contamination of a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a "superlien."

  Additional Considerations. The cost of remediating environmental contamination at a property can be substantial. To reduce the likelihood of exposure to such losses, the Company will not acquire title to a Mortgaged Property or take over its operation unless, based on an environmental site assessment prepared by a qualified environmental consultant, it has made the determination that it is appropriate to do so. The Company expects that it will organize a special purpose subsidiary to acquire any environmentally contaminated real property.

  Environmental Site Assessments. In addition to possibly allowing a lender to qualify for the innocent landowner defense (see discussion under "-- Environmental Risks--CERCLA" above), environmental site assessments can be a valuable tool in anticipating, managing and minimizing environmental risk. They are commonly performed in many commercial real estate transactions.

  Environmental site assessments vary considerably in their content and quality. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because an exhaustive environmental assessment would be far too costly and time-consuming to be practical. Nevertheless, it is generally helpful in assessing and addressing environmental risks in connection with commercial real estate (including multi-family properties) to have an environmental site assessment of a property because it enables anticipation of environmental problems and, if agreements are structured appropriately, can allow a party to decline to go forward with a transaction.

APPLICABILITY OF USURY LAWS

  Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 ("Title V") provides that state usury limitations shall not apply to certain types of residential (including multi-family) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

AMERICANS WITH DISABILITIES ACT

  Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder (collectively, the "ADA"), in order to protect individuals with disabilities, public accommodations (such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers that are structural in nature from existing places of public accommodation to the extent "readily achievable." In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The "readily achievable" standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the "readily achievable" standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

GROUND LEASE RISKS

  Mortgage Loans may be secured by a mortgage on a ground lease. Leasehold mortgages are subject to certain risks not associated with mortgage loans secured by a fee estate. The most significant of these risks is that the ground lease creating the leasehold estate could terminate, leaving the leasehold mortgagee without its security. The ground lease may terminate if, among other reasons, the ground lessee breaches or defaults in its obligations under the ground lease or there is a bankruptcy of the ground lessee or ground lessor. This risk may be minimized if the ground lease contains certain provisions protective of the mortgagee, but the ground leases that secure mortgage loans may not contain some of these protective provisions.

DUE ON SALE AND DUE ON ENCUMBRANCE

  Certain of the mortgage loans may contain due on sale and due on encumbrance clauses. These clauses generally provide that the lender may accelerate the maturity of the loan if the mortgagor sells or otherwise transfers or encumbers the mortgaged property. The enforceability of due on sale clauses has been subject of legislation or litigation in many states and, in some cases, the enforceability of these clauses has been limited or denied. However, with respect to certain loans, the Garn-St. Germain Depository Institutions Act of 1982 preempts state constitutional, statutory and case law that prohibits the enforcement of due on sale clauses and permits lenders to enforce these clauses in accordance with their terms subject to certain limited exceptions.

SUBORDINATE FINANCING

  When a mortgagor encumbers mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the mortgagor may have difficulty servicing and repaying multiple loans. In addition, if the junior loan permits recourse to the mortgagor (as junior loans often do) and the senior loan does not, a mortgagor may be more likely to repay sums due on the junior loan than those on the senior loan. Second, acts of the senior lender that prejudice the junior lender can cause the senior lender to lose its priority. For example, if the mortgagor and the senior lender agree to increase the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior is harmed or the mortgagor is additionally burdened. Third, if the mortgagor defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and the action taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender.

ACCELERATION ON DEFAULT

  Some of the mortgage loans may include "Debt--Acceleration" clauses, which permit the lender to accelerate the full debt upon a monetary or nonmonetary default of the mortgagor. The courts of all states will enforce clauses providing for acceleration in the event of a material payment default after giving effect to any appropriate notices. Such courts, however, may refuse to foreclose on a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust under the circumstances or would render the acceleration unconscionable. Furthermore, in some states, the mortgagor may avoid foreclosure and reinstate an accelerated loan by paying only the defaulted amounts and the costs and attorneys' fees incurred by the lender in collecting such defaulted payments.

CERTAIN LAWS AND REGULATIONS; TYPES OF MORTGAGED PROPERTY

  The real property securing the mortgage loans will be subject to compliance with various federal, state and local statutes and regulations. Failure to comply (together with an inability to remedy any such failure) could result in material diminution in the value of the mortgaged properties which could, together with the possibility of limited alternative uses for a particular property (e.g., a nursing home or convalescent home or hospital), result in the failure to realize the full principal amount of the related mortgage loan. Mortgages on properties which are owned by a mortgagor under a condominium form of ownership are subject to declarations, bylaws and other regulations of the condominium association. Mortgaged properties which are hotels or motels may present additional risks in that hotels and motels are typically operated pursuant to franchise, management and operating agreements which may be terminated by the operator, and the transferability of the hotel's operating liquor and other licenses to the entity acquiring the hotel either through purchases or foreclosure is subject to the peculiarities of local law requirements. In addition, mortgaged properties which are multifamily residential properties may be subject to rent control laws, which could impact the future cash flows of such properties.

SOLDIERS' AND SAILORS' CIVIL RELIEF ACT OF 1940

  Under the terms of the Soldiers' and Sailors' Civil Relief Act of 1940, as amended (the "Relief Act"), a mortgagor who enters military service after the origination of such mortgagor's mortgage loan (including a mortgagor who is in reserve status and is called to active duty after origination of the mortgage loan), may not be charged interest (including fees and charges) above an annual rate of 6% during the period of such mortgagor's active duty status, unless a court orders otherwise upon application of the lender. Because the Relief Act applies to mortgagors who enter military service after origination of the related mortgage loan, no information can be provided as to the number of mortgage loans that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of any servicer to collect full amounts of interest on certain mortgage loans. In addition, the Relief Act imposes limitations that would impair the ability of a servicer to foreclosure on an affected mortgage loan during the mortgagor's period of active duty status, and, under certain circumstances, during an additional three month period thereafter.

                                USE OF PROCEEDS

  All of the expected net proceeds of this Offering will be used to purchase Units in the Operating Partnership and the payment of the existing indebtedness of Wilshire Properties 1 and Wilshire Properties 2. Thereupon, the Operating Partnership will use approximately $145.3 million plus accrued interest to purchase the Initial Investments. The purchase price for the Initial Investments was based on certain assumptions made with respect to the potential net cash flows to be generated by the Initial Investments. See "Initial Investments," "Yield Considerations Regarding the Initial Investments" and "Risk Factor--Other Risks--Conflicts of Interest in the Business of the Company." Pending investment, the balance of the net proceeds (approximately $131.7 million) will be invested in investment-grade, interest-bearing securities and held by the Operating Partnership until used to originate or acquire International Investments, Commercial Real Property including U.S. Commercial Properties, Distressed U.S. Commercial Loans and Other Real Estate Related Assets as provided herein. See "Operating Policies and Strategies."

  The Company intends to leverage its portfolio through borrowings, generally through the use of loans, repurchase agreements, warehouse lines of credit, mortgage loans, issuance of Mortgage-Backed Securities and other borrowing arrangements.

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

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the underwriters named below (the "Underwriters") and each of the Underwriters, for whom Friedman, Billings, Ramsey & Co., Inc., Prudential Securities Incorporated, and Black & Company, Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company the number of shares of Common Stock offered hereby set forth below opposite its name.

                                                                        NUMBER
    UNDERWRITER                                                        OF SHARES
    -----------                                                        ---------
Friedman, Billings, Ramsey & Co., Inc. ...............................
Prudential Securities Incorporated....................................
Black & Company, Inc. ................................................
                                                                         ----
  Total...............................................................
                                                                         ====

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to purchase all the shares of Common Stock offered hereby if any are purchased.

  The Underwriters propose initially to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such offering price less a
concession not to exceed $    per share of Common Stock. The Underwriters may
allow and such dealers may reallow a concession not to exceed $    per share
of Common Stock to certain other dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may be changed by the Underwriters.

  At the request of the Company, the Underwriters have reserved up to
shares of Common Stock (    shares if the Underwriters' over-allotment option
is exercised) for sale to directors, officers and employees of WFSG and its subsidiaries at the initial public offering price set forth on the cover page of this Prospectus net of any underwriting discounts or commissions, and up to
    shares of Common Stock (    shares if the Underwriters' over-allotment
option is exercised) for sale to certain other persons at the initial public offering price. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

  The Company has granted to the Underwriters an option exercisable during a 30-day period after the date hereof to purchase, at the initial offering price less underwriting discounts and commissions, up to an additional 3,000,000 shares of Common Stock for the sole purpose of covering over-allotments, if any. To the extent that the Underwriters exercise such option, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to such Underwriter's initial commitment.

  The Company and WFSG have agreed to indemnify the several Underwriters against certain civil liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  Prior to this Offering, there has been no public market for the shares of Common Stock. The initial public offering price has been determined by negotiation between the Company and the Representatives. Among the factors considered in making such determination were the history of, and the prospects for, the industry in which the Company will compete, an assessment of the skills of WRSC, the Company's prospects for future earnings, the general conditions of the economy and the securities market and the prices of offerings by similar issuers. There can, however, be no assurance that the price at which the shares of Common Stock will sell in the public market after this offering will not be lower than the price at which they are sold by the Underwriters.

  The Representatives have informed the Company that the Underwriters do not intend to confirm sales of the shares offered hereby to any accounts over which they exercise discretionary authority.

  Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for or purchase the Common Stock. As an exception to these rules, the representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position in the Common Stock in connection with the Offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the representatives may reduce that short position by purchasing Common Stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the representatives purchase Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those Common Stock as part of the Offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Company, Messrs. Wiederhorn and Mendelsohn have agreed not to offer, sell or contract to sell or otherwise dispose of any Common Stock without the prior consent of the Representatives for a period of 180 days from the date of this Prospectus.

  WFSG has agreed not to offer, sell or contract to sell or otherwise dispose of the Common Stock acquired at the Closing without the prior consent of the Representatives, for a period of two years from the date of this Prospectus provided that WRSC continues to serve as the Manager during such period.

                                 LEGAL MATTERS

  Certain legal matters will be passed upon for the Company by Proskauer Rose LLP, New York, New York and for the Underwriters by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Proskauer Rose LLP and Gibson, Dunn & Crutcher LLP will be relying as to matters of Maryland law on the opinion of Piper & Marbury LLP, Baltimore, Maryland.

                                    EXPERTS

  The financial statement of Wilshire Real Estate Investment Trust Inc. as of October 28, 1997 included in this Prospectus has been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

                            ADDITIONAL INFORMATION

THE COMPANY

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus forms a part) under the Securities Act of 1933, as amended, with respect to the Common Stock offered pursuant to the Prospectus. This Prospectus contains summaries of the material terms of the documents referred to herein and therein, but does not contain all of the information set forth in the Registration Statement pursuant to the rules and regulations of the Commission. For further information, reference is made to such Registration Statement and the exhibits thereto. Such Registration Statement and exhibits as well as reports and other information filed by WRIC can be inspected without charge and copied at prescribed rates at the public reference facilities maintained by the Commission at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices located as follows: Chicago Regional Office, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a Web site that contains reports, proxy, and information statements and other information regarding registrants that file electronically with the Commission. The Web site is located at http://www.sec.gov.

  Statements contained in this Prospectus as to the contents of any contract or other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

  The Company will be required to file reports and other information with the Commission pursuant to the Securities Exchange Act of 1934. In addition to applicable legal requirements, if any, holders of Common Stock will receive annual reports containing audited financial statements with a report thereon by the Company's independent certified public accounts, and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

WILSHIRE FINANCIAL SERVICES GROUP INC.

  WFSG files reports and other information with the Commission pursuant to the Securities Exchange Act of 1934. Additional information about WFSG, therefore, may be inspected or copied at the public reference facilities maintained by the Commission at the locations mentioned above.

                               GLOSSARY OF TERMS

  Except as otherwise specified or as the context may otherwise require, the following terms used herein shall have the meanings assigned to them below. All terms in the singular shall have the same meanings when used in the plural and vice-versa.

  "1996 Lender Liability Act" shall mean the Asset Conservation, Lender Liability and Deposit Insurance Act of 1996.

  "ADA" shall mean the Americans with Disabilities Act of 1990, as amended.

  "Affiliate" shall mean (i) any person directly or indirectly owning, controlling, or holding, with power to vote ten percent or more of the outstanding voting securities of such other person, (ii) any person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other person, (iii) any person directly or indirectly controlling, controlled by, or under common control with such other person, (iv) any executive officer, director, trustee or general partner of such other person, and (v) any legal entity for which such person acts as an executive officer, director, trustee or general partner. The term "person" means and includes any natural person, corporation, partnership, association, limited liability company or any other legal entity. An indirect relationship shall include circumstances in which a person's spouse, children, parents, siblings or mothers-, fathers-, sisters- or brothers-in-law is or has been associated with a person.

  "Affiliated Transaction" shall mean any material acquisition transaction between the Company and any Interested Stockholder.

  "Average Invested Assets" shall mean the average of the aggregate book value of the assets of the Company (including all of WRIC's direct and indirect subsidiaries), before reserves for depreciation or bad debts or other similar noncash reserves, computed by taking the daily average of such values during such period.

  "Bankruptcy Code" shall mean Title 11 of the United States Code, as amended.

  "Beneficiary" shall mean the beneficiary of the Trust.

  "Board of Directors" shall mean the Board of Directors of the Company.

  "BPO" shall mean a broker's price opinion obtained by WRSC or one of its affiliates from one of its approved brokers with respect to a loan.

  "Bylaws" shall mean the Bylaws of the Company.

  "CERCLA" shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

  "Charter" shall mean the Charter of the Company.

  "Closing" shall mean the closing of the Offering.

  "Commercial Mortgage-Backed Securities" shall mean commercial or multi-family Mortgage-Backed Securities.

  "CMO or CMO Bonds" shall mean collateralized mortgage obligations.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Commission" shall mean the Securities and Exchange Commission.

  "Common Stock" shall mean the Common Stock, par value $.0001 per share, of WRIC.

  "Company" shall mean Wilshire Real Estate Investment Trust Inc., a Maryland corporation, together with its subsidiaries, unless the context indicates otherwise.

  "Company Expenses" shall mean all administrative costs and expenses of the Company and the General Partner.

  "Crime Control Act" shall mean the Comprehensive Crime Control Act of 1984.

  "Directors" means the members of the Company's Board of Directors.

  "DOL" shall mean the Department of Labor.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Excess Inclusion" shall have the meaning specified in section 860E(c) of the Code.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "Exempt Organizations" shall mean tax-exempt entities, including, but not limited to, charitable organizations, qualified employee pension and profit sharing trusts and individual retirement accounts.

  "FHLB" shall mean the Federal Home Loan Bank.

  "FIRPTA" shall mean the Foreign Investment in Real Property Tax Act of 1980.

  "FLHMC" shall mean the Federal Loan Home Mortgage Corporation, a corporate instrumentality of the United States created and existing under Title III of the Emergency Home Finance Act of 1970, as amended, or any successor thereto.

  "FNMA" shall mean the Federal National Mortgage Association, a federally chartered and privately owned corporation organized and existing under the Federal National Mortgage Association Charter Act, or any successor thereto.

  "Funds From Operations" shall mean net income (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation, and after adjustments for unconsolidated partnerships and joint ventures.

  "GAAP" shall mean generally accepted accounting principles.

  "Garn Act" shall mean the Garn-St. Germain Depository Institutions Act of
1982.

  "General Partner" shall mean Wilshire Realty General Inc., as the sole general partner of the Operating Partnership.

  "Guidelines" shall mean guidelines that set forth general parameters for the Company's investments, borrowings and operations.

  "HUD" shall mean the Department of Housing and Urban Development.

  "Independent Director" shall mean a director who within the last two years, has not (i) been employed by WSFG or any of its Affiliates, (ii) been an officer or director of WRSC or any of its Affiliates, (iii) performed services for WRSC or any of its Affiliates, or (iv) had any material business or professional relationship with WRSC or any of its Affiliates.

  "Initial Investments" shall mean the U.S. Commercial Investments, Mortgage-Backed Securities, and International Investments described under "Initial Investments," which are to be acquired on or soon after the Closing.

  "Interested Stockholder" shall mean any holder of more than 10% of any class of outstanding voting shares of the Company.

  "Inverse IO" shall mean a class of Mortgage-Backed Securities that is entitled to no (or only nominal) distributions of principal, but is entitled to interest at a floating rate that varies inversely with a specified index.

  "IO" shall mean a class of Mortgage-Backed Securities that is entitled to no (or only nominal) distributions of principal.

  "IRA" shall mean an individual retirement account.

  "Lease" shall mean, with respect to each Mortgaged Property or Real Property, the agreement pursuant to which the Borrower rents and leases to the Lessee and the Lessee rents and leases from the Borrower, such Mortgaged Property or Real Property.

  "LIBOR" shall mean the London Interbank Offering Rate for one-month U.S. Dollar deposits.

  "Limited Partners" shall mean initially, the Company, Wilshire 1 and Wilshire 2 and any other holder of Units in the future.

  "Management Agreement" shall mean an agreement or agreements among the Company, WRSC and WFSG pursuant to which WRSC performs various services for the Company.

  "Manager" shall mean Wilshire Realty Services Corporation.

  "Market Price" shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date.

  "Mortgage-Backed Securities" shall mean classes of mortgage-backed securities that are subordinated in right of payments of principal and interest to more senior classes.

  "Mortgage Collateral" shall mean mortgage pass-through securities or pools of whole loans securing or backing a series of Mortgage-Backed Securities.

  "Mortgage Loan" shall mean a mortgage loan underlying a series of Mortgage-Backed Securities or a Mortgage Loan held by the Company, as the context indicates.

  "Mortgaged Property" shall mean the real property securing a mortgage loan.

  "NAREIT" shall mean the National Association of Real Estate Investment Trusts, Inc.

  "Net Income" shall mean the income of the Company as reported for federal income tax purposes before WRSC's incentive compensation, net operating loss deductions arising from losses in prior periods and the deduction for dividends paid, plus the effects of adjustments, if any, necessary to record hedging and interest transactions in accordance with generally accepted accounting principles.

  "Non-ERISA Plan" shall mean a plan that does not cover common law employees.

  "Nonperforming Mortgage Loans" shall mean commercial and residential mortgage loans for which the payment of principal and interest is more than 90 days delinquent.

  "Offering" shall mean the offering of Common Stock hereby.

  "Offering Price" shall mean the offering price of $15.00 per Common Share offered hereby.

  "OID" shall mean original issue discount.

  "Operating Partnership" shall mean Wilshire Real Estate Partnership L.P.

  "Operating Partnership Agreement" shall mean the partnership agreement of the Operating Partnership, as amended from time to time.

  "Option Plan" shall mean a plan which provides for options to purchase
Units.

  "Other Real Estate Related Assets" shall mean real estate related assets other than subordinated interests and U.S. Commercial Property, including, without limitation, Mortgage Loans, other classes of Mortgage-Backed Securities and other interests in real estate.

  "OTS" shall mean the Office of Thrift Supervision.

  "Ownership Limitation" shall mean the restriction on ownership (or deemed ownership by virtue of the attribution provisions of the Code) of (a) more than 9.8% of the outstanding shares of Common Stock or Preferred Stock by any stockholder other than WFSG or (b) more than 20% of the outstanding shares of Common Stock by WFSG.

  "Pass-Through Certificates" shall mean interests in trusts, the assets of which are primarily mortgage loans.

  "Plan" shall mean certain pension, profit-sharing, employee benefit, or retirement plans or individual retirement accounts.

  "Plan Asset Regulations" shall mean regulations of the Department of Labor that define "plan assets."

  "Preferred Stock" shall mean the preferred stock of the Company.

  "Prohibited Owner" shall mean the record holder of the shares of Common Stock or Preferred Stock that are designated as Shares-in-Trust.

  "Qualifying Interests" shall mean mortgages and other liens on and interests in real estate.

  "Real Property" shall mean real property owned by the Company.

  "Realized Losses" shall mean, generally, the aggregate amount of losses realized on loans that are liquidated and losses on loans due to fraud, mortgagor bankruptcy or special hazards.

  "Redemption Rights" shall mean the rights that it is anticipated the Limited Partners will have pursuant to the Operating Partnership Agreement to redeem all or a portion of their interests in the Operating Partnership for Common Stock on a one-for-one basis or, at the option of the Company, an equivalent amount of cash.

  "REIT" shall mean real estate investment trust, as defined in section 856 of the Code.

  "Related Party Tenant" shall mean a tenant of WREIT or the Operating Partnership in which WREIT owns 10% or more of the ownership interests, taking into account both direct ownership and constructive ownership.

  "REMIC" shall mean real estate mortgage investment conduit, as defined in section 860D of the Code.

  "REMIC Residual Interest" shall mean a class of Mortgage-Backed Securities that is designated as the residual interest in one or more REMICs.

  "Rent" shall mean rent received by the Company from tenants of Real Property owned by the Company.

  "REO Property" shall mean real property acquired by a mortgage lender at foreclosure (or by deed in lieu of foreclosure).

  "Representatives" shall mean Friedman, Billings, Ramsey & Co., Inc., Prudential Securities Incorporated and Black & Company, Inc.

  "RICO" shall mean the Racketeer Influenced and Corrupt Organizations laws, 18 U.S.C.A. Section 1961, et seq.

  "Residential Mortgage-Backed Securities" shall mean a series of one- to four-family residential Mortgage-Backed Securities.

  "Rule 144" shall mean the rule promulgated under the Securities Act that permits holders of restricted securities as well as affiliates of an issuer of the securities, pursuant to certain conditions and subject to certain restrictions, to sell their securities publicly without registration under the Securities Act.

  "SAIF" shall mean the Savings Association Insurance Fund.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Service" shall mean the Internal Revenue Service.

  "Shares-in-Trust" shall mean shares of Common Stock or Preferred Stock the purported transfer of which would result in a violation of the Ownership Limitation, result in the stock of WREIT being held by fewer than 100 persons, result in WREIT being "closely held," or cause WREIT to own 10% or more of the ownership interests in a tenant of the Company's Real Property.

  "Special Servicing" shall mean servicing of defaulted mortgage loans, including oversight and management of the resolution of such mortgage loans by modification, foreclosure, deed in lieu of foreclosure or otherwise.

  "Sub IO" shall mean an IO with characteristics of a Subordinated Interest.

  "Subordinated Interests" shall mean classes of Mortgage-Backed Securities that are subordinated in right of payments of principal and interest to more senior classes.

  "Sub-Performing Mortgage Loans" shall mean loans for which default is likely or imminent.

  "Ten-Year U.S. Treasury Rate" shall mean the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company.

  "Title V" shall mean Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980.

  "Trading Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

  "Treasury Regulations" shall mean the income tax regulations promulgated under the Code.

  "Trust" shall mean a trust created in the event of an impermissible transfer of shares of Common Stock.

  "Trustee" shall mean a trustee of the Trust.

  "UBTI" shall mean unrelated business taxable income.

  "UBTI Percentage" shall mean the gross income derived by the Company from an unrelated trade or business divided by the gross income of the Company for the year in which the dividends are paid.

  "UCC" shall mean the Uniform Commercial Code.

  "Underwriters" shall mean Friedman, Billings, Ramsey & Co., Inc., Prudential Securities Incorporated and Black & Company and each of the underwriters for whom Friedman, Billings, Ramsey & Co., Inc., Prudential Securities Incorporated and Black & Company, Inc. are acting as representatives.

  "Underwriting Agreement" shall mean the agreement pursuant to which the Underwriters will underwrite the Common Stock.

  "Units" shall mean units of limited partnership interest in the Operating Partnership.

  "WCC" shall mean Wilshire Credit Corporation.

  "WREIT" shall mean Wilshire Real Estate Investment Trust Inc.

  "WFSG" shall mean Wilshire Financial Services Group Inc.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
 Wilshire Real Estate Investment Trust Inc.

  We have audited the accompanying balance sheet of Wilshire Real Estate Investment Trust Inc. (the "Company") as of October 28, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Wilshire Real Estate Investment Trust Inc. as of October 28, 1997, in conformity with generally accepted accounting principles.

                                                        /s/ Arthur Andersen LLP
                                                            ARTHUR ANDERSEN LLP

Los Angeles, California
October 28, 1997

                   WILSHIRE REAL ESTATE INVESTMENT TRUST INC.

                                 BALANCE SHEET

                             AS OF OCTOBER 28, 1997

ASSETS

Cash.................................................................... $2,000
                                                                         ======

LIABILITIES AND STOCKHOLDER'S EQUITY

Stockholder's Equity
  Common Stock, par value $0.01 per share; 1,000 shares authorized; 100
   shares issued and outstanding........................................ $    1
  Additional paid-in-capital............................................  1,999
                                                                         ------
    Total Stockholder's Equity.......................................... $2,000
                                                                         ======

                 See accompanying notes to this balance sheet.

                  WILSHIRE REAL ESTATE INVESTMENT TRUST INC.

                            NOTES TO BALANCE SHEET

                               OCTOBER 28, 1997

1. THE COMPANY

  Wilshire Real Estate Investment Trust Inc. (the "Company" or "WREIT") is a newly organized Maryland corporation that will elect to be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended. The Company will be managed by Wilshire Realty Services Corporation ("WRSC"), a wholly-owned subsidiary of Wilshire Financial Services Group Inc. ("WFSG"). The Company intends to invest primarily in the following: (i) distressed commercial and multi-family mortgage loans and commercial and multi-family real properties in the United States ("U.S. Commercial Investments"); (ii) subordinated interests in mortgage-backed securities ("Mortgage-Backed Securities"), primarily residential Mortgage-Backed Securities (other than Mortgage-Backed Securities backed by mortgage loans and/or real properties previously owned by WFSG or its affiliates); and (iii) international performing and distressed mortgage loans and real properties ("International Investments," and together with U.S. Commercial Investments and Mortgage-Backed Securities, the "Primary Investments").

  The Company's sole activity through October 28, 1997, consisted of the organization and start-up of the Company. Accordingly, no statement of operation is presented.

2. ORGANIZATION

  The Company will file a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed public offering (the "Offering") of 23,000,000 shares of Common Stock, which includes 3,000,000 shares that are issuable upon exercise of the Underwriters' over allotment option.

  In connection with the proposed public offering, the Company will engage in the following transactions:

    (1) WREIT, a Maryland corporation taxable as a REIT, will issue approximately 10% of its common stock to WFSG and approximately 90% of its common stock to public investors.

    (2) WREIT will incorporate and capitalize a qualified REIT subsidiary, the General Partner.

    (3) The General Partner WREIT, Wilshire Properties 1 Inc. ("Wilshire Properties 1"), Wilshire Properties 2 Inc. ("Wilshire Properties 2") will hold all of the outstanding Units in the Operating Partnership, with the General Partner holding Units constituting a 1% general partnership interest. In the future, the Company may seek to acquire additional assets and issue Units in payment of some or all of the purchase price thereafter.

    (4) The Operating Partnership will assign to Wilshire Credit Corporation ("WCC") any special servicing rights and obligations (other than the right to direct foreclosure) received in connection with Mortgage-Backed Securities acquisitions. WCC is currently owned by the principal shareholders of WFSG. WCC and the European Servicers will service the loans and real property investments of the Company.

    (5) WFSG will incorporate and capitalize WRSC.

    (6) WRSC will enter into an agreement with WREIT and the Operating Partnership (the "Management Agreement"), pursuant to which WRSC will formulate operating strategies and provide certain managerial and administrative functions for the Company's Board of Directors.

3. MANAGEMENT AGREEMENT

  Pursuant to the Management Agreement WRSC, subject to the supervision of WREIT's Board of Directors, will formulate operating strategies for the Company, arrange for the acquisition of assets by the Company, arrange for various types of financing for the Company, including repurchase agreements, secured term loans, warehouse lines of credit, mortgage loans and the issuance of Mortgage-Backed Securities, monitor the performance of the Company's assets and provide certain administrative and managerial services in

                  WILSHIRE REAL ESTATE INVESTMENT TRUST INC.

connection with the operation of the Company. For performing these services, WRSC will receive the following compensation, fees and other benefits (including reimbursement of out-of-pocket expenses):

            FEE                                    AMOUNT
            ---                                    ------
Base Management Fee......... Equal to 1% per annum of the first $1.0 billion of such Average Invested Assets, 0.75% of the next
                             $500.0 million of Average Invested Assets and
                             0.50% of Average Invested Assets above $1.5
                             billion.
Incentive Fee............... Based on the amount, if any, by which the
                             Company's Funds from Operations plus certain gains
                             (minus certain losses) exceed a hurdle rate.
Expense Reimbursement Fee... Reimbursement of due diligence costs and out-of-
                             pocket expenses.

  The Board of Directors of the Company will adjust the base management fee after the first two years to align the fee more closely with the actual costs of such services.

4. INITIAL INVESTMENTS

  At the Closing of this Offering (the "Closing"), the Company will acquire from WFSG or its affiliates (i) U.S. Commercial Investments for approximately $52.8 million; (ii) Mortgage-Backed Securities for approximately $98.4 million; and (iii) International Investments in the United Kingdom for approximately $5.4 million. The balance of the net proceeds of the Offering, constituting up to approximately 47.5 percent of the total net proceeds, will be invested by the Company as opportunities arise. Certain of the U.S. Commercial Investments will be acquired from Wilshire Properties 1 and Wilshire Properties 2. Wilshire Properties 1 and Wilshire Properties 2, all of the outstanding of which are owned by the principal shareholders of WFSG, will acquire approximately 376,874 units of partnership interest of the Operating Partnership (the "Units") (which will comprise 1.8% of Units of the Operating Partnership or 1.6% if the Underwriters' over-allotment option is exercised in full) on the Closing Date in exchange for the contribution of certain assets to the Operating Partnership. These properties will be purchased subject to mortgage indebtedness of $5.6 million. WFSG has granted the Company an option to purchase for up to approximately $110.0 million all or a portion of up to 50% of WFSG's interest in two portfolios of International Investments in France. The Company is currently evaluating the suitability of such investments under U.S. tax and French law.

5. FEDERAL INCOME TAXES

  After the Offering, the Company intends to make an election to be taxed as a REIT under Section 586 through 860 of the Internal Revenue Code. As a REIT, the Company generally will not be subject to federal income tax if it distributes at least 95% of its taxable income for each tax year to its stockholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to state and local income taxes and to federal income tax and excise tax on its undistributed income.

6. OFFERING COSTS

  In connection with the Offering, affiliates have or will incur legal, accounting and related costs which will be reimbursed by the Company only upon the consummation of the Offering. These costs would then be deducted from the gross proceeds of the Offering.

                  WILSHIRE REAL ESTATE INVESTMENT TRUST INC.

7. CONFLICT OF INTEREST

  The Company will be managed by WRSC, a wholly-owned subsidiary of WFSG. WCC, the European Servicers, wholly owned by WFSG and WCC will provide servicing and asset management services for the Company. WCC is currently owned by the principal shareholders of WFSG. WFSG and WCC are currently structuring a transaction in which WCC would become a subsidiary of WFSG, which is likely to be completed shortly after the Closing of this Offering. In addition, certain other subsidiaries of WFSG will provide further servicing and asset management services for the Company. WFSG will own 9.9% of the outstanding shares of Common Stock in WREIT immediately after the Closing. In addition Wilshire Properties 1 and Wilshire Properties 2 will acquire approximately 376,874 Units (which comprise 1.8% of Units of the Operating Partnership or 1.6% if the Underwriters' over-allotment option is exercised in full) on the Closing Date in exchange for the contribution of certain assets to the Operating Partnership. Because of the Company's relationship with WRSC, WCC and WFSG, the Company will be subject to various potential conflicts of interest. In addition, two of the members of the Board of Directors of and all of its Officers are employed by WRSC or its affiliates.

  A majority of the Company's Board of Directors will be unaffiliated with WRSC (the "Independent Directors"). The Independent Directors are expected to approve the execution of the Management Agreement and general guidelines for the Company's investments, borrowings and operations (the "Guidelines"), as well as transactions or agreements between the Company and WFSC or its affiliates. Although WRSC will perform the day-to-day operations of the Company, the Independent Directors will review all transactions on a quarterly basis to measure compliance with the Guidelines. In such a review, the Independent Directors will generally rely primarily on information provided by WRSC. A majority of the Independent Directors are required pursuant to the Management Agreement to approve in advance any purchase of assets from WFSG or its affiliates or any other significant transaction not contemplated under the Management Agreement or Servicing Agreement, relying, however, primarily on information provided by WRSC.

  The Management Agreement does not limit the right of WRSC or WFSG to engage in business or to render services to others that compete with the Company. While the Management Agreement is in effect, however, WFSG will not invest in any particular Primary Investment unless the Company has declined to make the investment at the direction of the Independent Directors. Additionally, WFSG has agreed to not sponsor another REIT that would invest in the Primary Investments.

  The Company will acquire the Initial Investments from WFSG or its affiliates soon after the Closing. The Company may also acquire other Primary Investments and Other Real Estate Related Assets from WFSG or its affiliates in the future. In addition, the Company may, but has no current plans to invest as a co-participant with WFSG or its affiliates in loans originated or acquired by such affiliates.

8. STOCK OPTIONS

  The Company intends to adopt a non-qualified stock option plan (the "Option Plan"), which provides for options to purchase shares of Common Stock (or, at the election of the Company, Units in the Operating Partnership that may be redeemed for cash, or, at the election of the General Partner, shares of Common Stock on a one-for-one basis). The maximum aggregate number of shares of Common Stock that may be issued pursuant to options granted under the Option Plan is 6,000,000 shares.

  Before Closing, the Company will grant to WRSC and the Independent Director options under the Option Plan, representing the right to acquire 2,000,000 shares of Common Stock (2,300,000 shares assuming the Underwriters exercise their over-allotment option in full), at an exercise price per share equal to the initial offering price of the Common Stock. If the options could be exercised immediately, they would represent 11.0% of the number of shares of Common Stock outstanding after completion of this Offering. However, the options cannot be exercised immediately. One quarter of WRSC's options become exercisable on each of the first four anniversaries of the Closing. The options terminate on the tenth anniversary of the Closing.

                    WILSHIRE REALTY INVESTMENT CORPORATION

  Upon the Closing, the Company will grant each Independent Director an option to purchase 5,000 shares of Common Stock at an exercise price equal to the initial offering price. In the future, newly elected Independent Directors will receive options to purchase 5,000 shares of Common Stock at the closing price on the day that they join the Board. These options shall vest immediately with the recipient. In addition, on the last trading day of each calendar quarter, the Company will automatically grant each Independent Director a non-statutory stock option to purchase 1,500 of shares of Common Stock at 110% of the fair market value on that day. Each of these director options will vest and be exercisable as follows: one-third on each of the first, second and third anniversaries of the grant date and will terminate (unless sooner terminated under the terms of the Option Plan) ten years after the date of grant. If such a director ceases to be a member of the board for any reason other than death or disability, the currently vested options will terminate on the first anniversary of the date the director ceases to be a board member. If such a director dies or becomes disabled while a member of the board, these options will terminate on the second anniversary of the date the director dies or becomes disabled. Under the Option Plan, the Company could grant restricted stock and stock appreciation rights to Independent Directors in addition to these "automatic" quarterly option grants.

  The Board of Directors may amend the Option Plan any time, except that approval by WREIT's stockholders is required for any amendment that increases the aggregate number of shares of Common Stock that may be issued pursuant to the Option Plan, increases the maximum number of shares of Common Stock that may be issued to any person, changes the class of persons eligible to receive such options, modifies the period within which the options may be granted, modifies the period within which the options may be exercised or the terms upon which options may be exercised, or increases the material benefits accruing to the participants under the Option Plan.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SE-CURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SO-LICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SO-LICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------
                           SUMMARY TABLE OF CONTENTS
                               ----------------

                                                                           PAGE
                                                                           ----
Prospectus Summary........................................................   1
Organization and Relationships............................................   8
Risk Factors..............................................................   9
Operating Policies and Objectives.........................................  19
Management of Operations..................................................  31
Servicing Agreements......................................................  39
The Company...............................................................  40
Distribution Policy.......................................................  42
Yield Considerations Related to the Company's Investments.................  42
Initial Investments.......................................................  45
Yield Considerations Related to the Initial
  Mortgage-Backed Securities..............................................  58
Capitalization............................................................  61
Management's Discussion and Analysis of Liquidity and Capital Resources...  61
Description of Capital Stock..............................................  62
Certain Provisions of Maryland Law and of WREIT's Charter and Bylaws......  65
Common Stock Available for Future Sale....................................  67
Operating Partnership Agreement...........................................  68
Federal Income Tax Considerations.........................................  71
ERISA Considerations......................................................  85
Certain Legal Aspects of Mortgage Loans and Real Property Investments.....  87
Use of Proceeds...........................................................  96
Underwriting..............................................................  97
Legal Matters.............................................................  98
Experts...................................................................  98
Additional Information....................................................  99
Glossary of Terms......................................................... 100
Financial Statements...................................................... F-1

  UNTIL      , 1997 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECU-
RITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DE-LIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               20,000,000 SHARES


                [LOGO OF WILSHIRE REAL ESTATE INVESTMENT TRUST]

                                 COMMON STOCK

                               ----------------
                                  PROSPECTUS
                               ----------------

                    FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                      PRUDENTIAL SECURITIES INCORPORATED

                             BLACK & COMPANY, INC.

                                       , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Set forth below is an estimate of the approximate amount of the fees and expenses (other than sales commissions) payable by the Registrant in connection with the issuance and distribution of the Common Stock.

      SEC Registration Fee.......................................... $  111,515
      Blue Sky Fees and Expenses....................................      7,500
      NASD Filing Fee...............................................     30,500
      The NASDAQ Stock Market Filing Fee............................     50,000
      Printing and Mailing Fees.....................................    400,000
      Counsel Fees and Expenses.....................................    750,000
      Accounting Fees and Expenses..................................    150,000
      Miscellaneous.................................................    100,485
                                                                     ----------
        Total....................................................... $1,600,000
                                                                     ==========

ITEM 32. SALES TO SPECIAL PARTIES

  Not Applicable.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES

  Not Applicable.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  WREIT Charter limits the liability of its directors and officers to WRIC and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money property or services for the amount of the benefit or profit in money, property or services actually received, or
(ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of WREIT or its stockholders to obtain other relief, such as an injunction or rescission.

  The Charter and Bylaws require WREIT to indemnify and hold harmless and, without requiring a determination of the ultimate entitlement to indemnification, pay reasonable expenses in advance of the final disposition of any proceeding to its present and former directors and officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The Maryland General Corporation Law ("MGCL") permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding. Indemnification is limited to court ordered reimbursement for expenses; however, if the proceeding is one by or in the right of the corporation, and the director or officer was adjudged to be liable to the corporation or if the proceeding is one charging improper personal benefit to the director or officer and the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttal presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. Maryland law requires a corporation (unless its charter provides otherwise, which WRIC's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

  The Registrant will carry an insurance policy providing directors' and officers' liability insurance for any liability its directors or officers or the directors or officers of any of its subsidiaries may incur in their capacities as such.

  The Registrant will indemnify Wilshire Realty Services Corporation, a Delaware corporation (the "Manager" or "WRSC"), and its officers and directors from any action or claim brought or asserted by any party by reason of any allegation that WRSC or one or more of its officers or directors otherwise is accountable or liable for the debts or obligations of the Registrant or its affiliates. In addition, WRSC and its officers and directors will not be liable to the Registrant, and the Registrant will indemnify WRSC and its officers and directors for acts performed pursuant to the Management
Agreement, filed as Exhibit   hereto, except for claims arising from acts
constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Management Agreement.

  The form of Underwriting Agreement filed as an exhibit to this registration statement provides for the reciprocal indemnifications by the Underwriters of Registrant, and its directors, officers and controlling persons, and by the Registrant of the Underwriters, and their respective directors, officers and controlling persons, against certain liabilities under the Securities Act.

ITEM 35. TREATMENT OF PROCEEDS FROM SHARES BEING REGISTERED

  Not Applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS

  (a) Index to Financial Statements.

   Report of Independent Public Accountants................................. F-1
   Balance Sheet as of October 28, 1997..................................... F-2
   Notes to Balance Sheet................................................... F-3

  (b) Exhibits.

    1.1* Form of Underwriting Agreement.
    3.1* Amended & Restated Charter of the Registrant.
    3.2* Bylaws of the Registrant.
    4.1* Form of Common Stock Certificate.
    5.1* Opinion of Proskauer Rose LLP
    8.1* Opinion of Proskauer Rose LLP as to Tax Matters.
   10.1* Form of Management Agreement.
   10.2* Partnership Agreement of Wilshire Real Estate Partnership, L.P.
   10.3* Form of Stock Option Plan.
   10.4* Form of Servicing Agreements.
   21.1* List of Subsidiaries of Registrant.
   23.1* Consent of Proskauer Rose LLP (included in Exhibits 5.1 and 8.1).
   23.2  Consent of Arthur Andersen LLP
   24.1  Powers of Attorney (included on Signature Page).
   27    Financial Data Schedule

--------
*  to be filed by amendment

ITEM 37. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

  The undersigned Registrant hereby undertakes to provide to the Underwriters as the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-11 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF PORTLAND, OREGON, ON THE 29TH DAY OF OCTOBER, 1997.

                                          Wilshire Real Estate Investment
                                           Trust Inc.,a Maryland
                                           corporation(Registrant)

                                           By    /s/ Lawrence A. Mendelsohn
                                             ----------------------------------
                                                   LAWRENCE A. MENDELSOHN
                                                         PRESIDENT

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby constitutes and appoints Andrew A. Wiederhorn and/or Lawrence A. Mendelsohn his true and lawful attorney-in-fact and agent, with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign and to file any and all amendments, including post-effective amendments and any registration statements filed pursuant to Rule 462(b), to this Registration Statement with the Securities and Exchange Commission, granting to said attorney-in-fact power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON THE 29TH DAY OF OCTOBER, 1997, IN THE CAPACITIES INDICATED.

              SIGNATURE                           TITLE

      /s/ Andrew A. Wiederhorn         Chairman of the Board of
-------------------------------------   Directors, Chief Executive
        ANDREW A. WIEDERHORN            Officer, Secretary, Treasurer
                                        and Director

     /s/ Lawrence A. Mendelsohn        Director and President
-------------------------------------
       LAWRENCE A. MENDELSOHN

          /s/ Chris Tassos             Executive Vice President and
-------------------------------------   Chief Financial Officer
            CHRIS TASSOS                (Principal Accounting Officer)

         /s/ John C. Cordas            Director
-------------------------------------
           JOHN C. CORDAS

        /s/ David C. Egelhoff          Director
-------------------------------------
          DAVID C. EGELHOFF

         /s/ Steven Kapiloff           Director
-------------------------------------
           STEVEN KAPILOFF